As filed with the Securities and Exchange Commission on January 25, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GVI Security Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3669 (Primary Standard Industrial Classification Code Number)	77-0436410 (I.R.S. Employer Identification Number)

2801 Trade Center Drive, Suite 120
Carrollton, Texas 75007
(972) 245-7353
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Steven E. Walin
Chief Executive Officer
GVI Security Solutions, Inc.
2801 Trade Center Drive, Suite 120
Carrollton, Texas 75007
(972) 245-7353
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Alison Newman, Esq. Cooley Godward Kronish LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ______________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	8,150,789 shares(	3)	$0.935	$7,620,987.72	$815.45

(1) In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers any additional shares of Common Stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee for the 8,150,789 shares registered hereunder and calculated pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the average of the closing bid and asked prices of the registrant’s Common Stock on January 24, 2007, as reported by the OTC Bulletin Board.

(3) To be offered by selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
DATED January __, 2006

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GVI SECURITY SOLUTIONS, INC.
8,150,789 Shares of Common Stock

This prospectus relates to the sale of up to 8,150,789 shares of our Common Stock by some of our stockholders. For a list of the selling stockholders, please see “Selling Stockholders.” We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our Common Stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “GVSS.” On January 23, 2007, the last reported sale price of our Common Stock was $1.05 per share.

Investing in our Common Stock involves a high degree of risks. Please refer to the “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________ __, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	2

RISK FACTORS	3

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	9

USE OF PROCEEDS	9

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	10

SELECTED FINANCIAL DATA	11

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	13

BUSINESS	25

MANAGEMENT	30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35

PRINCIPAL STOCKHOLDERS	36

SELLING STOCKHOLDERS	37

PLAN OF DISTRIBUTION	39

DESCRIPTION OF SECURITIES	40

TRANSFER AGENT	41

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	41

LEGAL MATTERS	42

EXPERTS	42

WHERE YOU CAN FIND MORE INFORMATION	42

FINANCIAL STATEMENTS	F-1

i

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to an investor. We encourage you to read this entire prospectus, including our consolidated financial statements and the notes to our consolidated financial statements completely and carefully before deciding whether to invest in our Common Stock. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” on page 43.

Summary of our Business

Through our subsidiaries, we provide video surveillance and security solutions products, incorporating a complete line of video surveillance and detection systems, to the homeland security, professional and business-to-business market segments. We provide a strong combination of closed circuit televisions (CCTVs), digital video recorders (DVRs), software systems and networking products that enhance life safety for both government agencies and the private sector.

Our customers include distributors and system integrators that specialize in video surveillance and security products and services, government agencies and private sector businesses. Our technology is available to the United States Government through a General Services Administration (GSA) contract.

Historically, Samsung Electronics has been the primary supplier of the security products that we distribute. We previously sold Samsung’s products under an agreement with Samsung that gave us the exclusive right to sell its products to the professional channel and to a major national retailer. Our exclusive agreement to distribute Samsung products to this retailer expired on December 31, 2005, and Samsung terminated our exclusive right to sell to the professional market in January 2006. As a result of the termination of this agreement and the decline in sales of our products in the retail channel, we discontinued sales of security products to the retail channel. We continue to sell Samsung security products to the professional market, and in October 2006, we entered into a new agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America through December 31, 2010. Samsung has agreed to a limited non-compete in these territories.

We operate sales and distribution centers in Dallas, Texas, Mexico City, Mexico, Sao Paulo, Brazil and Bogota, Colombia.

The Company

We were incorporated in August 1996 as Thinking Tools, Inc. and were originally engaged in the software development business. From December 18, 2000 until February 20, 2004, we had no active business. On February 20, 2004, pursuant to an Agreement and Plan of Merger, we acquired all of the stock of GVI Security, Inc. in a merger, and the business of GVI Security, Inc. became our business. On April 12, 2004, we changed our name to GVI Security Solutions, Inc.

Our executive offices are located at 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007. Our telephone number is (972) 245-7353.

THE OFFERING

Securities Offered by Selling Stockholders	8,150,789 shares of Common Stock.

Offering Price	Determined at the time of sale by the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Shares of Common Stock outstanding before the offering	28,106,168 shares.

Risk Factors	An investment in the Company involves significant risks and uncertainties. See “Risk Factors,” beginning on page 3.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

RISKS RELATED TO OUR INDUSTRY AND OUR BUSINESS

THE REPORT OF OUR INDEPENDENT AUDITORS ON OUR FINANCIAL STATEMENTS CONTAINS AN EXPLANATORY PARAGRAPH ON OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The report of our independent auditors contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern because of our history of operating losses and limited capital resources. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We have taken steps to reduce our costs and increase sales of our professional products. Although we completed financings in October 2006 and January 2007 raising approximately $6,028,000 of aggregate gross proceeds, if we are not successful in improving our operating results in the near term we may need to raise additional capital to finance our operations and sustain our business model. We may not be able to obtain additional financing on acceptable terms, or at all. In addition, any financing we obtain in the future may result in dilution to our existing stockholders.

WE CONTINUE TO EXPERIENCE OPERATING LOSSES AND MAY INCUR ADDITIONAL OPERATING LOSSES IN THE FUTURE.

We incurred a net loss of approximately $10.0 million for the nine-month period ended September 30, 2006, as well as net losses of approximately $13.0 million and $7.2 million for the years ended December 31, 2005 and 2004, respectively. Our net losses have primarily resulted from increased administrative, accounting, finance and legal costs following our February 2004 merger, write-downs of both retail and professional channel inventory, returns of retail products previously sold by us, and write downs of goodwill and other assets associated with our Rapor products. We will not be profitable in the future unless we increase sales of our products and reduce our costs. Although we are taking steps to reduce our costs and increase sales of our products and have discontinued sales of retail products to focus on our higher margin professional products, there can be no assurance that we will be profitable in the future. We do not expect to return to our prior sales levels for the foreseeable future, absent our acquisition of a new business or technology.

WE HAVE DISCONTINUED SALES OF OUR PRODUCTS IN THE RETAIL CHANNEL, WHICH PREVIOUSLY CONSTITUTED A SIGNIFICANT PORTION OF OUR SALES.

Historically, sales of our products in the Retail Channel have accounted for a large portion of our revenues. For the years ended December 31, 2005, 2004 and 2003, 25%, 46% and 56% of our revenues, including revenues from discontinued operations, were from sales in the Retail Channel. However, over the last three quarters of 2005, we had minimal sales of our products in the Retail Channel. Among other reasons, the decline in sales of our retail products resulted from the replacement of our products by the major national retailer that accounted for substantially all of our Retail Channel sales, with those manufactured by a competitor. In addition, our exclusive agreement to distribute Samsung products in the Retail Channel to this retailer expired on December 31, 2005. As a result, in the first quarter of 2006 our board of directors approved the discontinuance of our sales to the Retail Channel so that we can focus our efforts on sales to the Professional Channel.

A SUBSTANTIAL PORTION OF OUR BUSINESS HAS BEEN ATTRIBUTABLE TO A SINGLE SUPPLIER.

Historically, Samsung Electronics has been our primary supplier for the security products that we distribute. For the years ended December 31, 2005, 2004 and 2003, 50%, 68% and 41%, respectively, of our revenues (excluding revenues from discontinued operations) were attributable to products manufactured by Samsung, whose products we sold under an exclusive distribution agreement. Our exclusive agreement to distribute Samsung products in the Retail Channel to a major national retailer expired on December 31, 2005, and Samsung terminated the remaining portion of its agreement with us in January 2006. Samsung was entitled to terminate the distribution agreement because we did not purchase the minimum amounts required to be purchased thereunder during the 2005 calendar year. Following the termination of our agreement with Samsung, our Board of Directors approved the discontinuation of sales to the Retail Channel.

On October 2, 2006, we entered into a new Distributorship Agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in the “territory” comprising North, Central and South America through December 31, 2010. Pursuant to the Distributorship Agreement, Samsung has agreed to a limited non-compete in the territory. Although we consider our relationship with Samsung to be good, in the event we fail to purchase the minimum amount of products required under the Distribution Agreement or breach any other provision of the agreement, Samsung can again terminate its agreement with us and sell products to our competitors. Further, if Samsung fails to perform its obligations under the Distribution Agreement or we are unable to renew our agreement with Samsung, our business, financial condition and results of operations will be materially adversely affected.

SAMSUNG SUBJECTS US TO CREDIT LIMITS, WHICH CAN LIMIT OUR ABILITY TO PURCHASE THEIR PRODUCTS AND SELL THOSE PRODUCTS TO OUR CUSTOMERS.

Samsung sets credit limits with respect to amounts owed by us to Samsung for products purchased by us from Samsung. To the extent the amount we owe Samsung at a given time exceeds these limits, Samsung will not ship to us additional products unless we pay for those products in cash or provide Samsung with a letter of credit. During the quarter ended September 30, 2006, Samsung suspended shipment of products to us as a result of a reduction in our credit limit, causing us to maintain lower levels of inventory during the quarter, negatively impacting our sales in that period. In conjunction with our new agreement with Samsung that we entered into on October 2, 2006, and our payment of $3 million for past-due amounts, Samsung resumed shipments to us. However, in the future, if we exceed Samsung’s credit limits and have insufficient cash to purchase products from Samsung, we may be unable to meet the demands of our customers and our business and relationships with our customers may be materially adversely affected.

IF WE ARE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY AND CHANGES IN OUR CUSTOMERS' REQUIREMENTS AND PREFERENCES, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers and market share. The electronic security systems industry is characterized by rapid technological change. Sudden changes in customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the electronic security systems industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability:

•	to enhance our existing products and services;

•
to anticipate changing customer requirements by designing, developing, and launching new products and services that address the increasingly sophisticated and varied needs of our current and prospective customers; and

•	to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of additional products and services involves significant technological and business risks and requires substantial expenditures and lead time. If we fail to introduce products with new technologies in a timely manner, or adapt our products to these new technologies, our business, financial condition and results of operations will be adversely affected. We cannot assure you that even if we are able to introduce new products or adapt our products to new technologies that our products will gain acceptance among our customers. In addition, from time to time, we or our competitors may announce new products, product enhancements or technological innovations that have the potential to replace or shorten the life cycles of our products and that may cause customers to defer purchasing our existing products, resulting in inventory obsolescence.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF STRONG COMPETITION IN THE ELECTRONIC SECURITY SYSTEMS INDUSTRY, AND WE EXPECT THIS COMPETITION TO CONTINUE TO INTENSIFY.

The electronic security systems industry is highly competitive and has become more so over the last several years as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide range and fragmented group of product and service providers, including electronic security equipment manufacturers, distributors, providers of integrated security systems, systems integrators, consulting firms and engineering and design firms and others that provide competitive systems or individual elements of a system. Some of our competitors are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to our products and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. They may also be able to devote greater resources to the development, promotion and sale of their products than we can. Increased competition could require us to reduce our prices, result in our receiving fewer customers orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially adversely affected.

WE DEPEND ON OUR MANUFACTURERS, SOME OF WHICH ARE OUR SOLE SOURCE FOR SPECIFIC PRODUCTS. OUR BUSINESS AND REPUTATION WOULD BE SERIOUSLY HARMED IF THESE MANUFACTURERS FAIL TO SUPPLY US WITH THE PRODUCTS WE REQUIRE AND ALTERNATIVE SOURCES ARE NOT AVAILABLE.

We have relationships with a number of manufacturers for the supply of our products. Our success depends in part on whether our manufacturers are able to fill the orders we place with them and in a timely manner. If any of our manufacturers fail to satisfactorily perform their contractual obligations or fill purchase orders we place with them, we may be required to pursue replacement manufacturer relationships. If we are unable to find replacements on a timely basis, or at all, we may be forced to either temporarily or permanently discontinue the sale of certain products and associated services, which could expose us to legal liability, loss of reputation and risk of loss or reduced profit. Although we continually evaluate our relationships with our manufacturers and plan for contingencies if a problem should arise with a manufacturer, finding new manufacturers that offer a similar type of product would be a complicated and time consuming process and we cannot assure you that if we ever need to find a new manufacturer for certain of our products we would be able to do so on a completely seamless basis, or at all. Our business, results of operation and reputation would be adversely impacted if we are unable to provide our products to our customers in a timely manner.

WE HAVE SUBSTANTIAL INDEBTEDNESS TO LAURUS MASTER FUND SECURED BY SUBSTANTIALLY ALL OF OUR ASSETS. IF AN EVENT OF DEFAULT OCCURS UNDER THE SECURED NOTES ISSUED TO LAURUS, LAURUS MAY FORECLOSE ON OUR ASSETS AND WE MAY BE FORCED TO CURTAIL OUR OPERATIONS OR SELL SOME OF OUR ASSETS TO REPAY THE NOTES.

On May 27, 2004, we borrowed $15,000,000 from Laurus pursuant to secured promissory notes and related agreements. Our indebtedness to Laurus as of September 30, 2006 was approximately $8.4 million. The notes and agreements provide for the following events of default (among others):

•	failure to pay interest and principal when due,

•	an uncured breach by us of any material covenant, term or condition in any of the notes or related agreements,

•	a breach by us of any material representation or warranty made in any of the notes or in any related agreement,

•	any money judgment or similar final process is filed against us for more than $250,000, and

•	any form of bankruptcy or insolvency proceeding is instituted by or against us, and

•	our Common Stock is suspended from our principal trading market for five consecutive days or five days during any ten consecutive days.

Upon the occurrence of an event of default under our agreements with Laurus, Laurus may enforce its rights as a secured party and we may lose all or a portion of our assets, be forced to materially reduce our business activities or cease operations. In addition, our obligations to Laurus become due on December 31, 2007. We will not be able to repay our obligations to Laurus at maturity unless we receive replacement financing. There can be no assurance that we will be able to obtain such financing.

OUR FUTURE SUCCESS DEPENDS IN PART ON ATTRACTING AND RETAINING KEY SENIOR MANAGEMENT AND QUALIFIED TECHNICAL AND SALES PERSONNEL. WE ALSO FACE CERTAIN RISKS AS A RESULT OF THE RECENT CHANGES TO OUR MANAGEMENT TEAM.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified personnel. In particular, our success depends on our new management team, consisting of Steven Walin, our Chief Executive Officer, and Joseph Restivo, our Chief Financial Officer, both of whom joined us in March 2006. Mr. Walin and Mr. Restivo are each a party to an employment agreement with us that expires in March 2009. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. We also cannot assure you that our employees will not leave and subsequently compete against us. If we cannot work together effectively to overcome any operational challenges that arise during the integration process, if our new management team cannot master the details of our business and our market or if we are unable to attract and retain key personnel in the future, our business, financial condition and results of operations could be adversely affected.

WE RELY ON INDEPENDENT DEALERS AND DISTRIBUTORS TO SELL OUR PRODUCTS. DISRUPTION TO THIS DISTRIBUTION CHANNEL WOULD HARM OUR BUSINESS.

Because we sell a significant portion of our products to independent dealers and distributors, we are subject to many risks, including risks related to their inventory levels and support for our products. In particular, if dealers and distributors do not maintain sufficient levels of inventory to meet customer demand, our sales could be negatively impacted.

Our dealers and distributors also sell products offered by our competitors. If our competitors offer our dealers and distributors more favorable terms, those dealers and distributors may de-emphasize or decline to carry our products. In the future, we may not be able to retain or attract a sufficient number of qualified dealers and distributors. If we are unable to maintain successful relationships with dealers and distributors or to expand our distribution channels, our business could suffer.

OUR BUSINESS AND REPUTATION AS A DISTRIBUTOR OF HIGH QUALITY VIDEO SURVEILLANCE AND SECURITY EQUIPMENT MAY BE ADVERSELY AFFECTED BY PRODUCT DEFECTS OR SUBSTANDARD PERFORMANCE.

We believe that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications, we and/or the manufacturer of such products might be required to redesign or recall those products or pay substantial damages or warranty claims. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products. In addition, product defects could result in substantial product liability. Although we currently maintain product liability insurance, we cannot assure you that it is adequate or that it will remain available on acceptable terms. If we face liability claims that exceed our insurance or that are not covered by our insurance, our business, financial condition and results of operation would be adversely affected.

OUR GROWTH STRATEGY INCLUDES MAKING ACQUISITIONS IN THE FUTURE, WHICH COULD SUBJECT US TO SIGNIFICANT RISKS, ANY OF WHICH COULD HARM OUR BUSINESS.

Our growth strategy includes identifying and acquiring or investing in suitable candidates on acceptable terms. Over time, we may acquire or make investments in other providers of product offerings that complement our business and other companies in the security industry.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management's attention from running our existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

•	adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services or products; and

•	dilution to stockholders if we issue securities in any acquisition.

Moreover, performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

In December 2004 we completed the acquisition of Rapor, Inc. In the three-months ended September 30 2006, we recorded impairment costs of approximately $1.0 million related to Rapor. These costs resulted from the write-off of goodwill of approximately $544,000, as well as the write-off of the remaining net book values of trademark and technology associated with the Rapor products of approximately $433,000. Management has concluded that the Rapor product line no longer fits our existing distribution channels and market strategy and, accordingly wrote-off goodwill, trademarks and technology associated with this product line. We are currently evaluating opportunities to dispose of our Rapor products, and have discussed the licensing and/or sale of this business line with several parties.

OUR PRODUCT OFFERINGS INVOLVE A LENGTHY SALES CYCLE AND WE MAY NOT ANTICIPATE SALES LEVELS APPROPRIATELY, WHICH COULD IMPAIR OUR PROFITABILITY.

Some of our products and services are designed for medium to large commercial, industrial and government facilities desiring to protect valuable assets and/or prevent intrusion into high security facilities in the United States and abroad. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations and deliberate between competing technologies and providers. For these and other reasons, the sales cycle associated with some of our products and services is typically lengthy and subject to a number of significant risks over which we have little or no control.

If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer. In addition, our operating expenses are based on anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in timing of sales can cause operating results to vary from period to period.

WE FACE LABOR, POLITICAL AND CURRENCY RISKS BECAUSE SAMSUNG ELECTRONICS' FACTORIES ARE LOCATED IN KOREA, AND WE MAY FACE OTHER RISKS IF WE CONTINUE TO EXPAND OUR BUSINESS INTERNATIONALLY.

Since our primary suppliers are located in Korea, we may face a number of additional risks, including those arising from the current political tension between North and South Korea. While we have not faced any problems to date, in the future, as we continue to expand our business internationally, we may face:

•	regulatory limitations imposed by foreign governments,

•	price increases due to fluctuations in currency exchange rates,

•	political, military and terrorist risks,

•	disruptions or delays in shipments caused by customs brokers or government agencies,

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, and

•	potentially adverse tax consequences resulting from changes in tax laws.

We cannot assure you that one or more of the factors described above will not have a material adverse effect on our business, financial condition and results of operation.

INVESTMENT RISKS

OUR COMMON STOCK IS THINLY TRADED ON THE OTC BULLETIN BOARD, AND WE MAY BE UNABLE TO OBTAIN LISTING OF OUR COMMON STOCK ON A MORE LIQUID MARKET.

Our Common Stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the NASDAQ National Market or NASDAQ Capital Market). There is uncertainty that we will ever be accepted for a listing on an automated quotation system or securities exchange.

PENNY STOCK REGULATIONS MAY AFFECT YOUR ABILITY TO SELL OUR COMMON STOCK.

To the extent the price of our Common Stock remains below $5.00 per share, our Common Stock will be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker dealers which sell these securities to persons other than established customers and accredited investors. Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our Common Stock and may make it more difficult for holders of our Common Stock to sell shares to third parties or to otherwise dispose of them.

FUTURE SALES OF COMMON STOCK COULD RESULT IN A DECLINE IN THE MARKET PRICE OF OUR STOCK.

The holders of approximately 1,065,520 shares of Common Stock are able to sell such shares without registering them under the Securities Act. In connection with our October 2006 and January 2007 private placements, after giving effect to our recent 50-for-1 reverse stock split and the conversion of the notes sold in our October 2006 private placement, we issued an aggregate of 26,915,650 shares of Common Stock. This registration statement covers the resale of 8,150,789 of those shares of Common Stock. Sales of a significant number of shares of our Common Stock in the public market could result in a decline in the market price of our Common Stock, particularly in light of the illiquidity and low trading volume in our Common Stock.

SUBSTANTIALLY ALL OF OUR SHARES OF COMMON STOCK ARE OWNED BY THE INVESTORS IN OUR OCTOBER 2006 PRIVATE PLACEMENT, WHICH LIMITS THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE CORPORATE MATTERS.

As a result of our October 2006 private placement and conversion of the Convertible Notes issued in that private placement, the investors in the private placement as a group were the beneficial owners of approximately 96% of our outstanding shares of Common Stock. Accordingly, these stockholders can decide the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions, indicates a forward-looking statement.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of GVI Security Solutions to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

There will be no proceeds to the Company from the sale of shares of Common Stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock trades in the over-the-counter-market under the symbol “GVSS.” From April 14, 2004 until November 28, 2006, our Common Stock was quoted under the symbol “GVIS.” Prior to April 14, 2004, our Common Stock was quoted under the symbol “TSIM.” Trades in our Common Stock were reported by the OTC Bulletin Board from January 1, 2002 until June 9, 2002, and by Pink Sheets LLC from June 9, 2002 until December 13, 2004. Since December 13, 2004, trades of our Common Stock have been quoted on the OTC Bulletin Board. The following table sets forth the quarterly high and low bid prices of a share of our Common Stock as reported by the OTC Bulletin Board and Pink Sheets LLC, respectively. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. The prices below have not been adjusted for the one-for-50 reverse split of our Common Stock effected on November 27, 2006 or the one-for-65 reverse split of our Common Stock effected April 12, 2004.

	Price
	High	Low

2004
First quarter	$0.51	$0.02
Second quarter	$32.51	$0.10
Third quarter	$6.00	$1.10
Fourth quarter	$8.00	$1.15

2005
First quarter	$5.70	$1.80
Second quarter	$2.45	$0.70
Third quarter	$1.09	$0.27
Fourth quarter	$0.39	$0.10

2006
First quarter	$0.37	$0.15
Second quarter	$0.36	$0.15
Third quarter	$0.17	$0.03

The number of holders of record for our Common Stock as of December 18, 2006 was approximately 148. This number excludes individual stockholders holding stock under nominee security position listings.

Dividends

We have not paid any dividends on our Common Stock since our inception and do not intend to pay any cash dividends to our stockholders in the foreseeable future. In addition, we are prohibited from paying dividends on our Common Stock under our agreements with Laurus. Nonetheless, the holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds.

SELECTED FINANCIAL DATA

We present below our selected consolidated financial data. The selected consolidated statement of operations data for the years ended December 31, 2003 (Predecessor Business), 2004 and 2005 and the selected consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 2002 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 (Predecessor Business) have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of December 31, 2001 (Predecessor Business) and the related selected consolidated statement of operations dated for the year then ended is unaudited. The selected quarterly financial information was also derived from our unaudited consolidated statements for the periods ended March 31, June 30 and September 30, for the years 2004 and 2005, respectively. Per share amounts have not been adjusted for the one-for-50 stock split effected November 27, 2006. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, each included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

In the first quarter of 2006, our board approved a plan to discontinue our Retail Channel business. Accordingly, this business is accounted for as discontinued operations and its operations are segregated in the statement of operations data below and in the accompanying financial statements. We expect to complete the disposition of all related assets and liabilities by the end of 2006. In connection with the discontinuance of the Retail Channel business, for the year ended December 31, 2005 we wrote down assets identified with the retail business by approximately $1.4 million, net of applicable tax benefit, to net realizable value. The write down to net realizable value was based on management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities held for disposition from the discontinued operations. The amounts we will ultimately realize, if any, could differ from the amounts assumed in arriving at the loss anticipated on disposal of the assets and liabilities of the discontinued operations.

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(Predecessor Business)
Statement of Operations Data	REVISED FOR RECLASSIFICATIONS
(In thousands)

Net sales	$11,022	$15,707	$25,019	$35,761	$40,782	$31,144	$32,920
Gross profit	2,382	3,514	5,331	4,927	5,968	4,506	4,560
Selling, General and Administrative Expenses	3,004	4,958	7,261	13,602	15,156	9,865	11,187
Loss from continuing operations before income taxes and income (loss) from discontinued operations	(816)	(1,688)	(2,160)	(9,522)	(10,654)	(7,389)	(7,248)

Income tax provisions (benefit)	—	56	(1,112)	(1,108)	83	55	68
Loss from continuing operations before income (loss) from discontinued operations	(826)	(1,744)	(1,048)	(8,414)	(10,737)	(7,444)	(7,316)
Income (loss) from discontinued operations, net of tax	1,026	2,880	2,305	1,236	(2,283)	1,495	(2,674)

Net income (loss)	$200	$1,136	$1,257	$(7,178)	$(13,020)	$(5,949)	$(9,990)
Basic and diluted income (loss) per share:
Continuing operations	$(0.03)	$(0.06)	$(0.04)	$(0.28)	$(0.21)	$(0.15)	$(0.13)
Discontinued operations	$0.04	$0.10	$0.08	$0.04	$(0.05)	$0.03	$(0.05)
Net income (loss) per share (basic and diluted)	$0.01	$0.04	$0.04	$(0.24)	$(0.26)	$(0.12)	$(0.18)

	As of December 31,					As of September 30,
	2001	2002	2003	2004	2005	2006
	(Predecessor Business)
Balance Sheet Data: (In thousands)

Working Capital	4,789	1,173	10,659	21,689	11,716	1,493
Total assets	8,152	13,666	23,597	51,605	25,226	12,505
Long Term Debt	3,948	0	8,650	9,057	9,829	6,865

	Quarter			Net Income	Per Share
	Ended	Net Sales	Gross Profit	(Loss)	Basic	Diluted

Fiscal 2006
	March	$11,698	$1,985	$(2,509)	$(0.05)	$(0.05)
	June	11,155	1,953	(4,487)	(0.09)	(0.09)
	September	10,067	622	(2,994)	(0.05)	(0.05)

	Total	$32,920	$4,560	$(9,990)	$(0.18)	$(0.18)

Fiscal 2005

	March	$10,308	$1,700	$(510)	$(0.01)	$(0.01)
	June	9,990	1,260	(2,850)	(0.06)	(0.06)
	September	10,936	1,546	(2,588)	(0.05)	(0.05)
	December	9,638	1,462	(7,072)	(0.14)	(0.14)

	Total	$40,782	$5,968	$(13,020)	$(0.26)	$(0.26)

Fiscal 2004
	March	$7,059	$1,410	$(269)	$(0.01)	$(0.01)
	June	9,420	1,050	(1,371)	(0.05)	(0.05)
	September	9,575	2,002	(1,084)	(0.04)	(0.04)
	December	9,886	465	(4,454)	(0.14)	(0.14)

	Total	$35,761	$4,927	$(7,178)	$(0.24)	$(0.24)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

From December 2000 until we acquired GVI Security, Inc. in a merger transaction on February 20, 2004, we had no active business operations. As a result of the merger, GVI Security, Inc. became our wholly-owned subsidiary, and the business of GVI Security became our business. Following the merger, on April 12, 2004, we changed our name from Thinking Tools, Inc. to GVI Security Solutions, Inc. Since the former stockholders of GVI Security, Inc. acquired a majority of our voting interests in the merger, the transaction was treated as a reverse acquisition, with GVI Security, Inc. treated as the acquirer for accounting purposes. Accordingly, the pre-merger financial statements of GVI Security, Inc. are our historical financial statements.

Through our subsidiaries, we provide video surveillance and security solutions products, incorporating a complete line of video surveillance and detection systems, to the homeland security, professional and business-to-business market segments. We provide a strong combination of closed circuit televisions (CCTVs), digital video recorders (DVRs), and networking products that enhance life safety for both government agencies and the private sector.

Discontinuance of Retail Sales

Historically, sales of our products in the Retail Channel have accounted for a substantial portion of our revenues. For the years ended December 31, 2005, 2004 and 2003, 25%, 46% and 56% of our revenues, including revenues from discontinued operations, were from sales in the Retail Channel. However, over the last three quarters of 2005, we had minimal sales of our products in the Retail Channel. Among other reasons, the decline in sales of our retail products resulted from the replacement of our products by a major national retailer that accounted for substantially all of our Retail Channel sales with products manufactured by a competitor. In addition, our exclusive agreement to distribute Samsung products in the Retail Channel to this retailer expired on December 31, 2005. As a result, in the first quarter of 2006 our board of directors approved the discontinuance of our sales to the Retail Channel so that we can focus our efforts on sales to professionals and wholesale distributors.

The retail business is accounted for as discontinued operations and, accordingly, its operations are segregated in the accompanying financial statements. In connection with the discontinuance of the Retail Channel business for the nine months ended September 30, 2006 and the year ended December 31, 2005, we wrote down assets identified with the retail business by approximately $2.2 million and $1.4 million, respectively, net of applicable tax benefit, to net realizable value. In addition, net returns and allowances recorded for the discontinued Retail Channel business for the nine months ended September 30, 2006 were approximately $900,000, all of which occurred in the first six months of 2006. The write down to net realizable value was based on management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities held for disposition from the discontinued operations. The results of the discontinued operations do not include any allocation of corporate overhead during the periods presented.

Convertible Subordinated Debt Financing

On October 6, 2006, we completed a $5 million private placement, consisting of 100 Units at a price of $50,000 per unit. Each Unit consisted of 1,250,000 shares of Common Stock and a 6% Subordinated Secured Convertible Promissory Note in the principal amount of $45,000, convertible into 11,250,000 shares of Common Stock at a conversion price equal to $.004. On November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including approximately $40,460 of accrued interest) were converted to Common Stock. After giving effect to the reverse split and the conversion, we had outstanding 26,392,834 shares of Common Stock, of which 25,202,314 were issued to the purchasers of the Units (2,500,000 on the closing of the October 2006 private placement and 22,702,314 upon conversion of the Convertible Notes in November 2006).

As part of the transaction, we agreed to issue warrants to purchase an aggregate of 93,750,000 shares of Common Stock (1,875,000 after giving effect to the reverse split) at a price of $.004 per share ($.20 after giving effect to the split) to a consultant and/or his designees as a consulting fee. As a result of this agreement, we valued the warrant at the fair value of the services provided resulting in a charge to earnings in the quarter ending December 31, 2006 of $375,000. In addition, in accordance with EITF 98-5 we recognized a debt discount of $4.5 million associated with the beneficial conversion feature of the Convertible Notes.

Approximately $3 million of the proceeds of the private placement were immediately used to repay past due amounts owed Samsung for security products previously purchased by us, and approximately $108,000 was paid to a consulting group owned and controlled by our former Chairman of the Board. The balance of the net proceeds from the private placement has been used primarily for working capital and to pay expenses incurred in connection with the private placement.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies have significant effect in the preparation of our consolidated financial statements.

Revenue Recognition

Our primary source of revenue is from sales of our products. Sales are recognized when revenue is realized and has been earned. Our policy is to recognize revenue when risk of loss and title to the product transfers to the customer. Net sales is comprised of gross revenue less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark downs and other price reductions, as well as trade promotions. These incentive costs are recognized at the later of the date on which we recognize the related revenue or the date on which we offer the incentive. For those incentives that require the estimate of sales volume or redemption rates, such as for volume rebates, we use historical experience and internal and customer data to estimate the sales incentives at the time revenue is recognized.

We allow customers to return defective products when they meet certain established criteria as outlined in our trade terms. We regularly review and revise, when deemed necessary, our estimates of sales returns based primarily on actual returns. We record estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by us in estimating realizable value. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from our estimates if factors such as customer inventory levels or competitive conditions differ from our estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from our estimates and expectations.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses from customers' inability to make payments. We assess each account that is more than 90 days delinquent and other accounts when information known to us indicates amounts may be uncollectible. In order to estimate the appropriate level of the allowance, we consider such factors as historical bad debts, current customer credit worthiness, changes in customer payment patterns and any correspondence with the customer. In 2005, we experienced losses, or recorded provisions for potential losses, from customers' inability to make payments, totaling approximately $95,000 or less than 1% of revenues. If the financial condition of our customers were to deteriorate and impair their ability to make payments, additional allowances might be required in future periods.

Deferred Tax Asset Valuation Allowance

Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting, or according to the expected reversal date of temporary differences not related to an asset or liability for financial reporting. Also, a valuation allowance is used, if necessary, to reduce deferred tax assets by the amount of any tax benefits that are not expected to be realized in the future based on available evidence.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2006 Compared To Three Months Ended September 30, 2005

Net Revenues From Continuing Operations

Net revenues decreased approximately $869,000, or 8% to approximately $10.1 million in the three months ended September 30, 2006 from approximately $10.9 million in the three months ended September 30, 2005. The decrease was attributable to (i) a decrease of approximately $350,000, or 3%, in sales of professional products, and (ii) a decrease of approximately $565,000, or 94%, in enterprise solutions revenues, which we have discontinued. During the quarter ended September 30, 2006, our principal professional product supplier, Samsung, suspended shipment of products as a result of a reduction in our credit limit, causing us to maintain lower levels of inventory during the quarter. These lower levels of inventory negatively impacted sales to the professional channel. On October 2, 2006, we entered into a new Product Distribution Agreement with Samsung, under which we were granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America through December 31, 2010. In conjunction with this agreement and our payment of $3 million for past-due amounts, Samsung resumed shipments to us. The reduction in enterprise solutions revenues reflects sales of the Rapor portal during the three months ended September 30, 2005, with no corresponding sales in the three months ended September 30, 2006. During the quarter ended September 30, 2006, Management has concluded that the Rapor product line no longer fits the Company’s existing distribution channels and market strategy and, accordingly wrote-off goodwill, trademarks and technology associated with this product line. We are currently evaluating opportunities to dispose of our Rapor products, and have discussed the licensing and/or sale of this business line with several parties. Also, we continue to introduce new products to complement our existing professional line, and will continue to focus on the professional market through various channels.

Cost Of Goods Sold From Continuing Operations

Total cost of goods sold increased approximately $55,000 or 1% to approximately $9.5 million for the three months ended September 30, 2006, from approximately $9.4 million in the three months ended September 30, 2005. This increase was due primarily to adjustments to reflect slow-moving inventory to their net realizable value reflected in the three months ended September 30, 2006 totaling approximately $1 million, with no such adjustment reflected in the three months ended September 30, 2005. The increase was offset by lower sales volume in the enterprise solutions channels, as well as improved gross margins in the professional channel generated from the sale of new camera and digital video recorder products.

As a result of the changes described above in revenues and cost of goods sold, gross profit for the three months ended September 30, 2006 decreased to approximately $622,000 from approximately $1.5 million for the three months ended September 30, 2005, and gross profit as a percentage of revenues decreased to approximately 6.2% for the three months ended September 30, 2006 compared with approximately 14.1% for the three months ended September 30, 2005. Had we not reflected the $1 million slow-moving inventory adjustment in the three months ending September 30, 2006, our gross margins would have been 16% for this three month period.

Selling, General And Administrative Expenses

Selling, general, and administrative expenses decreased approximately $1.1 million, or 28%, to approximately $2.8 million in the three months ended September 30, 2006 from approximately $3.9 million in the three months ended September 30, 2005, as follows:

Sales and Marketing. Sales and marketing expenses decreased approximately $1.3 million, or 50%, to approximately $1.2 million in the three months ended September 30, 2006 from approximately $2.5 million in the three months ended September 30, 2005. The decrease was primarily due to (i) the elimination of approximately $190,000 of quarterly expense related to the licensing agreement with Cybasec Ltd. entered into January 1, 2005, which was not renewed for 2006, (ii) decreases of approximately $310,000 in sales and marketing staff salaries and related benefits, (iii) a decrease of approximately $530,000 in promotional expenses, and (iv) a decrease of approximately $200,000 in travel and other sales administration costs.

General and Administrative. General and administrative expenses increased approximately $200,000, or 15%, to approximately $1.6 million for the three months ended September 30, 2006 from approximately $1.4 million for the three months ended September 30, 2005. The increase in general and administrative expenses was primarily the result of an increase in bad debt expense of approximately $157,000, as well as increases in various other administrative expenses.

Impairment Of Long-Lived Assets

During the three months ended September 30, 2006, the Company recorded impairment costs of approximately $1 million. These costs resulted from the write-off of goodwill of approximately $544,000, as well as the write-off of the remaining net book values of trademark and technology associated with the Rapor products of approximately $433,000. No similar impairment expenses were recorded in the three months ended September 30, 2005.

Interest Expense

Net interest expense for the three months ended September 30, 2006 increased 26% to approximately $399,000 from approximately $315,000 in the three months ended September 30, 2005. This increase is a result of a higher average interest rate during the three months ended September 30, 2006 compared with the three months ended September 30, 2005. The higher average interest rates resulted from a higher prime interest rate during the period as well as the interest rate provisions applicable to borrowings under the revolving credit facility.

Income Tax Expense (Benefit)

We recorded a provision for federal, state and local income tax of approximately $22,000 for the three months ended September 30, 2006, which was 31% lower as compared to an expense of approximately $32,000 for the three months ended September 30, 2005. The $22,000 tax expense relates to state franchise taxes that are due in various states in which we are licensed and transact business. We believe that any provision for federal and state tax benefits due to our loss for the three months ended September 30, 2006 would be offset by an equal increase in a valuation allowance as a result of our past recurring operating losses.

Discontinued Operations

Income from discontinued operations, net of tax, was approximately $576,000 for the three months ended September 30, 2006, compared to income from discontinued operations of approximately $147,000 for the three months ended September 30, 2005, an increase of 292%. The income recorded for the three months ended September 30, 2006 reflects (i) the transfer of approximately $500,000 of inventory in settlement of a dispute with our former distributor to the retail channel, and (ii) the elimination of a $1.1 million liability for potential future returns of retail products in connection with that settlement. In comparison, income for the three months ended September 30, 2005 was the result of a one-time reimbursement of $600,000 from a major supplier of our retail product line, offset by the effects of negative net revenue resulting from returns in excess of gross sales during this period. Operating results from discontinued operations do not include any allocation of corporate overhead.

Net Loss

As a result of the items discussed above there was a net loss of approximately $3.0 million for the three months ended September 30, 2006 compared with a net loss of approximately $2.6 million for the three months ended September 30, 2005.

Nine Months Ended September 30, 2006 Compared To Nine Months Ended September 30, 2005

Net Revenues From Continuing Operations

Net revenues increased approximately $1.8 million, or 6% to approximately $32.9 million in the nine months ended September 30, 2006 from approximately $31.1 million in the nine months ended September 30, 2005. The increase reflects a $2.9 million increase, or 9%, in sales of professional products, offset by a decrease of approximately $1.2 million, or 91%, in enterprise solutions revenues, which have been discontinued. The increase in revenues of our professional products reflected increased sales to distributors, integrators and installers of a variety of products manufactured by Samsung Electronics as well as other manufacturers. The reduction in enterprise solutions revenues reflects sales of the Rapor portal during the nine months ended September 30, 2005, with no corresponding sales in the nine months ended September 30, 2006. As previously noted, during the quarter ended September 30, 2006, management concluded that the Rapor product line no longer fit our existing distribution channels and market strategy, and. accordingly wrote-off intangibles associated with this product line. We are currently reviewing opportunities to dispose of our Rapor products, and have discussed the licensing and/or sale of this business line with several parties. We continue to introduce new products to complement our existing lines, and will continue to focus on the professional market through various channels.

Cost Of Goods Sold From Continuing Operations

Total cost of goods sold increased approximately $1.7 million, or 6% to approximately $28.4 million for the nine months ended September 30, 2006, from approximately $26.6 million in the nine months ended September 30, 2005. This increase was due to the increased revenue volume from the sale of professional products, partially offset by improved margins on professional products, which resulted in an overall increase in cost of sales for professional products of $1.2 million for the nine months ending September 30, 2006 as compared to the nine month period ending September 30, 2005. In addition, cost of sales related to enterprise sales decreased $850,000 for the period ending September 30, 2006 as compared to the comparable period in 2005 as a result of the absence of sales of the Rapor product in 2006. Also, we recorded adjustments to reflect slow-moving inventory to their net realizable value in the nine months ended September 30, 2006 totaling approximately $1 million, with no such adjustment reflected in the nine months ended September 30, 2005. The overall increase in cost of goods sold was also the result of additional warehouse and assembly costs of approximately $350,000 in the nine months ending September 30, 2006 compared with the nine months ending September 30, 2005.

As a result of the changes described above in revenues and cost of goods sold, gross profit for the nine months ended September 30, 2006 increased to approximately $4.6 million from approximately $4.5 million for the nine months ended September 30, 2005, and gross profit as a percentage of revenues decreased to 13.9% for the nine months ended September 30, 2006 compared with 14.5% for the nine months ended September 30, 2005. Had we not reflected the $1 million slow-moving inventory adjustment in the three months ending September 30, 2006, our gross margins would have been 17% for this nine month period.

Selling, General And Administrative Expenses

Selling, general, and administrative expenses decreased 12% to approximately $9.9 million for the nine months ended September 30, 2006 from approximately $11.2 million for the nine months ended September 30, 2005, as follows:

Sales and Marketing. Sales and marketing expenses decreased approximately 37% to approximately $4.4 million in the nine months ended September 30, 2006 from approximately $6.9 million in the nine months ended September 30, 2005. The decrease was primarily due to (i) the elimination of approximately $590,000 of expense related to the licensing agreement with Cybasec Ltd. entered into January 1, 2005, which was not renewed for 2006, (ii) decreases of approximately $570,000 in sales and marketing staff salaries and related benefits, (iii) a decrease of approximately $870,000 in promotional expenses, and (iv) a reduction in travel and other various general and administrative expenses of $500,000.

General and Administrative. General and administrative expenses increased 31% to approximately $5.5 million for the nine months ended September 30, 2006 from approximately $4.2 for the nine months ended September 30, 2005.  Major items resulting in the increased general and administrative expense were (i) approximately $710,000 in personnel termination costs during the nine month period, (ii) stock based compensation expense of approximately $260,000 recorded due to the adoption of SFAS 123R effective January 1, 2006, with no comparable expense in 2005, (iii) an increase in bad debt expenses of approximately $550,000. These increases were partially offset by decreases in various other general and administrative expenses.

Impairment Of Long-Lived Assets

During the nine months ended September 30, 2006, the Company recorded impairment costs of approximately $1 million, These costs resulted from the write-off of goodwill of approximately $544,000, and the write-off of the remaining net book value of the trademark and technology associated with the Rapor products of approximately $433,000. No similar impairment expenses were recorded in the nine months ended September 30, 2005.

Interest Expense

Interest expense for the nine months ended September 30, 2006 increased 36% to approximately $966,000 from approximately $708,000 in the nine months ended September 30, 2005. The increase was due to higher outstanding borrowings and a higher average interest rate during the nine months ended September 30, 2006 compared with the nine month period ended September 30, 2005. The higher average interest rates resulted from a higher prime interest rate during the period as well as the interest rate provisions applicable to borrowings under the revolving credit facility. As a result of the conversion price under the facility exceeding the market price of our Common Stock for the nine months ended September 30, 2006, the interest rate for the period was equal to the prime rate plus two percent. The combined effect of these factors resulted in increased interest charges of approximately $258,000 for the nine-month period ended September 30, 2006.

Income Tax Expense (Benefit)

We recorded a provision for federal, state and local income tax of approximately $68,000 for the nine months ended September 30, 2006, as compared to an expense of approximately $55,000 for the nine months ended September 30, 2005. The $68,000 expense relates to state franchise taxes due in various states in which we are licensed and transact business. We believe that any provision for federal and state tax benefits due to our loss for the nine months ended September 30, 2006 would be offset by an equal increase in a valuation allowance as a result of our history of recurring operating losses.

Discontinued Operations

Loss from discontinued operations, net of tax, was approximately $2.7 million for the nine months ended September 30, 2006, compared to income from discontinued operations of approximately $1.5 million for the nine months ended September 30, 2005. The loss for the nine months ended September 30, 2006 reflects negative revenues and reserves recorded in connection with returns of retail products sold in prior periods, and write downs of returned retail inventories. In September 2006 we entered into an agreement with our retail distribution agent whereby the parties terminated the alliance agreement and the respective rights and obligations of the parties thereunder. In addition, we transferred substantially all of our remaining retail inventory in satisfaction of any and all remaining outstanding and future return obligations. In comparison to our negative revenues for the nine months ended September 30, 2006, we had net revenues of approximately $13.8 million for the nine months ended September 30, 2005. Operating results from discontinued operations do not include any allocation of corporate overhead.

Net Loss

As a result of the items discussed above there was a net loss of approximately $10.0 million for the nine months ended September 30, 2006 compared with a net loss of approximately $5.9 million for the nine months ended September 30, 2005.

Year 2005 compared with Year 2004

Net Revenues from Continuing Operations

Net revenues increased approximately $5.0 million, or 14.0% to approximately $40.8 million for the year 2005 from approximately $35.8 million for the year 2004. Sales of professional products increased approximately $3.7 million, or 12.6%, and enterprise solutions revenues increased $1.3 million, or 196.5%. The increase in revenues of our professional products reflected increased sales to distributors, integrators and installers of a variety of products manufactured by Samsung Electronics as well as other manufacturers. Increased revenues of our enterprise solutions products reflected additional revenues from the Drug Enforcement Administration under our contract to supply it with our Rapid Access Portals.

Cost of Goods Sold from Continuing Operations

Total cost of good sold increased $4.0 million, or 12.9%, to approximately $34.8 million from approximately $30.8 million in 2004. The increase in costs is the result of approximately $3.2 million associated with increased sales of our professional and enterprise solutions products. Cost of goods sold for 2005 include increases in tech support costs and warranty costs of approximately $522,000. In addition, during 2004 we benefited from a one time reimbursement of $600,000 from a major supplier relating to costs associated with a product defect. There was no comparable reimbursement in 2005.

As a result of the changes described above in revenues and cost of goods sold, gross profit in 2005 increased to approximately $6.0 million from approximately $4.9 million in 2004, and gross profit as a percentage of revenues (i.e. gross margins) in 2005 was 14.6% compared with 13.8% for 2004. This increase was the result of a change in the product mix comprising our sales of professional products in respective periods. Gross margins on sales of our enterprise solutions products increased to 25.9% for 2005 compared to 22.8% in 2004, primarily as a result of higher margins on the sale of our Rapid Access Portal to the Drug Enforcement Administration.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 11.4% to approximately $15.2 million in 2005 from approximately $13.6 million in 2004, as follows.

Sales and Marketing.  Sales and marketing expenses increased 41.5% to approximately $9.2 million in 2005 from approximately $6.5 million in 2004. The increase was primarily due to (i) approximately $800,000 in expenses relating to a licensing agreement with Cybasec Ltd. entered into January 1, 2005 (which was terminated in accordance with its terms effective January 1, 2006), (ii) an increase of approximately $290,000 in sample and demonstration equipment costs, (iii) an increase of approximately $309,000 in advertising costs for print media, (iv) increased commissions on sales made by our independent sales representatives of approximately $442,000, (v) increased tradeshow costs of approximately $155,000, and (vi) a decrease of approximately $114,000 in contributions from our vendors to offset our marketing costs in 2005, as compared to vendor contributions we received in 2004 to cover these costs.

General and Administrative. General and administrative expenses decreased 16.3% to approximately $5.9 million for 2005 from approximately $7.1 million in 2004. Major items resulting in the decreased general and administrative expense were (i) decreases of approximately $1,670,000 in administrative staff salaries and related benefits, (ii) reductions in bad debt provisions and other expenses of approximately $159,000, and (iii) reduced bank charges of approximately $129,000. These reductions were offset by (i) personnel termination costs during the year of approximately $335,000, (ii) an approximately $150,000 increase in office rent, (iii) approximately $149,000 of depreciation expense related to assets acquired in the Rapor acquisition in December 2004, with no comparable expense in 2004, (iv) an increase of approximately $97,000 in legal and accounting fees, and (v) payment of $115,000 in directors fees.

Interest Expense

Interest expense for 2005 increased 83.2% to approximately $1,266,000 from approximately $691,000 in 2004. The increase was due to higher outstanding borrowings and a higher average interest rate during 2005 as well as the amortization of approximately $600,000 of loan origination fees in 2005 compared to amortization of approximately $334,000 of loan origination fees in 2004. The higher average interest rates resulted from a higher prime interest rate during the period as well as the interest rate provisions applicable to borrowings under the receivable facility. As a result of the conversion price under the facility exceeding the market price of our Common Stock for periods of 2005, the interest rate for those periods was equal to the prime rate plus two percent. If the market price of our Common Stock exceeds the conversion price of $2.22, at the end of a month, the interest rate under the receivable facility will be reduced to equal the prime rate minus two percent. The amount of interest expense for 2005 reflects an offset of approximately $143,000 of interest income earned on bank balances during the period. Interest income earned in 2004 was approximately $2,000.

Discontinued Operations

Net revenues from our discontinued Retail Channel operations were approximately $13.8 million for the year ended December 31, 2005, compared with approximately $30.7 million in 2004. Loss from discontinued operations, net of tax, was approximately $2.3 million for the year ended December 31, 2005, compared to income from discontinued operations of approximately $1.2 million for the prior year ended December 31, 2004. These operating results do not include any allocation of corporate overhead. The loss for 2005 included a write down of approximately $1.4 million of assets identified with our retail business. Net realizable value of these assets reflects management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities from the discontinued operations.

Income Tax Expense (Benefit)

The provision for federal, state and local income tax is an expense of approximately $83,000 for 2005 compared to a benefit of approximately $413,000 for 2004 (comprised of approximately $1.1 million benefit from continuing operations and approximately $600,000 provision from discontinued operations). The $83,000 expense relates to state franchise taxes that are not determined based on net income. Any provision for federal and state tax benefits due to our loss for 2005 would be offset by an equal increase in a valuation allowance.   We established this allowance because, in light of our history, including our losses following our merger in February 2004, there is uncertainty as to whether we will have future income against which we can offset our losses to reduce our tax expense in future periods.

Net Loss

As a result of the items discussed above there was a net loss of approximately $13.0 million in 2005 compared with a net loss of approximately $7.2 million in 2004.

Year 2004 compared with Year 2003

Net Revenues from Continuing Operations

Total net revenues increased 42.9% to approximately $35.8 million for the year 2004 from approximately $25.0 million in 2003. The increase was due to an increase in sales of our products consistent with our focus to provide complete solutions for our professional customers by providing a suite of fully-integrated products. Our fourth quarter of 2004 was negatively effected by reduced sales of a particular product to the Professional Channel. We were unable to sell this product during portions of the fourth quarter of 2004 as a result of a defect in the product. The manufacturer corrected the defect and we were able to continue selling the product at the beginning of the first quarter of 2005.

Cost of Goods Sold from Continuing Operations

Total cost of goods sold increased 56.6% to approximately $30.8 million in 2004 from approximately $19.7 million in 2003. Contributing to this increase were (i) charges of approximately $.8 million in connection with reserves established for slow moving inventory and write-downs of inventory to reflect net realizable value, (ii) increased revenues, and (iii) higher inbound freight costs. As a result of the changes in sales and cost of goods sold, gross profit for 2004 of approximately $4.9 million decreased 7.5% from $5.3 million for 2003, and gross profit as a percentage of net sales decreased to 13.8% for 2004, compared with 21.3% for 2003.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 87.3% to approximately $13.6 million in 2004 from approximately $7.3 million in 2003, as follows.

Sales and Marketing. Sales and marketing expenses increased 80.6% to approximately $6.5 million in 2004 from approximately $3.6 million in 2003. The increase was primarily due to increased commissions, salaries and travel-related expenses. Contributing to the increase in salaries and travel-related expenses was approximately $925,000 relating to the formation of our Enterprise Solutions Group during 2004, which focused on providing fully-integrated security products solutions to the Professional Channel.

General and Administrative. General and administrative expenses increased 91.9% to approximately $7.1 million in 2004 from approximately $3.7 million in 2003. The increase was primarily due to (i) increased salaries and wages associated with additional hires, (ii) increased administrative, accounting, finance and legal costs associated with being a public company following our merger in February 2004, as well as (iii) costs related to our Enterprise Solutions Group and expansion into the integrated security solutions market. Also included in general and administrative expenses for 2004 is approximately $400,000 of costs associated with personnel terminations during the year.

Interest Expense

Interest expense for 2004 increased 203% to approximately $691,000 from approximately $228,000 in 2003. The increase was primarily related to increased borrowing and the amortization of increased loan origination fees during 2004 as a result of our May 2004 debt financing with Laurus Master Fund, described below.

Discontinued Operations

Net revenues from our discontinued Retail Channel operations were approximately $30.7 million for the year ended December 31, 2004 compared with approximately $31.3 million in 2003. Income from discontinued operations of approximately $1.2 million (net of $700,000 of income taxes) for the year ended December 31, 2004 compares to income from discontinued operations of approximately $2.3 million (net of $1.6 million of income taxes) for the prior year ended December 31, 2003. These operating results do not include any allocation of corporate overhead. Revenues from discontinued operations for the year ended December 31, 2004 decreased approximately $600,000, or 1.9%, to $30.7 million, compared to $31.3 million for the year ended December 31, 2003. Gross margin decreased to 7.3% for the year 2004 compared to 12.6% for 2003. Contributing to the decrease in margins were charges of approximately $1.6 million in connection with reserves established for slow moving inventory and write-downs of inventory to reflect net realizable value.

Income Tax Expense (Benefit)

The provision for federal, state and local income tax benefit was approximately $413,000 for 2004 (comprised of approximately $1.1 million benefit from continuing operations and approximately $600,000 provision from discontinued operations), as compared to income tax expenses of approximately $536,000 for 2003 (comprised of approximately $1.1 million benefit from continuing operations and approximately $1.6 million provision from discontinued operations). The tax benefit for 2004 has been reduced by approximately $2.2 million, the amount of a deferred tax valuation allowance. We established the allowance because, in light of our history, including our losses following our merger in February 2004, there is uncertainty under generally accepted accounting principles as to whether we will have future income against which we can offset our losses for 2004 to reduce our tax expense in future periods.

Prior to May 23, 2003, GVI Security, Inc. was taxed under the provisions of Sub Chapter S of the Internal Revenue Code. As a Sub Chapter S corporation, GVI Security, Inc. did not provide for or pay any Federal or certain corporate or state income taxes on its taxable income for the period from January 1, 2003 until May 2003. In May 2003, GVI Security, Inc. lost its Sub Chapter S corporation status, and accordingly a provision was made for the payment of income taxes based on the prorated taxable income of GVI Security, Inc. for 2003.

Net Loss

As a result of the items discussed above, net loss for 2004 was approximately $7.2 million, compared with net income of approximately $1.3 million for 2003.

Liquidity and Capital Resources

At September 30, 2006, we had cash and equivalents of approximately $1.6 million, working capital of approximately $1.5 million, outstanding balances of $2.1 million under our term loan with Laurus Master Fund, and outstanding balances of $6.3 million under revolving credit facility with Laurus. In comparison, at December 31, 2005, we had cash and equivalents of approximately $3.3 million, working capital of approximately $11.7 million, an outstanding balance of $3.3 million under the Laurus term loan, and outstanding balances under the Laurus revolving credit facility of approximately $8.5 million. Additionally, we had borrowing availability of approximately $473,000 at September 30, 2006, with no such availability at September 30, 2005.

Cash decreased from $3.3 million at December 31, 2005 to $1.6 million at June 30, 2006 primarily as a result of (i) cash operating losses of approximately $1.0 million, and (ii) term loan principal and interest payments of $1.3 million. These factors were partially offset by cash generated from discontinued operations of approximately $506,000, and the receipt of refundable income taxes of approximately $650,000 from December 31, 2005 to September 30, 2006.

Subsequent to September 30, 2006, as described below, we raised $6,028,000 in aggregate gross proceeds from the private placement of common stock and convertible notes. We may need to raise additional capital in the future to finance our operations; however, there can be no assurance whether we will be able to do so.

October 2006 Private Placement

On October 6, 2006, we completed a $5 million private placement, consisting of 100 Units at a price of $50,000 per unit. Each Unit consisted of 1,250,000 shares of Common Stock and a 6% Subordinated Secured Convertible Promissory Note in the principal amount of $45,000, convertible into 11,250,000 shares of Common Stock at a conversion price equal to $.004. On November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including approximately $40,460 of accrued interest) were converted to Common Stock. After giving effect to the reverse split and the conversion, we had outstanding 26,392,834 shares of Common Stock, of which 25,202,314 were issued to the purchasers of the Units (2,500,000 on the closing of the October 2006 private placement and 22,702,314 upon conversion of the Convertible Notes in November 2006).

As part of the transaction, we agreed to issue warrants to purchase an aggregate of 93,750,000 shares of Common Stock (1,875,000 after giving effect to the reverse split) at a price of $.004 per share ($.20 after giving effect to the split) to a consultant and/or his designees as a consulting fee. As a result of this agreement, we valued the warrant at the fair value of the services provided resulting in a charge to earnings in the quarter ending December 31, 2006 of $375,000. In addition, in accordance with EITF 98-5 we recognized a debt discount of $4.5 million associated with the beneficial conversion feature of the Convertible Notes.

Approximately $3 million of the proceeds of the private placement were used to immediately repay past due amounts owed Samsung for security products previously purchased by us, and approximately $108,000 was paid to a consulting group owned and controlled by our former Chairman of the Board. The balance of the net proceeds from the private placement are being used primarily for working capital and to pay expenses incurred in connection with the private placement.

January 2007 Private Placement

On January 22, 2007, we completed a private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share for aggregate gross consideration of $1,028,000. The proceeds from the private placement will be used for working capital and general corporate purposes. Because the shares were sold directly by us to the purchasers in the placement, we did not pay any placement agent fees or commissions in connection with the private placement.

Laurus Credit Facility

On May 27, 2004, we closed a $15 million convertible debt financing with Laurus Master Fund, Ltd. under which we were provided with a $5 million term loan and a $10 million revolving credit facility. At closing, we borrowed $5 million under the term loan and $10 million under the revolving credit facility, and used $10,016,000 of the proceeds to repay in full the indebtedness outstanding under the prior revolving credit agreement with Comerica Bank. Additional proceeds of the financing were used to increase working capital, pay closing fees to Laurus in the aggregate amount of $617,500, and pay a finder's fee in the amount of $800,000. As part of the transaction, Laurus was also issued a seven-year warrant to purchase 940,000 shares of Common Stock at a price of $3.50 per share. We also issued a similar warrant to purchase 94,000 shares of Common Stock to the finder. Both the shares and exercise price of these warrants were subject to prorata adjustment upon completion of the Company’s 50-for-1 reverse split. Borrowings under the Laurus financing are secured by all of our assets. At September 30, 2006, $2.1 million in principal was outstanding under the Term Loan and $6.3 million in principal was outstanding under the revolving credit facility. The agreements with Laurus prohibit the payment of dividends on the Company’s Common Stock, and contain other customary affirmative and negative covenants.

The loan documents with Laurus required our Common Stock to be quoted on the NASD Over the Counter Bulletin Board by July 27, 2004, which date was extended to September 27, 2004 and further extended to December 31, 2004. In consideration for extending the deadlines, we issued Laurus additional seven-year warrants to purchase an aggregate of 400,000 shares of Common Stock at a price of $3.50 per share (prior to giving effect our 50-for-1 reverse split). The fair value of these warrants at date of issue was expensed. Our Common Stock began being quoted on the NASD Over the Counter Bulletin Board on December 13, 2004.

The term loan is evidenced by a Secured Term Note and bears interest at a rate per annum equal to the prime rate (as reported in the Wall Street Journal), plus two percent, subject to a floor of six percent. Interest on the term loan is payable monthly.

Prior to the October 2006 amendment described below, the interest rate under the Term Note was subject to downward adjustment at the end of each month so that if at the end of the applicable month we had registered the shares of Common Stock underlying the Term Note with the SEC, interest payable on the Term Note would be adjusted downward by 200 basis points (two percent) for each incremental 25 percent increase in the market price of the Common Stock, at the end of the month, in excess of the conversion price under the Term Note.

Amounts outstanding under the Term Note were initially convertible into Common Stock at Laurus's option at a conversion price initially equal to $2.70 per share. In December 2004 the conversion price was reduced to $1.91 under the terms of the anti-dilution feature of the Term Note. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the Term Note, and (ii) limitations based on trading volume of the Common Stock, originally scheduled principal and interest payments under the Term Note were made in shares of Common Stock valued at the conversion price. In addition prepayments under the Term Note were subject to a premium in the amount of 20% of the principal being prepaid.

Borrowings under the revolving credit facility bear interest at a rate per annum equal to the prime rate plus two percent. In addition, prior to the October 2006 amendment described below, the interest rate under the revolving credit facility was subject to downward adjustment at the end of each month in the same manner as provided for under the Term Note. The revolving credit facility terminates, and borrowings thereunder become due, on December 31, 2007.

Amounts outstanding under the revolving credit facility were initially convertible to Common Stock at Laurus's option at a conversion price initially equal to $3.38 per share. In December 2004 the conversion price was reduced to $2.22 under the terms of the anti-dilution feature of the facility. To the extent the Company repays loans outstanding under the revolving credit facility and/or Laurus converts loans under the revolving credit facility into Common Stock, the Company could reborrow or make additional borrowings under the revolving credit facility, provided that aggregate loans outstanding under the revolving credit facility at any time may not exceed the lesser of $10 million or a borrowing base equal to the sum of 83.7% of "eligible accounts" plus 60% of "eligible inventory" (with borrowings based on eligible inventory limited to $3.5 million). Eligible accounts are generally gross accounts receivable less foreign receivables and domestic receivables over 90 days from invoice date. Eligible inventory is substantially all finished goods inventory.

Pursuant to an amendment, dated as of May 26, 2006, (i) payments of principal due to Laurus for the months of June 2006 through December 2006 under the Term Note were reduced from $190,000 per month to $100,000 per month, (ii) the final payment of principal due to Laurus under the Term Note on May 27, 2007 was correspondingly increased from $435,000 to $1,065,000, and (iii) the exercise price of warrants previously issued to Laurus to purchase an aggregate of 1,340,000 shares of the Company’s Common Stock was reduced from $3.50 to $0.60 (before giving effect to the reverse split). Pursuant to a further Amendment, dated as of June 22, 2006, the conversion price of $300,000 of principal under the Term Note was reduced to $0.15 from $1.91, and Laurus converted such amount of principal into 2,000,000 shares of Common Stock. The principal so converted was applied to the payments of principal that would otherwise have been due under the Term Note for the months of July, August and September 2006. As a result of the reduction in the exercise price of the warrants, we recorded an interest charge of approximately $76,000.

On October 4, 2006, in connection with the private placement referred to above, we entered into an Omnibus Amendment and Consent with Laurus, pursuant to which Laurus consented to the issuance of the Convertible Notes in the private placement. In addition, Laurus agreed to further amendments to the revolving credit facility and term loan under which (i) the ability of Laurus to convert the revolving credit facility and term loan into Common Stock was eliminated; (ii) the maturity date of both the revolving credit facility and Term Note was extended from May 24, 2007 until December 31, 2007; (iii) prepayment penalties with respect to both the revolving credit facility and Term Note were eliminated; and (iv) monthly principal payments of $152,000 will be due under the Term Note for the months of January 2007 through December 2007.

We will not be able to repay our obligations to Laurus at maturity unless we receive replacement financing. There can be no assurance that we will be able to obtain such financing.

October 2004 Bridge Financing

On October 29, 2004, in a private placement exempt from registration under the Securities Act, we sold 23 “Units” for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom are, or at that time were, affiliates of ours. Each Unit consisted of $50,000 principal amount of 12% Subordinated Secured Promissory Notes, and the right to be issued warrants to purchase shares of our Common Stock.

The Notes were repaid in full in accordance with their terms in December 2004 upon the closing of the private placement described below. As a result of the December 2004 private placement, and in accordance with the terms of the bridge financing, for each $50,000 in principal amount of notes purchased, such purchaser was issued a five-year warrant to purchase 33,333 shares of Common Stock at an exercise price of $1.50 per share.

December 2004 Private Placement

On December 27, 2004, we completed a private placement of approximately 22,620,000 shares of Common Stock at a price of $1.50 per share, for aggregate gross consideration of $33.9 million. C.E. Unterberg, Towbin LLC acted as the financial advisor for us in the private placement and was paid a cash fee equal to seven percent of the gross proceeds from the private placement, plus its legal costs and expenses. Net cash proceeds were approximately $31.5 million, after compensation to the financial advisor and other costs of the placement.

Approximately $4.7 million of the proceeds were used to repay borrowings from Laurus Master Fund under the receivables facility, and $1.15 million of the proceeds were used to repay the notes issued in the October 2004 bridge financing. The holders of $600,000 in principal amount of these notes reinvested such amount in the private placement. We used an additional $10 million of the net proceeds to repurchase 6,666,667 shares of Common Stock from William A. Teitelbaum, a stockholder of the Company, pursuant to a Settlement Agreement between us and Mr. Teitelbaum entered into in October 2004. The balance of the net proceeds was used primarily for working capital and general corporate purposes.

In accordance with our obligations under the private placement, in January 2005 we filed a registration statement to register under the Securities Act the resale of the shares of Common Stock issued in the private placement. This registration statement was declared effective on April 22, 2005.

Going Concern Considerations

As a result of our losses from operations and limited capital resources, our independent auditors have included an explanatory paragraph in their report on the accompanying financial statements indicating there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In addition, the accompanying unaudited condensed and pro forma consolidated financial statements assume our continuity as a going concern. During the nine months ended September 30, 2006 and in the prior fiscal years, we experienced, and we continue to experience, negative cash flow and operating losses, as well as losses from discontinued operations, which have resulted in a significant reduction in our cash balances. These factors raise substantial doubt about our ability to continue as a going concern. If we are not successful in improving our operating results in the near term we may need to raise additional capital to finance our operations and sustain our business model. We may not be able to obtain additional financing on acceptable terms, or at all. In addition, any financing we obtain in the future may result in dilution to our existing stockholders.

Contractual Obligations and Commitments

A summary of our contractual obligations as of December 31, 2005 is as follows:

	Payments Due by Period (In Thousands)
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
Long-Term Debt Obligations	$9,829	$0	$9,829	$0	$0
Capital Lease Obligations	258	118	140	0	0
Operating Lease Obligations	1,182	308	874	0	0

Total	$11,269	$426	$10,843	$0	$0

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions, arrangements or obligations (including contingent obligations) that would have a material effect on our financial results.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

Our results of operations and cash flows are not subject in any material respect to fluctuations due to changes in foreign currency exchange rates. We do not currently have any foreign currency hedging contracts in place, nor did we enter into any such contracts during 2003, 2004 or 2005. To date, exchange rate fluctuations have had little impact on our operating results and cash flows.

Interest Rate Sensitivity

As disclosed above, our loans with Laurus bear interest at a fluctuating rate of interest related to the “prime” rate in effect from time to time. Accordingly, increases in the prime rate will increase our interest expense under our agreements with Laurus. We do not use interest rate hedging contracts to manage our exposure to changes in interest rates.

BUSINESS

Overview

Through our subsidiaries, we provide video surveillance and security solutions products, incorporating a complete line of video surveillance and detection systems, to the homeland security, professional and business-to-business market segments. We provide a strong combination of closed circuit televisions (CCTVs), digital video recorders (DVRs), software systems and networking products that enhance life safety for both government agencies and the private sector.

Our customers include distributors and system integrators that specialize in video surveillance and security products and services, government agencies and private sector businesses. Our technology is available to the United States Government through a General Services Administration (GSA) contract.

Historically, Samsung Electronics has been the primary supplier of the security products that we distribute. We previously sold Samsung’s products under an agreement with Samsung that gave us the exclusive right to sell its products to the professional channel and to a major national retailer. Our exclusive agreement to distribute Samsung products to this retailer expired on December 31, 2005, and Samsung terminated our exclusive right to sell to the professional market in January 2006. As a result of the termination of this agreement and the decline in sales of our products in the retail channel, we discontinued sales of security products to the retail channel. We continue to sell Samsung security products to the professional market, and in October 2006, we entered into a new agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America through December 31, 2010. Samsung has agreed to a limited non-compete in these territories.

We operate sales and distribution centers in Dallas, Texas, Mexico City, Mexico, Sao Paulo, Brazil and Bogota, Colombia.

Corporate History

We were incorporated in Delaware in August 1996 as Thinking Tools, Inc. and initially engaged in developing and marketing business simulation software. In April 1999, we eliminated substantially all of our operations and terminated substantially all of our personnel. In March 2000, we acquired the business of an Internet software and service provider. This business did not generate sufficient revenues to support our operations and was discontinued in December 2000.

From December 2000 until February 20, 2004, we had no active business. On February 20, 2004, pursuant to an Agreement and Plan of Merger, GVI Security, Inc., a Delaware corporation, merged with our newly-formed wholly-owned subsidiary, GVI Security Acquisition Corp., becoming our wholly owned subsidiary, and on April 12, 2004, we changed our name to GVI Security Solutions, Inc.

On December 1, 2004, we acquired Rapor, Inc. in a merger for shares of our Common Stock. Rapor designs and manufactures high security building access portals. Management has concluded that the Rapor product line no longer fits our existing distribution channels and market strategy and, accordingly, during the three months ended September 30, 2006, wrote-off goodwill, trademarks and technology associated with this product line. We are currently evaluating opportunities to dispose of our Rapor products, and have discussed the licensing and/or sale of this business line with several parties.

On October 6, 2006, we completed a $5 million private placement, consisting of 100 Units at a price of $50,000 per unit. Each Unit consisted of 1,250,000 shares of Common Stock and a 6% Subordinated Secured Convertible Promissory Note in the principal amount of $45,000, convertible into 11,250,000 shares of Common Stock at a conversion price equal to $.004. On November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including approximately $40,460 of accrued interest) were converted to Common Stock. After giving effect to the reverse split and the conversion, we had outstanding 26,392,834 shares of Common Stock, of which 25,202,314 were issued to the purchasers of the Units (2,500,000 on the closing of the October 2006 private placement and 22,702,314 upon conversion of the Convertible Notes in November 2006).

Security Systems Markets

According to a recent industry report, the combined market for the world video surveillance market totaled approximately $4.1 billion in 2003, and is estimated to grow to approximately $8.6 billion by the year 2010. According to this report, the global security market is expected to continue to grow at an average annual rate in excess of 9%, with the primary components of this growth being electronic integrated security systems. We believe that video surveillance products represent the largest components of a typical integrated security system. The industry continues to see significant growth throughout the world fueled by increased fear of terrorism and crime, heightened expectation of safety in public places and institutions, and higher expectations of performance, reliability and architectural appeal.

Video surveillance has undergone significant changes over the last few years, from the introduction of affordable digital cameras to the birth of digital recording. Cost effective digital video recorders (DVR) have enabled a shift from human surveillance to more sophisticated computer-driven surveillance that utilizes archiving, data mining and artificial intelligence with predictive behavior algorithms. A DVR is a computer with special interface cards that accepts camera input and converts video signals to digital data and stores this data on the hard disk drive of the computer. The benefits of the DVR are its capacity to store large volumes of data, the clarity of its pictures, the lack of distortion of images and its capability to perform rapid searches based upon certain pre-defined parameters. We believe that over the next few years we will see a full shift in the video surveillance segment of the electronic security systems industry from analog to digital equipment.

Strategies

Our objective is to provide our customers and partners with a wide range of security products designed to meet the specific needs of the end user. Our goal is to provide our customers with excellent service and superior technology at competitive prices. Our customers consist of wholesale distributors as well as security system installers and IT integrators.

We believe that by delivering the highest levels of customer service, we can strengthen our reputation as a reliable and cost-effective provider in the electronic security systems industry and develop customer loyalty. We strive to anticipate and meet our customers’ needs by increasing the range of products and services we offer by entering into new business alliances and by pursuing acquisitions of complementary businesses enabling us to offer new products and services. Our goals include further developing our expertise and products in the digital video recording sector, as well as developing other products and services to supplement and complement our existing product line, with a focus on increasing sales of our products in the Professional Channel, which typically generate higher gross margins than Retail Channel sales, which we recently discontinued. Further, we intend to grow our business by expanding and diversifying our distribution channels and capitalizing on domestic and international expansion opportunities.

Our growth strategy also includes identifying and acquiring businesses engaged in similar or complementary industries. However, there can be no assurance that we will consummate any additional acquisitions or that any business we acquire will be successful. In addition, the acquisition of a business through the issuance of our securities will result in dilution to our existing stockholders.

Products and Services

We are committed to setting new standards in quality, performance and value by providing highly functional and competitive integrated security products. We offer a range of video surveillance and security systems to our customers, including products that can be used on a stand-alone basis or that can be integrated into a larger more sophisticated security system. We serve the import, support, marketing, inventory, warranty and distribution needs of our customers.

Products

Our objective is to provide complete security solutions for our customers by providing a suite of fully-integrated products. We sell the following products separately and as part of our fully integrated suite of video surveillance and integrated security solutions:

•	a full line of black and white and color cameras, which include motion detection, low light day/night and high resolution, all with systems integration capabilities

•	a range of waterproof and weather resistant cameras

•	high speed, remote controlled, dome and pinhole cameras and casings

•	a complete range of lenses

•	a range of black and white, color, plasma and flat screen monitors

•	real time and time lapse videocassette and digital recorders and hard disk recorders

•	digital watchdog ATM/point of service transaction verification software

•	video transmission equipment

•	digital processors (quads and multiplexers), switchers and video management systems

•	digital video recording software

•	hardware and software which enable intelligent video surveillance.

We rely on original equipment manufacturer relationships for a number of our standard products. In some instances, we purchase products that meet our specifications from a manufacturer and distribute these products under the GVITM label. When assembly of our products is required, it is done in our Dallas, Texas facility.

Customer Support

We believe that our ability to establish and maintain long-term relationships with our customers and differentiate ourselves from the competition depends significantly on the strength of our customer support operations and staff. We operate customer support centers in Dallas, Texas, Mexico City, Mexico, Sao Paulo, Brazil and Bogota, Colombia and also utilize a number of independent service providers in the other territories that we service.

Distribution and Marketing

We offer our products and services through local, regional and national system integrators and distributors who resell our products to professional security providers. System integrators utilize our products to develop and install a fully integrated security suite for end users. We also utilize regional sales executives who often support sales across all of our product offerings. We use a combination of our internal sales force and independent representatives to sell our products to dealers and systems integrators.

Competition

The electronic security systems industry is highly competitive and has become more so over the last several years as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide range and fragmented group of product and service providers, including electronic security equipment manufacturers, distributors, providers of integrated security systems, systems integrators, and others that provide competitive systems or individual elements of a system.

We believe that the range of our product and service offerings and our distribution channels enable us to compete favorably in the market for the security products and services that we offer. However, some of our competitors have greater name recognition, longer operational histories and greater financial, marketing and managerial resources than we do.

The key factors which drive competition in the video surveillance and security industry are price, quality, product performance, ease of integration and customer service and support. There are a number of distributors of highly sophisticated, technologically advanced security components. Very few of these distributors, however, offer fully integrated security suites that can be customized to meet the specific needs of the end user. We believe that we have distinguished ourselves in this market by providing our customers with superior levels of customer service. Our main competitors are Pelco, Sony, Panasonic and Speco Technologies, among many others.

In addition, Samsung Techwin, a company distinct from Samsung Electronics but related through common ownership, manufactures electronic security products that are competitive with the Samsung Electronics products we sell. Samsung Techwin distributes its products in the United States through Samsung 360, a competitor of ours.

Strategic Vendor Relationship

Historically, Samsung Electronics has been our primary supplier for the security products that we distribute. For the years ended December 31, 2005 and 2004, 50% and 68%, respectively, of our revenues (excluding revenues from discontinued operations), were attributable to products manufactured by Samsung whose products we sold under an agreement that gave us the exclusive right to sell its products in the Professional Channel and the exclusive right to sell its products in the Retail Channel to a major national retailer. Our exclusive right to sell Samsung products to the major national retailer expired on December 31, 2005, and Samsung terminated the remaining portion of its agreement with us in January 2006. Samsung was entitled to terminate the distribution agreement because we did not purchase the minimum amounts required to be purchased thereunder during the 2005 calendar year. Following the termination of our agreement with Samsung, our Board of Directors approved the discontinuation of sales to the Retail Channel.

On October 2, 2006, we entered into a new Distributorship Agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in the “Territory” comprising North, Central and South America through December 31, 2010. Pursuant to the Distributorship Agreement, Samsung has agreed to a limited non-compete in the Territory. The Distributorship Agreement provides for minimum annual purchase amounts of $21 million and $27 million for the years ending December 31, 2006 and 2007, respectively. Samsung may terminate the Distributorship Agreement at any time if we do not purchase those annual amounts, as well as upon a breach of our other obligations thereunder.

We are also a party to distribution arrangements with other high technology manufacturers who supply us with other products such as digital video recorders, and internet and networking products.

Intellectual Property

We have several pending trademark applications for “GVI” in connection with the products we sell.

Employees

As of January 15, 2007, we had approximately 41 full-time employees. None of our employees are represented by a labor union or are subject to collective-bargaining agreements. We believe that we maintain good relationships with our employees.

Properties

We currently lease approximately 58,850 square feet of office and warehouse space in Carrollton, Texas under a lease agreement which expires in September 2009. In the opinion of our management, the leased properties are adequately insured. Our existing properties are in good condition and suitable for the conduct of our business.

Legal Proceedings

We are not party to any material pending legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth our directors and executive officers, their ages and the positions they hold:

Name	Age	Position

David Weiner	49	Chairman of the Board of Directors
Steven E. Walin	51	Chief Executive Officer and Director
Joseph Restivo	52	Chief Financial Officer and Director
Craig Ellins [1,2,3]	54	Director
Gary Freeman [1,2,3]	39	Director
Moshe Zarmi [1,2,3]	68	Director

1 Member of the Audit Committee

2 Member of the Compensation Committee

3 Member of the Governance Committee

DAVID WEINER has served as one of our directors since October 4, 2006, and was previously a director of ours from February 17, 2004 until January 4, 2005. Mr. Weiner is the President of W-Net, Inc., an investment and consulting firm he founded in 1998. From December 2002 to April 2003 Mr. Weiner was Co-President for Trestle Holding Inc., a provider of digital imaging and telemedicine products. In 1993, Mr. Weiner joined K-tel, a music retailer, as Vice President of Corporate Development. He advanced to the position of President in 1996, which he held until he left to form W-Net in 1998.

STEVEN WALIN has been our Chief Executive Officer since March 6, 2006, and has served as a director of ours since March 28, 2006. Mr. Walin has over 20 years of experience in the security industry. Most recently, from April 2003 until his appointment as our Chief Executive Officer, Mr. Walin served as the President of GE Security Enterprise Solutions, a division of General Electric Company that provides security solutions, including video monitoring, intrusion and access control systems. Prior to his employment with GE, from July 2001, Mr. Walin served as the Senior Vice President - North America Security for the Security Systems Division of Siemens Building Technologies. Prior to that, Mr. Walin had been the President and Chief Operating Officer of Securities Technology Group, Inc. until it was acquired by Siemens in July 2001.

JOSEPH RESTIVO has been our Chief Financial Officer since March 2006 and a director since October 4, 2006. Prior to his employment with us, since January 2003, Mr. Restivo was an independent business consultant providing services in the areas of financial and business planning, turnaround assistance and operational management support. Prior to that time, from January 2000 until January 2002, Mr. Restivo served as the Vice President, North American Services and Business Development, for the Security Systems Division of Siemens Building Technologies. In addition, from 1990 until 1999, Mr. Restivo held numerous positions with Casi-Rusco (subsequently acquired by General Electric), a developer and manufacturer of large-scale access control systems, including Chief Financial Officer and Chief Operating Officer.

GARY FREEMAN has served as one of our directors since October 4, 2006. Mr. Freeman is currently a Partner in Bandari, Beach, Lim & Cleland’s Audit and Accounting services division. In conjunction with various consulting engagements, Mr. Freeman has assumed interim senior level management roles at numerous public and private companies during his career, including as Co-President and Chief Financial Officer of Trestle Holdings Inc., Chief Financial Officer of Silvergraph International and Chief Financial Officer of Galorath Incorporated. Mr. Freeman is currently a member of the Board of Directors of Blue Holdings and serves as its Audit Committee Chairman. Mr. Freeman’s previous experience includes ten years with BDO Seidman, LLP, including two years as an Audit Partner.

CRAIG ELLINS has served as one of our directors since October 4, 2006. Mr. Ellins is the founder, Chairman and Chief Executive Officer of DigitalFX International, Inc. a digital communication company. Mr. Ellins has more than 20 years of experience in television direct marketing and Internet communications and has provided strategic planning services to companies such as K-tel International, Fingerhut Corporation, Guthy-Renker, Simitar Entertainment, and Stamina Products.

MOSHE ZARMI has served as one of our directors since October 4, 2006, and previously served as one of our directors from January 1998 until June 27, 2006. Mr. Zarmi was also our President and Chief Executive Officer from January 1998 until February 2004. Mr. Zarmi has 30 years experience, primarily in high technology industries. From February 1993 to January 1997, Mr. Zarmi was the Chief Executive Officer of Geotest, a leading Automated Test Equipment company based in Southern California. His extensive business experience includes a tenure at Israel Aircraft Industries, where he held various positions in finance and administration, as well as head of US marketing and sales.

Audit Committee Financial Expert

The Board of Directors has determined that Gary Freeman is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K, and is independent as defined in rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a director or member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a director or member of our compensation committee.

Executive Compensation

Summary Compensation Table

The following table sets forth for the periods indicated the compensation we and our subsidiaries paid to Nazzareno E. Paciotti, our former Chief Executive Officer and Chief Financial Officer, who was our only executive officer during 2005. Mr. Paciotti is no longer employed by us. We had no employees and did not pay any compensation in the fiscal year ended December 31, 2003. For information about the compensation we paid to an entity controlled by Howard Safir, our former Chairman of the Board, see “Chairman Compensation.”

		Annual Compensation	Long-Term Compensation
Name and Principal Positions	Year	Salary ($)	Securities Underlying Options
Nazzareno E. Paciotti	2005	$263,461	375,000
Former Chief Executive Officer and Chief Financial Officer	2004	$174,247(1)	250,000

(1)	Represents salary from February 17, 2004 through December 31, 2004. Mr. Paciotti’s annual base salary during 2004 was $200,000.

Option Grants in Fiscal 2005

The following table summarizes stock options that were granted to the above named executive officer during 2005. For information about stock options granted to Howard Safir, our Chairman of the Board, see “Other Board Compensation.”

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2005	Exercise Price	Expiration Date
Nazzareno E. Paciotti	375,000	44.9%	$1.50	12/31/2006(1)

(1)	Mr. Paciotti’s employment with us was terminated pursuant to a Mutual Separation Agreement entered into on March 28, 2006, which provides that these options expire December 31, 2006.

Aggregated Option Exercises in Fiscal 2005 and FY-End Option Values

The following table contains information about options exercised by our named executive officer during 2005 and the option values as of December 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable
Nazzareno E. Paciotti	—	—	250,000/375,000	$0/$0

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

Employment Agreement with Chief Executive Officer

We have entered into an Employment Agreement, dated as of February 9, 2006, with Steven Walin, our Chief Executive Officer. The Employment Agreement is for a three-year term of employment which commenced March 6, 2006. Pursuant to the Employment Agreement, Mr. Walin received a $100,000 signing bonus and receives an annual base salary of $375,000.

Pursuant to his Employment Agreement, Mr. Walin was also paid a guaranteed bonus equal to 50% of his base salary ($187,500) for the first year of his service to us, and is entitled to receive an annual bonus of up to 50% of his base salary based on the achievement of annual performance targets approved of by our board of directors, for subsequent years.

In addition, pursuant to the Employment Agreement, in the event that Mr. Walin’s employment is terminated by us without “Cause” or by Mr. Walin for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Walin will be entitled to:

•	payment of all accrued but unpaid base salary, his signing bonus (to the extent then unpaid), and unpaid annual bonus with respect to any completed fiscal year;

•
payment of his base salary and continued medical benefits for 12 months; provided, that if such termination occurs after a “Change in Control” Mr. Walin will instead be entitled to a payment equal to 200% of his base salary and continued medical benefits for 24 months;

•	pro-rated bonus for the year in which the termination occurs, payable following such fiscal year to the extent he would have otherwise been entitled to such bonus; and

•
provided at least six months has expired since the last vesting of an option grant, a pro rata vesting of his option shares which are scheduled to vest on the next vesting date; provided, that if such termination occurs after a “Change in Control” or after the first anniversary of Mr. Walin’s employment with us, all of the unvested options will immediately vest.

If Mr. Walin’s employment is terminated as a result of his death or disability, we will pay him his accrued but unpaid base salary, unpaid signing bonus, and unpaid annual bonus with respect to any completed fiscal year, and a pro-rated portion of any bonus he would have otherwise been entitled for the fiscal year in which the termination occurs.

Mr. Walin is prohibited under the Employment Agreement from using or disclosing any of our proprietary information, competing with us, hiring any of our employees or consultants and soliciting any of our customers or suppliers to reduce or cease business with us.

On October 4, 2006, we entered into an amendment to our Employment Agreement with Mr. Walin under which we issued him an option to purchase 94,089,763 shares of our Common Stock at an exercise price of $.004 per share (such number of shares and exercise price are without giving effect to our subsequent reverse stock split) vesting over a three-year period. Pursuant to the amendment, Mr. Walin forfeited all stock options previously granted to him under his employment agreement as well as the right to be issued additional stock options upon the closing of a private placement of our securities. In addition, we amended the definition of “Cause” for termination purposes to include our incurrence of a net loss, as defined in the amendment, in the quarter ending June 30, 2007.

Employment Agreement with Chief Financial Officer

We have entered into an Employment Agreement, dated as of March 28, 2006, with Joseph Restivo, our Chief Financial Officer. The Employment Agreement is for a three-year term and provides Mr. Restivo with an annual base salary of $200,000, and an annual bonus of up to 50% of his base salary based on the achievement of annual performance targets approved of by our board of directors.

In addition, pursuant to the Employment Agreement, in the event that Mr. Restivo’s employment is terminated by us without “Cause” or by Mr. Restivo for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Restivo will be entitled to:

•	payment of all accrued but unpaid base salary and unpaid annual bonus with respect to any completed fiscal year;

•
payment of his base salary and continued medical benefits for 12 months; provided, that if such termination occurs after a “Change in Control” Mr. Restivo will instead be entitled to a payment equal to 200% of his base salary and continued medical benefits for 24 months;

•	pro-rated bonus for the year in which the termination occurs, payable following such fiscal year to the extent he would have otherwise been entitled to such bonus; and

•
provided at least six months has expired since the last vesting of his option grant, a pro rata vesting of his option shares which are scheduled to vest on the next vesting date; provided, that if such termination occurs after a “Change in Control” or after the first anniversary of Mr. Restivo’s employment with us, all of the unvested options will immediately vest.

If Mr. Restivo’s employment is terminated as a result of his death or disability, we will pay him his accrued but unpaid base salary and unpaid annual bonus with respect to any completed fiscal year, and a pro-rated portion of any bonus he would have otherwise been entitled for the fiscal year in which the termination occurs.

Mr. Restivo is prohibited under the Employment Agreement from using or disclosing any of our proprietary information, competing with us, hiring any of our employees or consultants and soliciting any of our customers or suppliers to reduce or cease business with us.

On October 4, 2006, we entered into an amendment to our Employment Agreement with Mr. Restivo under which we issued him an option to purchase 94,089,763 shares of our Common Stock at an exercise price of $.004 per share (such number of shares and exercise price are without giving effect to our subsequent reverse stock split) vesting over a three-year period. Pursuant to the amendment, Mr. Restivo forfeited all stock options previously granted to him under his employment agreement as well as the right to be issued additional stock options upon the closing of a private placement of our securities. In addition, we amended the definition of “Cause” for termination purposes to include our incurrence of a net loss, as defined in the amendment, in the quarter ending June 30, 2007.

Separation Agreement with Nazzareno Paciotti

On March 28, 2006 we entered into a Mutual Separation Agreement with Nazzareno Paciotti, who was our Chief Financial Officer from February 2004 until such date, and who was our Chief Executive Officer from February 2004 until March 6, 2006. Pursuant to the Mutual Separation Agreement, the parties mutually agreed to the termination of Mr. Paciotti’s employment with us and to his resignation as a director and officer of GVI Security Solutions, Inc. and its subsidiaries. Mr. Paciotti was entitled to receive severance payments equal to one year of his annual base salary of $300,000, payable in 12 equal monthly installments. In addition, Mr. Paciotti will continue to receive medical benefits until January 24, 2008. Mr. Paciotti agreed to release us in full from any and all claims and to continue to be bound by the confidentiality and non-solicitation terms of his employment agreement. In September 2006, in consideration of a cash payment of $85,926, Mr. Paciotti agreed to the termination of our remaining obligations under the Mutual Separation Agreement. Prior to such payment, we had approximately $194,000 of remaining cash severance obligations to Mr. Paciotti.

Director Compensation

Non-employee Directors

On December 6, 2006, our Board of Directors approved compensation arrangements for nonemployee directors under which, commencing January 2006, each of our non-employee directors will be entitled to receive a monthly cash payment of $2,500. David Weiner and Craig Ellins have waived their current rights to receive these payments. Accordingly, these monthly payments will initially be made only to Gary Freeman and Moshe Zarmi. Our directors are also reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

From August 2005 through August 2006, our non-employee directors received a monthly payment of $2,000 in cash. In addition, in October 2005, we adopted Non-Employee Directors’ Stock Plan and authorized 400,000 shares of Common Stock (before giving effect to 1-for-50 reverse stock split) for issuance thereunder. Under the Non-Employee Directors’ Stock Plan, each non-employee director was awarded shares of our Common Stock with an aggregate fair market value of $1,000 as of the 15th day of each month. The shares authorized for issuance under the Non-Employee Directors’ Stock Plan were exhausted in August 2005.

Former Chairman Compensation

Howard Safir was our Chairman of the Board from February 17, 2004 until October 4, 2006. Under an agreement dated as of February 17, 2004 with November Group, Ltd., of which Mr. Safir is a principal, November Group agreed to provide us with advice, consultation and assistance over a term of three years ending February 17, 2007 for a fee of $600,000, payable in equal monthly installments over the term of the agreement. Upon the closing of our October 2006 private placement, which constituted a change in control under the agreement, we paid the remaining fee owed to the November Group in the amount of approximately $108,000.

Stock Option Plan

In March 2004, our stockholders approved our 2004 Long-Term Incentive Plan, reserving 5,939,913 (after giving effect to a subsequent one-for-65 reverse split) shares of our Common Stock for issuance thereunder. Pursuant to amendments to the Plan approved by our stockholders, and after giving effect to our recent one-for-50 reverse split, we are authorized to issue up to 5,900,000 shares of Common Stock under the Plan. The Plan provides for the grant of options and other awards to our employees, officers, directors and consultants. The Plan authorizes the Board of Directors to issue incentive stock options (“ISOs”) as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended, stock options that do not conform to the requirements of that Code section (“Non-ISOs”), stock appreciation rights (“SARs”), restricted stock, stock awards and other stock based awards. Directors who are not employees of the Company may only be granted Non-ISOs.

The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to select those employees, officers, directors and consultants whose performance it determines significantly promotes the Company’s success to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy with respect thereto and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 22, 2007, we completed a private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share for aggregate gross consideration of $1,028,000. The purchasers in the private placement included Craig Ellins, a director of ours who purchased 83,333 shares of Common Stock, and Steve Walin, our Chief Executive Officer, who purchased 16,667 shares of Common Stock.

On October 6, 2006, we completed a $5 million private placement, consisting of 100 Units at a price of $50,000 per unit. Each of Steve Walin, our Chief Executive Officer, and Joseph Restivo, our Chief Financial Officer, purchased one-half of a Unit in the private placement. Each Unit consisted of 1,250,000 shares of Common Stock (before giving effect to the 1-for-50 reverse stock split) and a 6% Subordinated Secured Convertible Promissory Note in the principal amount of $45,000, convertible into 11,250,000 shares of Common Stock (before giving effect to the 1-for-50 reverse stock split) at a conversion price equal to $.004. On November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including approximately $40,460 of accrued interest) were converted to Common Stock. After giving effect to the reverse split and the conversion, we have outstanding 26,392,834 shares of Common Stock, of which 25,202,314 were issued to the purchasers of the Units (2,500,000 on the closing of the October 2006 private placement and 22,702,314 upon conversion of the Convertible Notes in November 2006).

W-Net, Inc. acted a consultant to us in connection with the private placement and in consideration thereof, we issued to W-Net’s designees warrants to purchase 93,750,000 shares of Common Stock at a price of $.004 per share (1,875,000 shares at a price of $0.20 after giving effect to our recent stock split). David Weiner is the principal of W-Net, and is also the managing member of GVI Investment Company LLC, which was the lead investor in the private placement. In connection with the private placement, Mr. Weiner was appointed to our Board of Directors.

The purchasers in the private placement consisted of a group of accredited investors led by GVI Investment Company, LLC, a Nevada limited liability company formed for the purpose of participating in the private placement. GVI Investment Company, LLC, which purchased $2.5 million of the Units is managed by David Weiner. In January 2007, GVI Investment Company LLC transferred to its members the 12,601,712 shares of Common Stock it acquired in connection with its investment in the private placement. Included in such transfers was the transfer of 2,016,274 shares of Common Stock to Mr. Weiner, who through GVI Investment Company LLC invested $400,000 in the private placement.

In connection with the private placement, and effective immediately following its closing, our existing directors at that time, other than Steven Walin our Chief Executive Officer, resigned, and David Weiner, Craig Ellins, Gary Freeman, Moshe Zarmi and Joseph Restivo, our Chief Financial Officer, were appointed to our Board of Directors.

In October 2004 we entered into a Settlement Agreement and General Release with William Teitelbaum, who was a founder of GVI Security Inc. and its Chairman until May 22, 2003. Pursuant to the Settlement Agreement, in consideration for 650,000 shares of our Common Stock, Mr. Teitelbaum released us from any claims with respect to a warrant he alleged had been issued to him by GVI Security, Inc., which, following the GVI merger in February 2004, would have entitled him to purchase 4,030,637 shares of our Common Stock for nominal consideration. In addition, on January 5, 2005, pursuant to our obligations under the Settlement Agreement and as a result of the private placement we completed in December 2004, we repurchased from Mr. Teitelbaum 6,666,667 shares of our Common Stock for a cash purchase price of $10 million ($1.50 per share). Mr. Teitelbaum was subject to a lock-up provision under that agreement which prohibited him from selling any shares of our Common Stock for a period of 15 months following the repurchase.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of January 22, 2007, certain information known to us with respect to the beneficial ownership of Common Stock by (i) each person who is known by us to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of our directors executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders can be reached at the Company’s principal executive offices located at 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007.

	SHARES BENEFICIALLY OWNED[1]
	Number	Percent (%)
Beneficial Owners of more than 5% of Common Stock (other than directors and executive officers)
Steven Kolow[2] PO Box 5360 Wayland, MA 01778	5,365,623	19.1%

Europa International, Inc. [3]	3,557,303	12.4%

Fred Knoll [4]	3,565,445	12.4%

HG Investments, LLC 7030 Hayvenhurst Ave. Van Nuys, CA 91406	2,770,342	9.9%

Paul & Beth Guez Living Trust 972 Palisades Beach Road Santa Monica, CA 90403	1,739,036	6.2%

Richard Kall [5] 9000 Players Club Drive Las Vegas, NV 89134	2,595,342	9.2%

Directors and Executive Officers

David Weiner [6]	2,611,649	9.1%

Craig Ellins [7]	87,083	*

Gary Freeman [7]	3,750	*

Moshe Zarmi [8]	4,641	*

Joseph Restivo[9]	792,486	2.8%

Steven Walin[9]	809,153	2.8%

All directors and executive officers as a group (six persons) [10]	4,308,354	14.4%

*	Less than 1%.

1
Gives effect to the shares of Common Stock issuable upon the exercise of all options exercisable within 60 days of January 22, 2007 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 28,106,168 shares of the Common Stock outstanding as of January 22, 2007. All information is based upon information furnished by the persons listed, contained in filings made by them with the SEC or otherwise available to the Company.

2	Includes 324,938 shares of Common Stock issuable upon exercise of warrants.

3
Includes 650,063 shares of Common Stock issuable upon exercise of warrants. Europa’s address is P.O. Box 146, Road Town, Tortola, British Virgin Islands. Fred Knoll is the principal of Knoll Capital Management, L.P., which manages Europa’s investments.

4
Includes (i) 3,557,303 shares of Common Stock beneficially owned by Europa; (ii) 1,475 shares of Common Stock beneficially owned by Thinking Technologies, L.P., and (iii) warrants to purchase 6,667 shares of Common Stock held by Knoll Capital Fund II. Fred Knoll is the principal of Knoll Capital Management, L.P., which is the general partner of Thinking Technologies, L.P., and the investment manager of Knoll Capital Fund II and Europa. Mr. Knoll’s address is c/o Knoll Capital Management, L.P. 666 5th Avenue Suite 3702, New York, New York 10102.

5	Includes 75,000 shares of Common Stock issuable upon exercise of a warrant.

6
Includes (i) 20,020 shares of Common Stock owned by Woodman Management Corporation, of which David Weiner is the sole shareholder, (ii) 568,688 shares of Common Stock issuable upon exercise of a warrant, and (iii) warrants to purchase 6,667 shares of Common Stock held by W-Net, Inc., of which Mr. Weiner is the sole shareholder.

7	Includes 3,750 shares of Common Stock issuable upon exercise of options.

8	Consists of shares of Common Stock issuable upon exercise of options.

9	Includes 666,469 shares of Common Stock issuable upon exercise of options.

10	Includes Messrs. Weiner, Ellins, Freeman, Zarmi, Walin, and Restivo.

SELLING STOCKHOLDERS

The following is a list of the selling stockholders who own or who have the right to acquire the 8,150,789 shares of Common Stock covered by this prospectus. As set forth below and elsewhere in this prospectus, some of these selling stockholders hold or within the past three years have held, a position, office or other material relationship with us or our predecessors or affiliates.

With the exception of the shares issuable upon exercise of warrants and the shares being registered on behalf of Wade Thomas and Protect-A-Life, Inc., all of the shares of Common Stock being registered were issued to investors in our October 2006 and January 2007 private placements.

We are also registering 86,136 of the 100,000 shares of Common Stock we recently issued to Wade Thomas in lieu of $20,000 of severance obligations owed to him, and 25,000 share of Common Stock we issued to Protect-A-Life, Inc. under a consulting agreement dated November 8, 2006.

The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling shareholder.

	Before Offering			After Offering
Name of Selling Stockholder	Number of Shares Owned(1)	Percentage Owned (2)	Number of Shares Offered(3)	Number of Shares Owned (4)	Percentage Owned (4)
Adam Liebross	50,407	*	14,177	36,230	*
Bruce I. Raben Living Trust	1,091,470	3.9%	306,987	784,483	2.2%
David Weiner (5)	2,611,649	9.2%	727,047	1,884,602	6.6%
Edward Schneider	50,407	*	14,177	36,230	*
Emmanuel Metz	1,208,137	4.3%	339,801	868,336	4.3%

	Before Offering			After Offering
Name of Selling Stockholder	Number of Shares Owned(1)	Percentage Owned (2)	Number of Shares Offered(3)	Number of Shares Owned (4)	Percentage Owned (4)
Europa International Inc. (6)	3,557,303	12.2%	962,024	2,595,279	9.0%
Greg Akselrud	504,068	1.8%	141,774	362,294	1.8%
HG Investments, LLC (7)	2,770,342	9.9%	779,187	1,991,155	7.1%
Joseph R. and Carol Rosetti (8)	1,359,286	4.8%	354,436	1,004,850	3.6%
Joseph Restivo (9)	792,486	2.8%	35,444	757,042	2.6%
Lars Mapstead	504,068	1.8%	141,774	362,294	1.8%
Mathias Venture Partners LLC (10)	1,260,171	4.5%	354,436	905,735	3.2%
MER Investment Inc. (11)	504,068	1.8%	141,774	362,294	1.8%
Paul & Beth Guez Living Trust	1,739,036	6.2%	489,122	1,249,914	6.2%
Richard Kall (12)	2,595,342	9.8%	729,966	1,865,376	9.2%
Scott & Sandra Alderton Family Trust	126,017	*	35,444	90,573	*
Steven Kolow (13)	5,365,623	19.1%	1,509,136	3,856,487	13.7%
Steven Walin(14)	809,153	2.8%	40,131	769,022	2.6%
Strategic Turnaround Equity Partners, L.P. (15)	1,475,792	5.3%	415,082	1,060,710	3.8%
Todd Denkin	50,407	*	14,177	36,230	*
Wade Thomas(16)	306,250	1.1%	86,136	220,114	*
William H. Bokovoy	1,174,804	4.2%	330,426	844,378	3.0%
Protect-A-Life, Inc. (17)	25,000	*	25,000	0	*
Michael C. Luria	83,333	*	23,438	59,895	*
Schmidt Family, LP (18)	166,667	*	46,877	119,790	*
Craig Ellins (19)	87,083	*	23,438	63,645	*
Crystal Lakes, L.P. (20)	82,757	*	22,501	60,256	*
Charles Weiner (21)	166,667	*	46,877	119,790	*

* Less than 1%.

(1) Includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. All information is as of January 22, 2007 and is based upon information furnished by the persons listed, contained in filings made by them with the SEC or otherwise available to the Company.

(2) Based on 28,106,168 shares of Common Stock issued and outstanding on January 22, 2007.

(3) This table assumes that each selling stockholder will sell all shares offered for sale by it under this registration statement. Stockholders are not required to sell their shares.

(4) Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.

(5)  Includes (i) 20,020 shares of Common Stock owned by Woodman Management Corporation, of which David Weiner is the sole shareholder, (ii) 568,688 shares of Common Stock issuable upon exercise of a warrant, and (iii) warrants to purchase 6,667 shares of Common Stock held by W-Net, Inc., of which Mr. Weiner is the sole shareholder. David Weiner is our Chairman of the Board.

(6)  Includes 650,063 shares of Common Stock issuable upon exercise of warrants. Europa’s address is P.O. Box 146, Road Town, Tortola, British Virgin Islands. Fred Knoll is the principal of Knoll Capital Management, L.P., which is the investment manager for Europa. Prior to February 19, 2004, Mr. Knoll was our Chairman, and he was a director of ours until December 31, 2004.

(7) Gary Hewitt and Doug Gravink, managers, have voting and dispositive power with respect to these shares.

(8)  Includes (i) 4,387 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, (ii) 82,716 shares of Common Stock that may be purchased upon exercise of warrants, and (iii) 2,757 shares of Common Stock that may be purchased upon exercise of warrants held by Crystal Lakes. Joseph Rosetti, a former director of ours, is the principal partner of Crystal Lakes.

(9) Includes 666,469 shares of Common Stock issuable upon exercise of options. Joseph Restivo is a director of ours and our Chief Financial Officer.

(10) Joseph L. Matthias, IV, and Michael J. Matthias, members, have voting and dispositive power with respect to these shares.

(11) Michael E. Rosen, President, has voting and dispositive power with respect to these shares.

(12) Includes 75,000 shares of Common Stock issuable upon exercise of warrants.

(13) Includes 324,938 shares of Common Stock issuable upon exercise of warrants.

(14) Includes 666,469 shares of Common Stock issuable upon exercise of options. Steve Walin is a director of ours and our Chief Executive Officer.

(15) Includes 50,063 shares of Common Stock issuable upon exercise of warrants. Bruce Galloway and Gary Herman have voting and dispositive power with respect to these shares. Mr. Galloway was formerly a director of ours.

(16)  Includes 206,250 shares of Common Stock issuable upon exercise of warrants. Wade Thomas is a former employee of ours.

(17) J. Paul has voting and dispositive power with respect to these shares.

(18) Robert Schmidt has voting and dispositive power with respect to these shares.

(19) Includes 3,750 shares of Common Stock issuable upon exercise of options. Craig Ellins is a director of ours.

(20) Mr. Joseph Rosetti, a former director of ours, is the principal partner of Crystal Lakes, L.P. Includes 2,757 shares of Common Stock issuable upon exercise of warrants.

(21) Charles Weiner is the father of David Weiner, our Chairman.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledges, donees, transferees or others who may later hold the selling stockholders’ interests. We have agreed to pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares, including attorneys’ fees.

The stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of stockholders to include the pledgee, transferee or other successors in interest as stockholders under this prospectus.

The stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 203,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share. Our board of directors may designate the rights and preferences of additional series of preferred stock. Preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a takeover of the Company. See “Anti-Takeover Provisions.” As of January 22, 2007, we had 28,106,168 shares of Common Stock issued and outstanding.

Common Stock

Under our Certificate of Incorporation, shares of our Common Stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations and restrictions as apply to other shares.

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of our Common Stock do not have cumulative voting rights. Accordingly, subject to voting rights of holders of any preferred stock that may be issued, holders of a plurality of our Common Stock present at a meeting at which a quorum is present are able to elect all of the directors eligible for election. The holders of a majority of the voting power of our issued and outstanding capital stock constitutes a quorum.

The holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds. The holders of our Common Stock are also entitled to share pro rata in any distribution to stockholders upon the Company’s liquidation or dissolution.

None of the shares of our Common Stock:

•	have preemptive rights;

•	are redeemable;

•	are subject to assessments or further calls;

•	have conversion rights; or

•	have sinking fund provisions.

Preferred Stock

We are currently authorized to issue 3,000,000 shares of preferred stock in one or more series. Our board of directors may determine the terms of additional series of preferred stock at the time of issuance without action by our stockholders. The terms of any issuance of preferred stock may include:

•	voting rights, including the right to vote as a series on particular matters, which could be superior to those of our Common Stock;

•	preferences over our Common Stock as to dividends and distributions in liquidation;

•	conversion and redemption rights, including the right to convert into shares of our Common Stock; and

•	sinking fund provisions.

Anti-Takeover Provisions

Certain anti-takeover provisions in our Certificate of Incorporation may make a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our board of directors will be able to issue up to 3,000,000 shares of preferred stock with rights and privileges that might be senior to our Common Stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, NY 10002. Continental Stock Transfer & Trust Company’s telephone number is (212) 509-4000.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions require the Company to indemnify its directors and officers unless restricted by Delaware law and eliminate the Company’s rights and those of its stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect the Company’s ability or that of its stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of Common Stock being offered hereby will be passed upon for us by Cooley Godward Kronish LLP, New York, New York.

EXPERTS

The consolidated financial statements at December 31, 2005 and December 31, 2004 included in and made a part of this document have been audited by Mercadien, P.C., Certified Public Accountants, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements of GVI Security Inc., the predecessor business of GVI Security Solutions, Inc., for the year ended December 31, 2003 included in and made a part of this document have been audited by Weaver and Tidwell, L.L.P., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not had any material disagreements with our independent accountants within the last two fiscal years. On December 28, 2006, following the approval of our Audit Committee, we engaged Weinberg & Company, P.A., as our independent accountants to audit our financial statements for our fiscal year ended December 31, 2006, replacing our prior accountants, Mercadien, P.C., Certified Public Accountants. In addition, since our February 2004 merger was a reverse acquisition and GVI Security, Inc. was the acquirer for accounting purposes, the pre-acquisition financial statements of GVI Security, Inc. are now our historical financial statements, and those financial statements were audited by Weaver and Tidwell, L.L.P.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, NE, Washington D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov. Our Web site address is http://www.gviss.com. The information on our Web site is not incorporated into this prospectus.

We will furnish our stockholders with an annual report before each annual meeting of stockholders. Our annual reports will include financial statements audited by our independent registered public accounting firm. We have not yet held an annual meeting and have not previously furnished our stockholders with annual reports.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC covering the Common Stock to be offered by the selling stockholders. As permitted by the rules and regulations of the SEC, this document does not contain all information set forth in the registration statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the registration statement, including the exhibits thereto. Statements contained in this document relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of that contract or other document filed as an exhibit to the registration statement or other document, and each statement of this type is qualified in all respects by that reference.

No person is authorized to give any information or make any representation not contained in this document. You should not rely on any information provided to you that is not contained in this document. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities described herein in any jurisdiction in which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any distribution of shares of Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

GVI Security Solutions, Inc.
Condensed Consolidated Balance Sheet

(In thousands, except share and per share amounts)
	(Unaudited) September 30, 2006	December 31, 2005
ASSETS:

Current Assets
Cash	$1,618	$3,284
Accounts receivable, net	6,305	7,688
Inventory	3,091	7,127
Refundable income tax receivable	-	643
Prepaids and other current assets	639	917
Current assets of discontinued operations	-	2,850
Total Current Assets	11,653	22,509

Property and Equipment, net	461	748
Deferred loan origination fee, net	359	809
Goodwill	-	544
Intangibles, net	-	532
Other assets	32	84
Total Assets	$12,505	$25,226

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities
Accounts payable	$6,320	$7,036
Accrued expenses	1,695	1,490
Capitalized lease obligations, current	76	118
Senior term note, current	1,669	2,080
Liabilities of discontinued operations	400	70
Total Current Liabilities	10,160	10,794

Capital lease obligations, net of current portion	82	139
Revolving credit facility	6,327	8,495
Senior term note, net of current portion	456	1,195
Total Liabilities	17,025	20,623

Commitments and Contingencies

Stockholders' (Deficit) Equity
Preferred stock, undesignated, $.001 par value, 3,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value, 200,000,000 shares authorized and 53,275,973 issued and outstanding at September 30, 2006; 75,000,000 shares authorized and 50,258,003 shares issued and outstanding at December 31, 2005	53	50
Additional paid-in capital	23,701	22,837
Accumulated deficit	(28,274)	(18,284)
Total Stockholders' (Deficit) Equity	(4,520)	4,603
Total Liabilities and Stockholders' (Deficit) Equity	$12,505	$25,226

The Notes to Condensed Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	(In thousands, except per share amounts)
	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Revenues	$10,067	$10,936	$32,920	$31,144

Cost of Revenues	9,445	9,390	28,360	26,638

Gross Profit	622	1,546	4,560	4,506

Selling, General and Administrative Expenses	2,794	3,934	9,865	11,187
Impairment of goodwill and other intangible assets	977	-	977	-

Operating Loss	(3,149)	(2,388)	(6,282)	(6,681)

Interest Expense	399	315	966	708

Loss from continuing operations before income taxes and income (loss) from discontinued operations	(3,548)	(2,703)	(7,248)	(7,389)

Income Tax Expense	22	32	68	55
Loss from continuing operations before income (loss) from discontinued operations	(3,570)	(2,735)	(7,316)	(7,444)

Income (loss) from discontinued operations, net of taxes	576	147	(2,674)	1,495

Net loss	$(2,994)	$(2,588)	$(9,990)	$(5,949)

Basic and diluted loss per share
Continuing operations	$(0.06)	$(0.05)	$(0.13)	$(0.15)
Discontinued operations	$0.01	$0.00	$(0.05)	$0.03
Net loss per share (basic and diluted)	$(0.05)	$(0.05)	$(0.18)	$(0.12)

Shares Used in Calculation of Net Loss per share	53,232	50,125	51,679	50,125

The Notes to Condensed Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
	(In thousands)
	Nine Months Ending September 30
	2006	2005
Cash Flows Provided By (Used In) Operating Activities
Net Loss	$(9,990)	$(5,949)
Adjustments to Reconcile Net Loss to Net Cash Provided By (Used In) Operating Activities:
Loss (Income) from discontinued operations, net of tax	2,674	(1,495)
Depreciation and amortization from continuing operations	381	396
Loss on retirement of assets	50	-
Impairment of goodwill and intangible assets	977	-
Amortization of deferred loan origination fee	450	450
Compensation costs and expenses for stock and options issued	567	-
Changes in Assets and Liabilities
Accounts receivable, net	1,383	797
Inventory	4,036	1,047
Refundable income tax receivable	643	-
Prepaids and other current assets	278	372
Other assets	2	-
Accounts payable	(716)	(4,914)
Accrued expenses	205	(918)
Net cash provided by (used in) operating activities from continuing operations	941	(10,214)

Net cash provided by (used in) operating activities
of discontinued operations	506	(1,271)
Net cash provided by (used in) operating activities	1,447	(11,485)

Cash Flows Provided By (Used In) Investing Activities
Purchase of property and equipment	(45)	(207)
Proceeds from sale of investment	50	-

Net Cash Provided By (Used in) Investing Activities	5	(207)

Cash Flows Provided By (Used In) Financing Activities
Net proceeds from (repayments of) revolving credit facility	(2,168)	3,465
Principal payments of Senior term note	(850)	(908)
Principal payments of capitalized lease obligations	(99)	(126)
Net Cash (Used In) Provided by Financing Activities	(3,117)	2,431

Net Decrease in Cash	(1,666)	(9,261)
Cash, Beginning of Period	3,284	13,398
Cash, End of Period	$1,618	$4,137

SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid for interest	$691	$258
Cash paid for income taxes	2	31

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Debt principal payment converted to common stock	$300	$67
Restricted cash paid to satisfy stock repurchase obligation	$—	$10,000

The Notes to Condensed Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Notes to Condensed Consolidated Financial Statements

NOTE 1 ~ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
The Company provides video surveillance security solutions that are deployed in the commercial and homeland security market segments. Products are sold primarily to distributors and system integrators that specialize in providing security products and services to these business segments.

Basis of Presentation

These consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and with the requirements of Form 10-Q of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

Certain reclassifications have been made to the 2005 financial statements for consistency purposes, including reclassifications of certain revenue and expense amounts relating to the three and nine month periods ending September 30, 2005. These reclassifications include (1) classification of net freight billed to customers as a reduction of costs of revenue, and (2) classification of certain warehousing, technical support and assembly expenses as costs of revenue.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GVI Security Solutions, Inc., and its wholly-owned subsidiaries GVI Security, Inc. and Rapor, Inc. All material intercompany transactions, balances and profits have been eliminated.

Going Concern Considerations

The accompanying financial statements have been presented in accordance with U.S. GAAP, which assumes the continuity of the Company as a going concern. During the years ended December 31, 2005 and 2004, and the nine months ended September 30, 2006, the Company experienced, and continues to experience, negative cash flow and operating losses, which have resulted in a significant reduction in the Company’s cash balances. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Subsequent to September 30, 2006, the Company raised $5 million in gross proceeds in a private placement of common stock and convertible notes. The Company may need to raise additional capital in the future to finance its operations, and management can not provide assurance that the Company will be successful in this effort.

Discontinued Operations

In the first quarter of 2006, the Company’s board approved a plan to discontinue its Retail Channel business. This business is accounted for as discontinued operations and, accordingly, its operations are segregated in the accompanying financial statements. In connection with the discontinuance of the Retail Channel business for the nine months ended September 30, 2006 and the year ended December 31, 2005, the Company wrote down assets identified with the retail business by approximately $2.2 million and $1.4 million, respectively, net of applicable tax benefit, to net realizable value. In addition, net returns and allowances recorded for the discontinued Retail Channel business for the nine months ended September 30, 2006 were approximately $900,000, all of which occurred in the first six months of 2006. The write down to net realizable value was based on management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities held for disposition from the discontinued operations. The results of the discontinued operations do not include any allocation of corporate overhead during the periods presented.

On September 13, 2006, the Company entered into an agreement with its former distributor to the retail channel, whereby the Company transferred to this distributor substantially all of its remaining retail inventory in exchange for the termination of the parties’ respective remaining obligations under an alliance agreement. The Company has written off all remaining net assets associated with the Retail Channel business, and has accrued a reserve of $400,000 for estimated remaining obligations associated with completing the termination of this business channel.

Income Taxes

The Company has incurred significant operating losses over the past several fiscal years, which has generated net operating loss carry-forwards which may be available for future utilization. Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carry-forwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. In October 2006, as a result of the completion of the Company’s private placement transaction, the investors in the private placement as a group became the beneficial owners of approximately 96% of the Company’s outstanding shares, assuming full conversion of convertible promissory notes issued to these investors in conjunction with the transaction. Accordingly, the actual utilization of net operating loss carry-forwards and other deferred tax assets for tax purposes may be limited annually under Code Section 382 to a percentage of the fair market value of the Company at the date of this ownership change.

Income tax expense for the three and nine month periods ending September 30, 2006 and 2005 relate to state and local franchise taxes that are due to various states and municipalities in which the Company is licensed and transacts business.

Intangible Assets

The Company adopted the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) effective January 1, 2005. SFAS No.142 required that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment using the guidance for measuring impairment set forth in this statement.

The Company tested for impairment using the guidance for impairment set forth in SFAS 142, and it was determined by the Company, based on testing results obtained from an independent third party, that there was no impairment at December 31, 2005.

During the quarter ended September 30, 2006, management concluded that the Rapor product line no longer fit the Company’s existing distribution channels and market strategy and, accordingly, recorded impairment costs of approximately $1 million resulting from the write-off of goodwill totaling $544,436, and the write-off of the remaining net book value of the trademark and technology associated with Rapor products totaling $433,000.

Concentration of Risks

Samsung Electronics Distribution Agreement

The Company was party to a product distribution agreement with Samsung Electronics Co. Ltd. (“Samsung”) that gave the Company the exclusive right to sell Samsung products in the professional channel, as well as the exclusive right to sell Samsung products in the retail channel to a major national retailer. The exclusive right to sell Samsung products to the major national retailer expired on December 31, 2005. In January 2006 Samsung also terminated the remaining exclusivity associated with the professional market as a result of the Company’s failure to achieve minimum purchase requirements in accordance with the distribution agreement. In the first quarter of 2006, Company management elected to discontinue its retail business, and no longer sells Samsung retail products.

On October 2, 2006, the Company entered into a new Product Distribution Agreement (“Agreement”) with Samsung, under which the Company was granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America (“Territory”) through December 31, 2010. Pursuant to the Agreement, Samsung has agreed to a limited non-compete in the Territory. The Agreement also provides for minimum annual purchase amounts of $21 million and $27 million for the years ending December 31, 2006 and 2007, respectively, and allows Samsung to terminate the Agreement at any time if the Company does not achieve the annual minimum purchase amounts, as well as upon the Company’s breach of any of its other obligations thereunder.

Credit Risk Concentration

At September 30, 2006, approximately $1,664,000 (20%) and $2,224,000 (26%), respectively, of the Company's accounts receivable were due from two particular customers. The Company performs ongoing credit evaluations of its customers and generally requires no collateral from them.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those that relate to the valuation of inventory, accounts receivable, accrued liabilities and the useful lives of property and equipment.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“SFAS 123R”). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

Prior to the January 1, 2006 adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, no compensation expense had been recognized for stock options since all options granted had an exercise price equal to the market price on the date of grant. As permitted by SFAS 123, “Accounting for Stock-Based Compensation,” stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption and all previously granted awards not yet vested as of the date of adoption. Prior periods have not been restated.

The following table illustrates the effect on operating results and per share information had the Company accounted for share-based compensation in accordance with SFAS 123 for the three and nine months ended September 30, 2005 (in thousands, except per share amounts):

	Nine Months Ended September 30, 2005	Three Months Ended September 30, 2005

Net loss as reported	$(5,949)	$(2,588)
Option-based employee compensation, net of related taxes	41	7

Pro forma net loss	$(5,990)	$(2,595)

Basic and diluted net (loss) per share—as reported	$(0.12)	$(0.05)
Basic and diluted net (loss) per share—pro forma	$(0.12)	$(0.05)

The Company uses the Black-Scholes option pricing model to estimate the fair value of option awards with the following weighted average assumptions for the period indicated:

	Nine Months Ended September 30,
	2006	2005
Dividend yield	-%	-%
Risk-free factors	4.7%	3.5%
Volatility factors	47%	74%
Option Lives in Years	6.0	3.0

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s third quarter loss before taxes, and its net loss for the nine months ended September 30, 2006, were approximately $0 and $261,000 lower, respectively, than if the Company had continued to account for options under the combination of APB Opinion No. 25 and SFAS 123 for its stock option plans. The change to basic and diluted loss per share was less than ($0.01).

NOTE 2 ~ SUBSEQUENT EVENTS

Convertible Subordinated Debt Financing

On October 6, 2006, the Company completed a $5 million private placement, consisting of 100 units (“Units”) at a price of $50,000 per unit. Each Unit consists of 1,250,000 shares of Common Stock and a 6% Subordinated Secured Convertible Promissory Note (“Convertible Notes”) in the principal amount of $45,000, convertible into 11,250,000 shares of Common Stock at a conversion price equal to $.004. The conversion price is subject to equitable adjustments for stock splits, stock dividends, and similar events. The Company may settle the Convertible Notes at maturity through the issuance of common stock, so long as the market price of the stock is no less than 150% of the conversion price at maturity. The Convertible Notes may not be converted into Common Stock until the Company effects an amendment to its certificate of incorporation effecting a reverse stock split providing for a sufficient number of authorized shares of Common Stock to permit such conversion. The conversion price of the Convertible Notes was less than the market price of the Company’s common stock on the date of the transaction. In accordance with EITF 98-5 the Company recognized a debt discount of $4.5 million associated with the beneficial conversion feature of the Convertible Notes. Additionally, the Company issued warrants to purchase an aggregate of 93,750,000 shares of Common Stock at a price of $.004 per share as a consulting fee to a company controlled by a new stockholder. Pursuant to EITF 96-18, this warrant has been valued at the fair value of the services provided resulting in a charge to earnings in the quarter ending December 31, 2006 of $375,000. The warrants are subject to pro-rata adjustment upon completion of the Company’s 50-for-1 reverse split.

Assuming the (1) issuance of the Units, including the discount associated with beneficial conversion feature of the Convertible Notes and consulting charges associated with the warrant issuance, and (2) conversion of the Convertible Notes, resulting in the recognition of the debt discount as interest expense, had occurred at September 30, 2006, the Company’s Pro Forma Condensed Balance Sheet would be as follows. This presentation is not indicative of that which would have been attained had the transaction occurred at an earlier date.

	September 30, 2006, as presented	Pro Forma Adjustments	(Pro Forma) September 30, 2006
ASSETS:
Current Assets:
Cash and equivalents	$1,618	$5,000	$6,618
Accounts receivable	6,305	-	6,305
Inventory	3,091	-	3,091
Other current assets	639	-	639
Total current assets	$11,653	$5,000	$16,653

Deferred loan origination fees, net	359	-	359
Property and other assets	493	-	493
Total assets	$12,505	$5,000	$17,505

LIABILITIES & EQUITY: Current Liabilities:
Accounts payable	$6,320	$-	$6,320
Accrued expenses	1,695	-	1,695
Convertible term note, current	1,669	-	1,669
Other current liabilities	476	-	476
Total current liabilities	$10,160	$-	$10,160

Convertible revolving credit facility	6,327	-	6,327
Subordinated Convertible Notes, net	-	-	-
Other liabilities	456	-	456
Total liabilities	$17,025	$-	$17,025
Total Stockholders’ equity	$(4,520)	$5,000	$480
Total liabilities & Stockholders’ equity	$12,505	$5,000	$17,505

Approximately $3 million of the proceeds of the private placement were immediately used to pay past due amounts owed Samsung for security products previously purchased by the Company, and approximately $108,000 was paid to a consulting group owned and controlled by the Company’s former Chairman. The balance of the net proceeds from the private placement will be used primarily for working capital, fund operating losses and to pay expenses incurred in connection with the private placement.

In conjunction with the closing of the private placement described above, five of the Company’s directors resigned and were replaced by five new directors.

The investors in the private placement have agreed to exercise the conversion option immediately upon the effectiveness of the Company’s 50-for-1 reverse stock split, which the Company expects to occur on or about November 27, 2006. Assuming completion of the reverse stock split and note conversion, the investors in the private placement as a group would be the beneficial owners of approximately 96% (approximately 80% assuming full conversion of all outstanding options and warrants) of the outstanding shares of the Company’s Common Stock.

Employment Agreements

Simultaneously with the private placement, the Company entered into amendments to the employment agreements of both the Chief Executive Officer and Chief Financial Officer, by which the Company agreed to issue to each of the two officers an option to purchase 94,089,763 shares of the Company’s Common Stock at an exercise price of $.004 per share vesting over a three-year period, and have amended the definition of “Cause” for termination purposes under each of the employment agreements to include the Company’s incurrence of a net loss, as defined in the amendments, in the quarter ending June 30, 2007. The new options may not be exercised until such time as the Company has available for issuance a sufficient number of unissued shares of authorized Common Stock so as to permit such exercise. These options are subject to pro-rata adjustment upon completion of the Company’s 50-for-1 reverse split. Pursuant to the amendments, the two officers agreed to forfeit all stock options previously granted to them under their employment agreements as well as the right to be issued additional stock options upon the closing of a private placement of the Company’s securities.

NOTE 3 ~ LAURUS CREDIT FACILITY

On May 27, 2004, the Company closed a $15 million convertible debt financing with Laurus under which the Company was provided with a $5 million term loan and a $10 million revolving credit facility. At closing, the Company borrowed $5 million under the term loan and $10 million under the revolving credit facility, and used $10,016,000 of the proceeds to repay in full the indebtedness outstanding under the prior revolving credit agreement with Comerica Bank. Additional proceeds of the financing were used to increase working capital, pay closing fees to Laurus in the aggregate amount of $617,500, and pay a finder's fee in the amount of $800,000. As part of the transaction, Laurus was also issued a seven-year warrant to purchase 940,000 shares of Common Stock at a price of $3.50 per share. The Company also issued a similar warrant to purchase 94,000 shares of Common Stock to the finder. Both the shares and exercise price of these warrants are subject to prorata adjustment upon completion of the Company’s 50-for-1 reverse split. Borrowings under the Laurus financing are secured by all assets of the Company. At September 30, 2006, $2.1 million in principal was outstanding under the Term Loan and $6.3 million in principal was outstanding under the revolving credit facility. The agreements with Laurus prohibit the payment of dividends on the Company’s Common Stock, and contain other customary affirmative and negative covenants.

The loan documents with Laurus required the Company’s Common Stock to be quoted on the NASD Over the Counter Bulletin Board by July 27, 2004, which date was extended to September 27, 2004 and further extended to December 31, 2004. In consideration for extending the deadlines, the Company issued Laurus additional seven-year warrants to purchase an aggregate of 400,000 shares of Common Stock at a price of $3.50 per share, subject to prorata adjustment upon completion of the Company’s 50-for-1 reverse split. The fair value of these warrants at date of issue was expensed. The Company’s Common Stock began being quoted on the NASD Over the Counter Bulletin Board on December 13, 2004.

The term loan is evidenced by a Secured Convertible Term Note (“Term Note”) and bears interest at a rate per annum equal to the prime rate (as reported in the Wall Street Journal), plus two percent, subject to a floor of six percent. Interest on the term loan is payable monthly.

Prior to the October 2006 amendment described below, the interest rate under the Term Note was subject to downward adjustment at the end of each month so that if at the end of the applicable month the Company had registered the shares of Common Stock underlying the Term Note with the SEC, interest payable on the Term Note would be adjusted downward by 200 basis points (two percent) for each incremental 25 percent increase in the market price of the Common Stock, at the end of the month, in excess of the conversion price under the Term Note.

Amounts outstanding under the Term Note were initially convertible into Common Stock at Laurus's option at a conversion price initially equal to $2.70 per share. In December 2004 the conversion price was reduced to $1.91 under the terms of the anti-dilution feature of the Term Note. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the Term Note, and (ii) limitations based on trading volume of the Common Stock, originally scheduled principal and interest payments under the Term Note were made in shares of Common Stock valued at the conversion price. In addition prepayments under the Term Note were subject to a premium in the amount of 20% of the principal being prepaid.

Borrowings under the revolving credit facility bear interest at a rate per annum equal to the prime rate plus two percent. In addition, prior to the October 2006 amendment described below, the interest rate under the revolving credit facility was previously subject to downward adjustment at the end of each month in the same manner as provided for under the Term Note. The revolving credit facility terminates, and borrowings thereunder become due, on December 31, 2007.

Amounts outstanding under the revolving credit facility were initially convertible to Common Stock at Laurus's option at a conversion price initially equal to $3.38 per share. In December 2004 the conversion price was reduced to $2.22 under the terms of the anti-dilution feature of the facility. To the extent the Company repays loans outstanding under the revolving credit facility and/or Laurus converts loans under the revolving credit facility into Common Stock, the Company could reborrow or make additional borrowings under the revolving credit facility, provided that aggregate loans outstanding under the revolving credit facility at any time may not exceed the lesser of $10 million or a borrowing base equal to the sum of 83.7% of "eligible accounts" plus 60% of "eligible inventory" (with borrowings based on eligible inventory limited to $3.5 million). Eligible accounts are generally gross accounts receivable less foreign receivables and domestic receivables over 90 days from invoice date. Eligible inventory is substantially all finished goods inventory.

Pursuant to an amendment, dated as of May 26, 2006, between the Company and Laurus, (i) payments of principal due to Laurus for the months of June 2006 through December 2006 under the Term Note were reduced from $190,000 per month to $100,000 per month, (ii) the final payment of principal due to Laurus under the Term Note on May 27, 2007 was correspondingly increased from $435,000 to $1,065,000, and (iii) the exercise price of warrants previously issued to Laurus to purchase an aggregate of 1,340,000 shares of the Company’s Common Stock was reduced from $3.50 to $0.60. Pursuant to a further Amendment, dated as of June 22, 2006, the conversion price of $300,000 of principal under the Term Note was reduced to $0.15 from $1.91, and Laurus converted such amount of principal into 2,000,000 shares of the Company’s Common Stock. The principal so converted was applied to the payments of principal that would otherwise have been due under the Term Note for the months of July, August and September 2006. As a result of the reduction in the exercise price of the warrants, the Company recorded an interest charge of approximately $76,000 in the second quarter of 2006. In addition, the Company also recorded a charge of approximately $20,000 from the reduction of the conversion price of $300,000 of convertible term debt principal in June 2006.

On October 4, 2006, in connection with the private placement referred to above, the Company entered into an Omnibus Amendment and Consent with Laurus, pursuant to which Laurus consented to the issuance of the Convertible Notes in the private placement. In addition, Laurus agreed to further amendments to the Company’s revolving credit facility and term loan agreements under which (i) the ability of Laurus to convert the Company’s revolving credit facility and term loan into Common Stock was eliminated; (ii) the maturity date of both the revolving credit facility and Term Note was extended from May 24, 2007 until December 31, 2007; (iii) prepayment penalties with respect to both the revolving credit facility and Term Note were eliminated; and (iv) monthly principal payments of $152,000 will be due under the Term Note for the months of January 2007 through December 2007.

Accordingly, after giving effect to the amendments above, amortizing payments of principal on the Term Note, which commenced September 1, 2004, are provided below as follows:

Period	Principal Amount

October 2006 through December 2006	$100,000 per month

January 2007 through December 2007	$152,083 per month

Loan Origination Fees

The Company incurred and capitalized origination and finders fees associated with the Laurus credit facility of approximately $1.8 million. These fees are amortized into interest expense on the straight line basis over the initial term of the loan of three years. Also included in the capitalized origination fees is compensation of approximately $112,000 relating to the issuance of warrants to purchase 1,034,000 shares of the Company’s Common Stock. These fees will be fully amortized in May 2007.

As noted previously, in conjunction with its private placement transaction in October 2006 the Company recorded deferred financing costs of approximately $1,575,000 to reflect the fair value of the convertible warrant feature of the Convertible Notes, and approximately $169,000 to reflect the fair value of a warrant to purchase 93,750,000 shares (pre-reverse stock split) of Common Stock issued in connection with the private placement. These non-cash expenses will be amortized into interest expense on the straight line basis over the term of the underlying subordinated convertible notes of three years.

As noted above, the private placement investors have agreed to exercise the conversion feature of the subordinated convertible notes immediately upon the effective date of the Company’s approved reverse stock split. Upon the conversion of the subordinated convertible notes, the total remaining deferred financing costs associated with this transaction will be charged into interest expense.

Capitalized Leases

The Company has entered into separate capital lease obligations in conjunction with the acquisition of warehouse racking and office furniture. These assets have original capitalized values of $316,000, and have payment terms ranging from 48 to 60 months.

Future minimum lease payments under noncancelable capital lease obligations at September 30, 2006 were as follows ($ in thousands):

2006	$21
2007	83
2008	53
2009	12
169
Less amounts relating to interest	11
Total capital lease obligations	158
Less current portion	76
Capital lease obligations, noncurrent	$82

NOTE 4 ~ COMMITMENTS & CONTINGENCIES

General

Sales to certain consumers of video surveillance and other security products may be subject to sales tax requirements and possible audits by state taxing authorities. The Company estimates that any liability that it may have for sales taxes would not have a material effect on its financial condition or results of operations.

The Company is also party to other disputes in the normal course of business. Management believes the ultimate resolution of such disputes will not have a material effect on the financial statements.

Lease and Rents

The Company leases warehouse and office space under an operating lease agreement which expires on September 30, 2009. Under the terms of the lease, the Company paid no rent for six months, and then pays monthly rent of $25,704 for the remainder of the sixty-six month lease. Accordingly, the effects of the rent deferral have been accrued.

The minimum annual rentals under the non-cancelable lease for the remaining periods ended years ended December 31 are as follows ($ in thousands):

2006	$77
2007	308
2008	308
2009	231
$924

Termination Agreement with Nazzareno E. Paciotti

On March 28, 2006, the Company and Nazzareno E. Paciotti, entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Paciotti’s employment with the Company and to his resignation as a director and officer of the Company and its subsidiaries. Under the terms of the Mutual Separation Agreement, Mr. Paciotti was entitled to receive severance payments equal to one year of his annual base salary of $300,000 payable over 12 months. In addition, under the separation agreement, Mr. Paciotti was entitled to continue to receive medical benefits through January 24, 2008. At December 31, 2005, approximately $335,000 was accrued for this obligation, and at June 30, 2006 approximately $250,000 remained on the obligation. The Company also agreed that Mr. Paciotti’s options to purchase 625,000 shares of Common Stock would vest in full and be exercisable in full until December 31, 2006. Mr. Paciotti agreed to release the Company in full from any and all claims and to continue to be bound by the confidentiality and non-solicitation terms of his employment agreement.

In September 2006 the Company entered into agreement with Mr. Paciotti whereby the Company paid Mr. Paciotti a one-time payment of $85,925 in satisfaction of all remaining obligations under the Mutual Separation Agreement, which resulted in an increase to earnings of $128,888 in the quarter ended September 30, 2006.

Employment Agreements

On October 4, 2006, in connection with the private placement noted earlier, the Company entered into amendments to the employment agreements of both the Chief Executive Officer and Chief Financial Officer, by which the Company agreed to issue to each of the two officers an option to purchase 94,089,763 shares of the Company’s Common Stock at an exercise price of $.004 per share vesting over a three-year period, and have amended the definition of “Cause” for termination purposes under each of the employment agreements to include the Company’s incurrence of a net loss, as defined in the amendments, in the quarter ending June 30, 2007. The new options may not be exercised until such time as the Company has available for issuance a sufficient number of unissued shares of authorized Common Stock so as to permit such exercise. Pursuant to the amendments, the two officers agreed to forfeit all stock options previously granted to them under their employment agreements as well as the right to be issued additional stock options upon the closing of a private placement of the Company’s securities.

NOTE 5 ~ 2004 STOCK INCENTIVE PLAN

In February 2004, the Company adopted its 2004 Long-Term Stock Plan and reserved up to 5,939,913 shares of Common Stock for issuance thereunder. In June 2006 the shares available under this Plan increased from 5,939,913 to 10,000,000, and in October 2006 the shares available under this Plan increased to 295,000,000.

In March 2006, the Company granted to the Chief Executive Officer and Chief Financial officer certain employees options to purchase a total of 3,750,000 shares of Common Stock exercisable at $.16 to $.80 per share. These options were not granted under a plan.

A summary of the status of the Company’s stock options as of December 31, 2005, and the changes during the six months ended September 30, 2006, is presented below.

	Number of Shares	Range of Exercise Prices
Outstanding at January 1, 2006	4,221,752	$0.32- 65.00
Granted	3,750,000	$0.16- 0.80
Exercised	-	$-
Forfeited	(908,702)	$0.32- 2.60
Outstanding at September 30, 2006	7,063,050	$0.16- 65.00
Options Exercisable at September 30, 2006	5,097,633

Weighted-average fair value of options remaining exercisable at September 30, 2006		$0.05

The following table summarizes information about stock options outstanding as of September 30, 2006:

Outstanding Options			Exercisable Options
Exercise Prices	Number Outstanding At September 30,2006	Weighted-average Remaining Contractual Life	Number Outstanding at September 30, 2006
$0.16	250,000	9.5 years	125,000
0.30	1,000,000	9.4 years	1,000,000
0.32	566,742	6.8 years	566,742
0.50	250,000	9.5 years	125,000
0.52	1,000,000	9.4 years	500,000
0.78	250,000	9.5 years	125,000
0.80	1,000,000	9.4 years	500,000
0.85	100,000	8.5 years	50,000
1.50	815,000	8.3 years	668,333
2.60	1,825,000	7.4 years	1,431,250
Over $32.00	6,308	3.2 years	6,308
	7,063,050		5,097,633

As noted earlier, subsequent to September 30, 2006, the Company entered into amendments to the employment agreements of both the Chief Executive Officer and Chief Financial Officer, by which the Company agreed to issue to each of the two officers an option to purchase 94,089,763 shares of the Company’s Common Stock at an exercise price of $.004 per share vesting over a three-year period. In addition, another 94,089,763 shares were made available for distribution to other key management members. Under the terms of the amendment, the two officers agreed to forfeit previously issued and outstanding options totaling 3,750,000, which were granted in the quarter ending March 31, 2006.

All outstanding options are subject to prorata adjustment upon completion of the Company’s 50-for-1 reverse split.

NOTE 5 ~ WARRANTS

Summary of the Company’s outstanding warrants at September 30, 2006 are as follows:

Description	Shares	Approx. Remaining Term (Years)	Exercise Price

Laurus Master Fund	1,340,000	4.8	$0.60
Laurus Finder’s Fee	94,000	4.7	$3.50
ESI	3,000,000	5.1	$1.50
Rapor shareholders	1,353,925	5.2	$3.04
Oct. 2004 bridge financing	766,665	3.1	$1.50
Consultant	175,000	3.1	$3.50 - 5.00
Other	13,743	0.7	$7.80 - 32.50
	6,743,333

As noted previously, in conjunction with the private placement transaction completed subsequent to September 30, 2006, the Company issued five-year warrants to purchase an aggregate of 93,750,000 shares of Common Stock at a price of $.004 per share to a consultant of the Company and his designees. The warrants may not be exercised until such time as the Company has available for issuance a sufficient number of unissued shares of authorized common stock so as to permit such exercise, and are subject to prorata adjustment upon completion of the Company’s 50-for-1 reverse split.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
GVI Security Solutions, Inc.
Carrollton, Texas

We have audited the balance sheet of GVI Security Solutions, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GVI Security Solutions, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operating activities, which have resulted in a significant reduction in cash. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mercadien, P.C., Certified Public Accountants
Hamilton, New Jersey

March 30, 2006

Report Of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of GVI Security Solutions, Inc.

We have audited the accompanying statements of operations, stockholders’ equity, and cash flows of GVI Security, Inc., the predecessor business of GVI Security Solutions, Inc., for the year ended December 31, 2003. All 2003 shareholders’ equity share and per share amounts in the financial statements give retroactive effect to the reverse merger of GVI Security, Inc. with Thinking Tools, Inc. as described in the notes to the financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of GVI Security, Inc., the predecessor business of GVI Security Solutions, Inc., for the year ended December 31, 2003, after giving retroactive effect to the reverse merger as discussed in Note 1 to the financial statements, in conformity with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
March 29, 2004, except for Notes 1 and 11
as to which the date is September 27, 2004

GVI SECURITY SOLUTIONS, INC.
BALANCE SHEETS
DECEMBER 31, 2005 and 2004
($ in thousands, except per share data)

	2005	2004
ASSETS
CURRENT ASSETS

Cash and Equivalents	$3,284	13,398
Restricted Cash	—	10,000
Accounts receivable, net of allowance for doubtful accounts of $246(2005) and $250 (2004)	7,688	8,359
Inventory	7,127	9,546
Other receivables	491	1,402
Prepaid expenses and other assets	426	295
Refundable income taxes	643	643
Current assets of discontinued operations	2,850	3,065
Total current assets	22,509	46,710

PROPERTY AND EQUIPMENT, net	748	1,320

Non-Current Assets of Discontinued Operation	—	662

OTHER ASSETS
Deferred loan origination fee, net of accumulated amortization	809	1,409
Goodwill	544	544
Intangibles, net	532	676
Investment	50	250
Other	34	34
TOTAL ASSETS	$25,226	51,605

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$7,035	10,760
Debt	2,307	1,596
Accrued expenses	1,381	2,081
Stock Purchase Obligation	—	10,000
Current liabilities of discontinued operations	70	584
Total current liabilities	10,793	25,021
DEBT, Non-current portion	9,829	9,057
TOTAL LIABILITIES	20,622	34,078

STOCKHOLDERS' EQUITY

Preferred Stock, $.001 Par Value, 3,000,000 Shares authorized, None Issued Or Outstanding at December 31, 2005 and 200 Series B at December 31,2004	—	—
Common stock - $.001 par value; 75,000,000 shares authorized; 50,258,003 shares issued and outstanding at December 31, 2005 and 49,012,946 at December 31, 2004	50	49
Additional paid-in capital	22,837	22,741
Accumulated deficit	(18,283)	(5,263)
Total stockholders' equity	4,604	17,527
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$25,226	51,605

The Notes to Financial Statements are an integral part of these statements.

GVI SECURITY SOLUTIONS, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

($ In thousands, except income (loss) per share data)

	2005	2004	2003
			(Predecessor Business)
INCOME

Net sales	$40,782	$35,760	$25,018

COST OF GOODS SOLD	34,813	30,834	19,687

Gross profit	5,968	4,926	5,331

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	15,156	13,602	7,261

Loss from operations	(9,188)	(8,675)	(1,930)

INTEREST EXPENSE	1,266	691	230
OTHER	200	156	0

Loss from continuing operations before income taxes and income (loss) on discontinued operations	(10,654)	(9,522)	(2,160)

INCOME TAX EXPENSE (BENEFIT)
Current tax provision(benefit)	83	(1,320)	(900)
Deferred tax(benefit)	0	212	(212)

Total income tax expense (benefit)	83	(1,108)	(1,112)

Loss from continuing operations before income (loss) from
discontinued operations	(10,737)	(8,414)	(1,048)

(Loss) or Income from discontinued operations,
net of taxes	(2,283)	1,236	2,305

Net loss	$(13,020)	$(7,178)	$1,257

Basic and diluted income (loss) per share:
Continuing operations	$(0.21)	$(0.28)	$(0.04)
Discontinued operations	$(0.05)	$0.04	$0.08
Net loss per share
(basic and diluted)	$(0.26)	$(0.24)	$0.04

Shares Used in Calculation of Net Income (Loss)
Per share
Basic & Diluted	50,127	30,135	28,215

The Notes to Financial Statements are an integral part of these statements.

GVI SECURITY SOLUTIONS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock		Preferred A		Preferred B		Preferred D		Preferred E		Additional Paid-in	Retained Earnings
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balance, December 31, 2002 (Predecessor Business)	230,000	$230								$—	$574,770	$873,034	$1,448,034

Conversion to Preferred Series E	(230,000)	(230)							1,000,000	1,000	(770)		1,000
Net income												1,256,862	1,256,862
Distributions												(215,001)	(215,001)
Balance, December 31, 2003
(Predecessor Business)	—	—							1,000,000	1,000	574,000	1,914,895	2,489,895
Thinking Tools Capitalization	157,032	157	1,148,799	1,149	200	—	10,000	10			20,789,166	(22,611,032)	(1,820,550)
Eliminate Thinking Tools to Recapitalize GVI											(21,094,042)	22,611,034	1,516,992
Conversion to Common	44,185	44	(1,148,799)	(1,149)							1,105
Conversion to Common	1,187,983	1,188					(10,000)	(10)			(1,178)
Conversion to Common	28,214,587	28,215							(1,000,000)	(1,000)	(27,215)
Warrants issued											212,235		212,235
Shares issued	650,000	650									155,350		156,000
Acquisition of Rapor	2,805,858	2,806									670,600		673,406
Private Placement	22,619,968	22,620									31,454,237		31,476,857
Stock Repurchase Obligation	(6,666,667)	(6,667)									(9,993,333)		(10,000,000)
Net loss												(7,177,712)	(7,177,712)
Balance, December 31, 2004	49,012,946	$49,013	—	$—	200	$—	—	$—	—	$—	$22,740,925	($5,262,815)	$17,527,123

Laurus Principal Payment Conversion	35,000	35									66,815		66,850
Conversion Series B Preferred
To common	3				(200)
Restricted Stock issued
to Directors	132,210	132									29,868		30,000
Stock options exercise	1,975,020	1,975									627,069		629,044
Stock exchanged for options	(897,176)	(897)									(628,147)		(629,044)
Net loss												(13,019,974)	(13,019,974)
Balance, December 31, 2005	50,258,003	$50,258	—	$—	—	$—	—	$—	—	$—	$22,836,530	($18,282,789)	$4,603,999

The Notes to Financial Statements are an integral part of these statements.

GVI SECURITY SOLUTIONS, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
($ In thousands)

	2005	2004	2003
			(Predecessor Business)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(13,020)	$(7,178)	$1,257
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
(Income) loss from discontinued operations, net of
tax	2,283	(1,236)	(2,305)
Used in operating activities
Depreciation and amortization from
continuing operations	1,148	846	225
Amortization of deferred loan origination
fees & intangibles	600	312	—
Deferred tax liability	—	213	(212)
Compensation costs for stock and warrants
Issued	30	189	—
Write down of investment	200	—	—

Increase (decrease) in cash flows due to changes
in operating assets and liabilities:
Accounts receivable	734	(1,894)	(2,265)
Inventory	2,419	(2,215)	(1,615)
Other receivables	911	38	(381)
Prepaid expenses and other assets	(131)	161	(53)
Accounts payable	(3,712)	4,964	1,211
Accrued expenses	(512)	822	416
Other	—	(34)	—
Refundable income taxes/Federal income taxes
Payable	—	(1,099)	456
Net cash used in operating activities from continuing operations	(9,050)	(6,111)	(3,266)
Net cash (used in) provided by operating activities
of discontinued operations	(1,986)	155	(1,861)
Net cash used in operating activities	(11,036)	(5,956)	(5,127)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(430)	(1,420)	(59)
Purchase of Rapor assets	—	(288)	—
Purchase of investment	—	(250)	—
Net cash used in investing activities	(430)	(1,958)	(59)
CASH FLOWS FROM FINANCING ACTIVITIES:
Private placement proceeds	—	31,476	—
Proceeds from loan/line of credit	30,049	17,580	44,744
Repayments of loan/line of credit	(28,527)	(10,905)	(39,440)
Repayments of prior lines of credit	—	(5,304)	0
Repayments of capital lease	(170)	—	0
Restricted cash	—	(10,000)	0
Loan origination fees	—	(1,604)	0
Sub Chapter S Shareholder Distributions	—	—	(215)
Net cash provided by financing activities	1,352	21,243	5,089
Net increase (decrease) in cash	(10,114)	13,329	(97)
CASH, BEGINNING OF YEAR	13,398	69	166
CASH, END OF YEAR	$3,284	$13,398	$69
SUPPLEMENTARY INFORMATION TO
STATEMENT OF CASH FLOWS:
Cash paid for interest	$429	$356	$209
Cash paid for taxes	$110	$468	$200
SUPPLEMENTARY SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Liabilities assumed in acquisition and
Recapitalization	$—	$1,821	—
Capital lease equipment acquisitions	—	501	—
Conversion of related party note and loan
and accrued interest	—	1,517	—
Loan origination fee compensation cost for
warrant issued	—	112	—
Rapor assets net of liabilities assumed	—	741	—
Stock Repurchase Obligation	—	10,000	—

The Notes to Financial Statements are an integral part of these statements.

GVI SECURITY SOLUTIONS, INC.

Notes to the Financial Statements

NOTE 1 ~ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

GVI Security Solutions, Inc. (the “Company” and/or “GVI”) was incorporated in August 1996 as Thinking Tools, Inc. and was originally engaged in the software development business. From December 18, 2000 until February 20, 2004, Thinking Tools, Inc. had no active business. On February 20, 2004, pursuant to an Agreement and Plan of Merger, Thinking Tools, Inc. acquired all of the stock of GVI Security, Inc. in a merger, and the business of GVI Security, Inc. became the business of Thinking Tools, Inc. For accounting purposes, because the Company had become a shell company, GVI Security, Inc. was treated as the acquiror in the merger, which was treated as a recapitalization of GVI Security, Inc., and the pre-merger financial statements of GVI Security, Inc. became the Company’s historical financial statements. The 2003 stockholders’ equity of the Company was retroactively restated for the equivalent number of shares of Thinking Tools, Inc. received by GVI Security, Inc. in the reverse merger, with the difference between the par value of Thinking Tools, Inc. preferred stock and GVI Security, Inc.’s common stock recorded as paid in capital. In the merger 230,000 shares of GVI Security, Inc.’s Common Stock was converted to 1,000,000 shares of Thinking Tools, Inc. Series E Preferred Stock. The Series E Preferred Stock was initially convertible into 1,833,947,909 shares of Thinking Tools, Inc. common stock, and ultimately converted into 28,214,587 shares of common stock of the Company as a result of the one-for-65 reverse split effected on April 12, 2004, on which date Thinking Tools, Inc. changed its name to GVI Security Solutions, Inc. See also Note 14.

GVI is a provider of video surveillance and security solutions incorporating a line of video surveillance, access control and detection systems to the homeland security, professional and business-to-business market segments. GVI’s business previously included the distribution of security products to the retail market. These operations were discontinued during 2005. (See Note 3 below) GVI provides a combination of closed circuit televisions (CCTVs), digital video recorders (DVRs), access control, Rapid Access Portals, software systems and networking products for both government agencies and the private sector. During the years ended December 31, 2005, 2004 and 2003, sales in North America comprised 81%, 86% and 86% of total sales, respectively, and international sales comprised 19%, 14% and 14% of total sales, respectively.

On December 1, 2004, the Company acquired all of the capital stock of Rapor, Inc. in a merger in which the Company issued to Rapor’s former stockholders an aggregate of 2,707,852 shares of common stock and seven-year warrants to purchase an aggregate of 1,353,925 shares of common stock at an exercise price of $3.04 per share. In connection with the closing of the merger, the Company also paid approximately $184,000 in cash, and issued 98,007 shares of common stock, in satisfaction of secured obligations of Rapor. Rapor designs and manufactures high security building access portals.

Going Concern Considerations

The accompanying financial statements have been presented in accordance with U.S. GAAP, which assumes the continuity of the Company as a going concern. During the years ended December 31, 2005 and 2004, the Company experienced, and continues to experience, negative cash flow and operating losses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to monitor the Company’s cash position carefully and evaluate its future operating cash requirements with respect to its strategy, business objectives and performance.

The Company’s operating results in 2006 will be dependent upon its ability to continue to provide quality products and services in sufficient volume at attractive prices and maintain customer loyalty. Management believes that the Company has sufficient cash reserves to meet its funding needs for 2006. However, in order to reduce its cash utilization, the Company may implement measures to reduce operating costs, including a reduction in sales and marketing expenses, support and other general and administrative expenses.

GVI SECURITY SOLUTIONS, INC.

Notes to the Financial Statements

NOTE 1 ~ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

At December 31, 2005, the Company had cash and cash equivalents of approximately $3.3 million, working capital of approximately $11.7 million, an outstanding balance of $3.3 million under the Laurus Term Loan, and outstanding accounts receivable loans from Laurus of approximately $8.5 million, with no additional borrowing availability under such facility.

Depending upon the Company’s ability to increase the its revenues, the timeliness of collection of accounts receivable and other potential working capital needs, as well as the timing and rate of revenue growth and management’s ability to control costs, the Company may require additional equity or debt financing to meet future working capital or capital expenditure needs. There can be no assurance that such additional financing will be available, or if available, that such financing can be obtained on terms satisfactory to the Company. If the Company is not able to raise additional funds, it may be required to significantly curtail its operations which would have an adverse effect on its financial position, results of operations and cash flow. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GVI Security Solutions, Inc., and its wholly-owned subsidiaries GVI Security, Inc. and Rapor, Inc. (in 2004 for the period December 1, 2004 through December 31, 2004). All material inter-company transactions, balances and profits have been eliminated.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

•	Cash and short-term investments - The carrying amount approximates fair value because of the short maturity of those instruments.

•
Long-term debt - Based on the borrowing rates currently available to the Corporation for bank loans with similar terms and average maturities, the fair value of long-term debt approximates the carrying value shown on our balance sheet.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company held no cash equivalents as defined at December 31, 2005 or 2004.

Accounts Receivable

Trade receivables are presented on the balance sheet as outstanding principal adjusted for any charge offs. The Company maintains an allowance for doubtful receivables based on previous loss experience. Additional amounts are provided through charges to income, as management feels necessary, after evaluation of receivables and current economic conditions. Amounts which are considered to be uncollectible are charged off and recoveries of amounts previously charged off are credited to the allowance upon recovery.

GVI SECURITY SOLUTIONS, INC.
 Notes to the Financial Statements

NOTE 1 ~ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of goods held for resale and parts used for repair work. Reserves are recorded for slow-moving, obsolete, nonsellable or unusable items based upon a product-level review.

Long-Lived Assets

The Company adopted the provisions of FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets “ effective January 1, 2005.  When impairment indicators are present, the Company reviews the carrying value of its assets in determining the ultimate recoverability of their unamortized values using analyses of future undiscounted cash flows expected to be generated by the assets.  If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeded its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell.

Goodwill and Intangible Assets

The Company adopted the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142) effective January 1, 2005.  SFAS No. 142 required that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment using the guidance for measuring impairment set forth in this statement.  As prescribed under SFAS 142, the Company had an evaluation done of its goodwill and intangible assets, which was performed by an independent third party.  The Company tested for impairment using the guidance for measuring impairment set forth in SFAS No. 142 and it was determined by the Company that there was no impairment at December 31, 2005 or December 31, 2004.

Property and Equipment

Property and equipment is stated at cost net of depreciation and amortization. Depreciation and amortization are provided for on straight-line and accelerated methods over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When assets are fully depreciated, or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss on disposition is credited or charged to income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those that relate to the valuation of inventory, accounts receivable and the useful lives of property and equipment.

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 1 ~ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Revenue Recognition

Our primary source of revenue is from sales of our products. Sales are recognized when revenue is realized and has been earned. Our policy is to recognize revenue when risk of loss and title to the product transfers to the customer. Net sales is comprised of gross revenue less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark downs and other price reductions, as well as trade promotions. These incentive costs are recognized at the later of the date on which we recognize the related revenue or the date on which we offer the incentive. For those incentives that require the estimate of sales volume or redemption rates, such as for volume rebates, we use historical experience and internal and customer data to estimate the sales incentives at the time revenue is recognized.

We allow customers to return defective products when they meet certain established criteria as outlined in our trade terms. We regularly review and revise, when deemed necessary, our estimates of sales returns based primarily on actual returns. We record estimates sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by us in estimating realizable value. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from our estimates if factors such as customer inventory levels or competitive conditions differ from our estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from our estimates and expectations.

At the time revenue is recognized, the Company also records reductions to revenue for customer incentive programs in accordance with the provisions of Emerging Issue Task Force (EITF) Issue No. 01-09, “Accounting for Consideration Given from a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Such incentive programs include cash and volume discounts, price protection, promotional, cooperative and other advertising allowances. For those incentives that require the estimation of sales volumes or redemption rates, such as for volume rebates, the Company uses historical experience and internal and customer data to estimate the sales incentive at the time the revenue is recognized. In the event that the actual results of these items differ from the estimates, adjustment to the sales incentive accruals would be recorded.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and included in cost of goods sold. Shipping and handling costs related to purchases are included in the cost of inventory, and charged to cost of goods sold when sold to customers.

Gross Profit

Calculation of gross profit is net sales less cost of goods sold. Cost of goods sold include cost of the products sold and excludes cost for selling, general and administrative expenses and depreciation and amortization.

Income Taxes

Until May, 2003, the Company elected to be taxed under the provisions of Sub-Chapter S of the Internal Revenue Code. Under those provisions, the Company did not provide for or pay Federal and certain corporate state income taxes on its taxable income, instead, the stockholders were liable for individual Federal and State income taxes on their share of the Company's taxable income.

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 1 ~ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

In May, 2003, the Company lost its status as an "S" Corporation and became a "C" corporation when a disqualified entity acquired stock. Income taxes consist of taxes currently payable plus deferred taxes related primarily to differences between the basis of property and equipment, inventory, and accounts receivable for financial and income tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will be taxable or deductible when the assets and liabilities are recovered or settled.

Income taxes consist of taxes currently payable plus deferred taxes related primarily to differences between the basis of property and equipment, inventory, and accounts receivable for financial and income tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting, or according to the expected reversal date of temporary differences not related to an asset or liability for financial reporting. Also, a valuation allowance is used, if necessary, to reduce deferred tax assets by the amount of any tax benefits that are not expected to be realized in the future based on available evidence.

Net Income (Loss) Per Share

The Company follows Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share." Due to the Company's losses from continuing operations in 2005 and 2004, all convertible securities, options and warrants at December 31, 2005 and 2004 are anti-dilutive; hence both basic and diluted loss per share for those years are computed based on the weighted average number of shares of common stock outstanding during those periods. For the year ended December 31, 2003, earnings per share assumes conversion of the Series E Preferred Stock. Exercisable options were not considered in the earnings per share calculations because the effect would have been anti-dilutive.

Accrued Expenses
	2005	2004
Accrued wages, commissions, and related payroll taxes	$464	$798
Inventory - received not invoiced	200	369
Legal and professional fees	121	251
Sales Tax Payable	183	151
Other expenses	413	512
	$1,381	$2,081

Stock Based-Compensation

In December 2002, the Financial Accounting Standards Board Issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock-based employee compensation using Accounting Principles Board (APB) Option No. 25, "Accounting for Stock Issued to Employees" and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. The exercise price of options granted under the stock option plan (Note 10) is equal to or less than the market price of the underlying stock on the date of grant. Therefore, no compensation cost was recorded under APB No. 25.

GVI SECURITY SOLUTIONS, INC.

Notes to the Financial Statements

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123. During 2005 and 2004, the Company recorded $30,000 and $189,000, respectively, of such related expenses.

If the Company had determined compensation cost for the stock-based employee compensation plan in accordance with the fair value method prescribed by SFAS No. 123, proforma net income for the years ended December 31, 2005 and 2004 would have been as follows:

($ in thousands, except per share amounts)	2005	2004	2003
Net Income (Loss), as reported	$(13,020)	$(7,178)	$1,257
Stock-based employee compensation expense, net of related tax effects	(188)	(104)	(11)
Net Income (Loss), pro forma	$(13,208)	$(7,282)	$1,246
Net income (loss) per share:
Basic as reported	$(0.26)	$(0.24)	$0.04
Basic pro forma	$(0.26)	$(0.24)	$0.04
Diluted as reported	$(0.26)	$(0.24)	$0.04
Diluted pro forma	$(0.26)	$(0.24)	$0.04

The weighted average fair value of options granted in each of 2005, 2004 and 2003 was $0.01. The fair value of each option on the date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2005	2004	2003
Risk free rate of return	3.5%	3.5%	1.5%
Option lives in years	3.0	3.0	3.0
Annual volatility of stock price	74%	74%	—%
Dividend yield	—%	—%	—%

Advertising

Advertising costs are expensed as incurred. Some advertising costs, which included various promotional incentives and trade show participation, for the years ended December 31, 2005, 2004 and 2003 were reimbursed by Samsung in the form of marketing incentives and partial reimbursement for trade show participation.

NOTE 2 ~ PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005, and 2004 ($ in thousands):

	Useful Lives In Years	2005	2004
Furniture and fixtures	5-7	517	303
Office and warehouse equipment	2-7	245	236
Leasehold improvements	2-7	163	126
Computer equipment and software	3-5	662	484
Demo and sample equipment	1-2	970	1934
Subtotal		2,555	3,083
Less: accumulated depreciation		1,809	1,101
		$748	$1,982

GVI SECURITY SOLUTIONS, INC.

Notes to the Financial Statements

NOTE 3 ~ DISCONTINUED OPERATIONS

In the first quarter of 2006, the Company’s board approved a plan to discontinue its Retail Channel business. This business is accounted for as discontinued operations and, accordingly, its operations are segregated in the accompanying financial statements. The Company expects to complete the disposition of all related assets and liabilities by the end of 2006. In connection with the discontinuance of the Retail Channel business for the year ended December 31, 2005, the Company wrote down assets identified with the retail business by approximately $1.4 million, net of applicable tax benefit, to net realizable value. The write down to net realizable value was based on management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities held for disposition from the discontinued operations. The amounts the Company will ultimately realize, if any, could differ from the amounts assumed in arriving at the loss anticipated on disposal of the assets and liabilities of the discontinued operations.

Net sales for the discontinued Retail Channel business for the year ended December 31, 2005 were approximately $13.8 million compared to net sales of approximately $30.0 million for the year ended December 31, 2004 and $31.3 million for the year ended December 31, 2003. The results of the discontinued operations do not include any allocation of corporate overhead from the Company during the periods presented.

At December 31, 2005, and 2004 the Net Assets of discontinued operations as presented in the accompanying Balance Sheet are as follows:

($ in thousands)	2005	2004
Accounts receivable, net	$1,366	$(36)
Inventory	3,397	(3,017)
Inventory reserve	(1,913)	—
Prepaid Expenses	—	85
Display Units	—	661
Net assets	$2,850	$3,727
Liabilities	(70)	(584)
Net assets of discontinued operations	$2,780	$3,143

NOTE 4 ~ CREDIT FACILITIES

Laurus Debt/Lines of Credit

On May 27, 2004, the Company closed a $15 million convertible debt financing with Laurus Master Fund, Ltd. under which the Company was provided with a $5 million term loan and a $10 million accounts receivable loan facility. At closing, the Company borrowed $5 million under the term loan and $10 million under the receivable facility, and used $10,016,000 of the proceeds to repay in full the indebtedness outstanding under the prior revolving credit agreement with Comerica Bank. Additional proceeds of the financing were used to increase working capital, pay closing fees to Laurus in the aggregate amount of $617,500, and pay a finder's fee in the amount of $800,000. As part of the transaction, Laurus was also issued a seven-year warrant to purchase 940,000 shares of Common Stock at a price of $3.50 per share. The Company also issued a similar warrant to purchase 94,000 shares of Common Stock to the finder. Borrowings under the Laurus financing are secured by all assets of the Company. At December 31, 2005, $3.3 million in principal was outstanding under the Term Loan and $8.5 million in principal was outstanding under the accounts receivable facility. The Company has recorded the fair value of the warrants issued as deferred loan origination fees.

The term loan is evidenced by a Secured Convertible Term Note and, subject to monthly adjustments as set forth below, bears interest at an initial rate per annum equal to the prime rate (as reported in the Wall Street Journal), plus two percent, subject to a floor of six percent. Interest on the term loan is payable monthly. Amortizing payments of principal on the term loan commenced September 1, 2004, with a final payment due on May 27, 2007 as set forth in the table below.

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 4 ~ CREDIT FACILITIES, continued

Period	Principal Amount
September 2004 through May 2005	$75,000 per month
June 2005 through May 2006	$150,000 per month
June 2006 through April 2007	$190,000 per month
May 2007	$435,000

The interest rate under the Term Note is subject to downward adjustment at the end of each month as follows. If at the end of the applicable month the Company has registered the shares of Common Stock underlying the Term Note with the SEC, interest payable on the term loan will be adjusted downward by 200 basis points (two percent) for each incremental 25 percent increase in the market price of the Common Stock, at the end of the month, in excess of the conversion price under the Term Note.

Amounts outstanding under the Term Note were convertible into Common Stock at Laurus's option at a conversion price initially equal to $2.70 per share. In December, 2004 the conversion price was reduced to $1.91 under the terms of the anti-dilution feature of the Term Note. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the Term Note, and (ii) limitations based on trading volume of the Common Stock, scheduled principal and interest payments under the Term Note will be made in shares of Common Stock valued at the conversion price. Prepayments under the Term Note are subject to a premium in the amount of 20% of the principal being prepaid.

Subject to monthly adjustments as set forth below, borrowings under the receivable facility bear interest at a rate per annum equal to the prime rate plus two percent. In addition, the interest rate under the receivable facility is subject to downward adjustment at the end of each month in the same manner as provided for under the Term Note. If the market price of the Common Stock exceeds the fixed conversion price at the end of a month, the interest rate under the receivable facility will be reset to equal the prime rate minus two percent. The receivable facility terminates, and borrowings thereunder become due, on May 27, 2007. Amounts outstanding under the receivable facility were convertible to Common Stock at Laurus's option at a conversion price initially equal to $3.38 per share. In December, 2004 the conversion price was reduced to $2.22 under the terms of the anti-dilution feature of the facility. To the extent the Company repays loans outstanding under the receivable facility and/or Laurus converts loans under the receivable facility into Common Stock, the Company may reborrow or make additional borrowings under the receivable facility, provided that aggregate loans outstanding under the receivable facility at any time may not exceed the lesser of $10 million or a borrowing base equal to the sum of 83.7% of "eligible accounts" plus 60% of "eligible inventory" (with borrowings based on eligible inventory limited to $3.5 million). Eligible accounts are generally gross accounts receivable less foreign receivables and domestic receivables over 90 days from invoice date. Eligible inventory is substantially all finished goods inventory.

The loan documents with Laurus required the Company’s Common Stock to be quoted on the NASD Over the Counter Bulletin Board by July 27, 2004, which date was extended to September 27, 2004 and further extended to December 31, 2004. In consideration for extending the deadlines, the Company issued Laurus additional seven-year warrants to purchase an aggregate of 400,000 shares of Common Stock at a price of $3.50 per share. The fair value of these warrants at date of issue was expensed. The Company’s Common Stock began being quoted on the NASD Over the Counter Bulletin Board on December 13, 2004.

Loan Origination Fees

The loan origination and finders fees of $1.8 million for the Laurus loans and line of credit were capitalized and will be amortized to interest expense over three years. Included in loan origination fees is compensation of $112,000 relating to the issuance of warrants to purchase 1,034,000 shares of the company's common stock.

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 4 ~ CREDIT FACILITIES, continued

Capitalized Leases

There are four capital leases for a trade show booth, warehouse racking, and 2 office furniture leases that have a total value of $519,000. These leases will be paid over terms ranging from 24 to 60 months and will be amortized to interest expense over the term of the leases.

Amortization Table: ($ in thousands)

	2006	2007	2008	2009
Capital Leases	$118	$77	$51	$12

NOTE 5 ~ INCOME TAXES

The current tax provision (benefit) consists of the following ($ in thousands):

	2005		2004		2003
Federal
Current	$		$	$ (647)	$656
Deferred		—		212	(212)
State, current		83		22	92
		$83		$(413)	$536

The 2004 and 2003 current federal tax provisions include $695,000 and $1.648 million, respectively, of tax expense related to discontinued operations, offset by tax benefits of $1.342 million and $992,000, respectively, related to losses in continuing operations.

Deferred taxes are provided for the differences in the tax and accounting basis of assets and liabilities as follows ($ in thousands):

	2005	2004
Current deferred taxes
Accounts receivable allowances	$352	$540
Other	28	0
Inventory reserve	979	367
Uniform capitalization of inventory costs	98	113
Net operating loss carry-forward	5,169	1,247
	6,626	2,150

Noncurrent deferred tax liabilities
Property and equipment	(84)	(130)
Non Cash compensation	33	13
	(51)	(117)
Less: Deferred tax valuation allowance	6,575	(2,150)
Net	$—	$—

The Company's effective tax rate differs from the expected federal income tax rate as follows ($ in thousands):

	2005	2004		2003

Income tax at statutory rates (34%)	$(4,397)		$(2,581)	$609
State income tax expense - net of federal benefit	55		15	61
Change in deferred tax valuation allowance	4,425		2,150	25
Other	—		3	(159)
Income tax (benefit) provision	$83	$	(413)	$536

The Company records income taxes using the asset and liability approach, whereby deferred tax assets, net of valuation allowances, and liabilities are recorded for the future tax consequences of temporary differences between financial statement and tax bases of assets and liabilities and for the benefit of net operating loss carry forwards.

GVI SECURITY SOLUTIONS, INC.

Notes to the Financial Statements

NOTE 5 ~ INCOME TAXES, continued

At December 31, 2005, the Company has net operating loss carry-forwards of approximately $15.2 million expiring through 2025. A full valuation allowance has been provided against the deferred tax assets. The valuation allowance reflects management’s assessment of the uncertainty of the Company’s ability to utilize the deferred tax benefits in the future.

NOTE 6 ~ 401(K) PLAN

The Company has a 401(k) profit-sharing plan covering all of its eligible employees. The Plan provides for annual discretionary employer and employee contributions. Amounts accrued but not funded for the periods ended December 31, 2005, 2004 and 2003 were $0, $90,000 and $0, respectively.

NOTE 7 ~ COMMITMENTS AND CONTINGENCIES

Lease and Rents

The Company leases warehouse and office space under an operating lease agreement which expires on September 30, 2009. Under the terms of the lease, the Company paid no rent for six months, and then pays monthly rent of $25,704 for the remainder of the sixty-six month lease; the effects of which have been accrued.

The minimum annual rentals under the non-cancelable lease are as follows ($ in thousands):

For the years ended December 31,
2006	$308
2007	308
2008	308
2009	258
$1,182

Rent expense amounted to $520,000, $371,000 and $141,000 for the periods ended December 31, 2005, 2004 and 2003, respectively.

Termination Agreement with Nazzareno E. Paciotti

In October 2005, the Board of Directors authorized the hiring of Steven Walin to replace Mr. Paciotti as Chief Executive Officer of the Company. On March 28, 2006, the Company and Nazzareno E. Paciotti, entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Paciotti’s employment with the Company and to his resignation as a director and officer of the Company and its subsidiaries. Under the terms of the Mutual Separation Agreement, Mr. Paciotti will receive severance payments equal to one year of his annual base salary of $300,000 payable over 12 months. In addition, under the separation agreement, Mr. Paciotti is entitled to continue to receive medical benefits through January 24, 2008. At December 31, 2005, approximately $335,000 has been accrued for this obligation. The Company also agreed that Mr. Paciotti’s options to purchase 625,000 shares of Common Stock would vest in full and be exercisable in full until December 31, 2006. There is no effect on earnings for this acceleration. Mr. Paciotti agreed to release the Company in full from any and all claims and to continue to be bound by the confidentiality and non-solicitation terms of his employment agreement.

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 7 ~ COMMITMENTS AND CONTINGENCIES, continued

Sales Tax

Sales to certain consumers of video surveillance and other security products may be subject to sales tax requirements and possible audits by state taxing authorities. The Company estimates that any liability it may have for sales taxes would not have a material effect on its financial condition or results of operations.

NOTE 8 ~ CONCENTRATIONS OF RISK

Samsung Electronics Exclusive Product Distribution Agreement

The Company was party to a product distribution agreement with Samsung that gave the Company the exclusive right to sell Samsung products in the professional channel and the exclusive right to sell Samsung products in the retail channel to a major national retailer. The exclusive right to sell Samsung products to the major national retailer expired on December 31, 2005, and Samsung terminated the remaining portion of its agreement with the Company in January 2006 as a result of the Company’s failure to achieve minimum purchase requirements required under the distribution agreement. However, the Company expects to continue to sell Samsung products in the professional channel, albeit on a non-exclusive basis. In addition, as before, the Company will continue to distribute to the professional channel security products manufactured by manufactures other than Samsung. The account caption on the Company’s balance sheet "other receivables" is comprised primarily of commissions and other amounts due from Samsung under the terminated distribution agreement or current operating practice. For the years ended December 31, 2005, 2004 and 2003, the Company purchased approximately $28 million, $39 million and $38 million, respectively, of security products from Samsung. See also Note 3.

Major Customer

The Company had one major customer that is a purchasing entity for a major national retailer. Approximately 27%, 51% and 53% of the Company's sales for the years ended December 31, 2005, 2004 and 2003, respectively, were from that customer and none of the Company's accounts receivable at December 31, 2005, were due from the customer. Pursuant to a written agreement, this customer purchases products from the Company at an initial price equal to 108% of the base cost to the Company, subject to downward adjustment if the customer’s gross margins fall below certain specified levels. The Company is responsible for all warranty obligations with respect to these products. In connection with entering this agreement, the Company agreed to issue this customer warrants to purchase 3,000,000 shares of common stock at a price of $1.50 per share, and to issue the customer up to an additional 3,000,000 shares of common stock upon attaining certain goals provided for in the agreement. In January 2006, 712,500 shares of Common Stock were issued to this customer for attaining certain of those goals. Due to the termination of its Samsung distributor agreement and the discontinuance of its retail business, the Company does not expect any sales to this major customer in 2006. See also Note 3.

Cash and Credit Risk Concentration

The Company maintains accounts in a financial institution and at times the balances may be in excess of the FDIC insurance limit. Collected balances are invested in overnight repurchase agreements. The Company periodically evaluates this financial institution and does not believe it is exposed to undue risk of loss. At December 31, 2005, approximately $2,153,000 and $1,439,000 respectively, of the Company's accounts receivable were due from two particular customers. The Company performs ongoing credit evaluations of its customers and generally requires no collateral from them.

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 9 ~ RELATED PARTY TRANSACTIONS

Settlement Agreement with William Teitelbaum

In October 2004 the Company entered into a Settlement Agreement and General Release with William A. Teitelbaum, a founder and principal stockholder of the GVI Security, Inc., under which Mr. Teitelbaum was issued 650,000 shares of common stock and Mr. Teitelbaum released the Company from claims with respect to a warrant he alleged had been issued to him by GVI Security, Inc. The value of the common stock issued under the agreement is recorded as other non-operating expense of $156,000 for the year ended December 31, 2004. The Settlement Agreement required the Company to use a portion of the proceeds it would receive in a placement of its securities to repurchase up to $10 million of shares of common stock held by Mr. Teitelbaum at the purchase price of the securities sold in the placement. On January 4, 2005 the Company completed the purchase of 6,666,667 shares from William A. Teitelbaum for $10 million.

Termination Agreement with Thomas Wade

On October 19, 2004, the Company, GVI Security Inc. and Thomas Wade, at that time the beneficial holder of approximately 14% of Common Stock and the President of the Company’s subsidiary, entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Wade’s employment with the subsidiary. In accordance with Mr. Wade’s employment agreement, Mr. Wade received severance payments equal to one year of his annual base salary of $350,000. In addition, under the separation agreement, Mr. Wade was entitled to continue to receive a car allowance of $800 per month, an unaccounted for expense reimbursement of $1,200 per month, and medical benefits, for a period of one year. At December 31, 2004, approximately $281,000 for the remaining obligation was included in accrued expenses. The Company also agreed that Mr. Wade’s options to purchase 1,975,020 shares of our Common Stock would vest in full. There was no effect on earnings for this acceleration. Mr. Wade agreed to release the Company in full from any and all claims and to continue to be bound by all the terms of his employment agreement.

In the normal course of business, the Company previously conducted certain transactions with a company owned by William Teitelbaum, a principal stockholder. During the years ended December 31, 2005, 2004 and 2003, the Company made sales of $0, $3,587 and $299,846, respectively, to this company. At December 31, 2005, no amounts were due from this company. Also see Note 6 concerning settlement agreement with William Teitelbaum.

On March 31, 2004, the Company issued three subordinated convertible notes totaling $159,000. Each note bore interest at 10% per annum and was convertible into common stock at a price of $5.10 per share. The notes were paid in full with accumulated interest on June 29, 2004.

On October 29, 2004, in a private placement exempt from registration under the Securities Act, the Company sold 23 “Units” for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom were affiliates of the Company. Each Unit consisted of $50,000 principal amount of 12% Subordinated Secured Promissory Notes, and the right to be issued warrants to purchase shares of common stock. The Notes were repaid in full in accordance with their terms in December 2004 upon the closing of the private placement. Warrants to purchase 766,666 shares of common stock were issued to these purchasers in December 2004 in accordance with the terms of the October 2004 private placement.

Joseph Rosetti, one of the Company’s directors, was a director of Rapor prior to the merger (See Note 1). Mr. Rosetti was also the direct holder of approximately 12% of Rapor’s outstanding common stock, and a principal partner in a partnership, established for the benefit of members of his family, that held approximately 7.5% of Rapor’s outstanding common stock. In accordance with the terms of the merger, as former stockholders of Rapor, Mr. Rosetti was issued 346,060 shares of common stock and warrants to purchase 135,787 shares of common stock, and the partnership was issued 208,998 shares of common stock and warrants to purchase 104,499 shares of common stock.

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 10 ~ LITIGATION

The Company is a party to disputes in the normal course of business. Management believes the ultimate resolution of such disputes will not have a material effect on the financial statements.

NOTE 11 ~ STOCK OPTIONS

On July 22, 2003, the predecessor company, GVI Security, Inc., adopted the GVI Security, Inc. 2003 Stock Incentive Plan and granted options to purchase 23,000 shares of common stock of the GVI Security, Inc. under that plan. As a result of Merger, and after giving effect to the 1-for-65 reverse stock split which occurred in April 2004, the options for 23,000 shares of the GVI Security, Inc. stock were converted to options to purchase 2,821,452 shares of Common Stock of the Company at a price of $.3185 per share. In February 2004, the Company adopted its 2004 Long-Term Stock Plan and reserved up to 5,939,913 shares of Common Stock (after giving effect to the Reverse Stock Split) for issuance thereunder.

In addition, in February 2004, the Company granted options for common stock exercisable under the plan of 2,675,000 at $2.60 per share (post-reverse stock split).

In January 2005, the Company granted options for common stock exercisable under the 2004 Long-Term Stock Plan of 837,500 at $1.50 per share.

In July 2005, the Company granted to certain employees and consultants options of 580,000 shares of Common Stock exercisable at $.85 per share. These options were not granted under a plan.

At December 31, 2004 and 2005, the Company had stock-based employee compensation plans, which are described more fully above. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

A summary of the status of the Company's stock options as of December 31, 2005, 2004 and 2003, and the changes during the years ended December 31, 2005, 2004 and 2003, are presented below:

	Number of Shares	Range of Exercise Prices
Outstanding at January 1, 2003	24,122	$32.50 - 65.00
Granted	2,821,452	$0.32 - 0.32
Exercised	—	$—
Forfeited	(8,385)	$65.00
Outstanding at December 31, 2003	2,837,189	$0.32 - 65.00
Granted	2,675,000	$2.60 - 2.60
Exercised	—	$—
Forfeited	(276,320)	$0.32 - 65.00
Outstanding at December 31, 2004	5,235,869	$0.32 - 65.00
Granted	1,417,500	$0.85 - 1.50
Exercised	(1,975,020)	$0.32 - 0.32
Forfeited	(441,475)	$0.32 — 2.60
Outstanding at December 31, 2005	4,236,874	$0.32 - 65.00

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 11 ~ STOCK OPTIONS, continued

Weighted-average fair value of options remaining exercisable at December 31, 2005	$0.01

The following table summarizes information about stock options outstanding as of December 31, 2005:

	Outstanding Options		Exercisable Options
Exercise Prices	Number Outstanding at December 31, 2005	Weighted average Remaining Contractual Life	Number Outstanding at December 31, 2005

$ 0.32	749,522	7.6 years	562,142
2.60	2,062,500	8.1 years	1,150,000
1.50	837,500	9.0 years	279,166
.85	580,000	8.4 years	142,500
Over $32.00	15,737	3.7 years	15,737
	4,245,259		2,149,545

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the disclosure of pro forma net income and earnings per share as if the Company adopted the fair value method for stock based awards to directors and employees as of the beginning of the fiscal period. Under SFAS 123, the fair value of the stock-based awards is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock option price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing models with the following weighted average assumptions: expected life ranging from 3 to 5 years; 74%, stock volatility, risk-free interest rates of approximately 3.5%; and no dividends during the expected term. The results would have no material effect on the reported earnings per share.

NOTE 12 - Warrants

Summary of outstanding warrants at December 31, 2005:

Description	Shares	Approx. Remaining Term (Years)	Exercise Price
Laurus Master Fund	1,340,000	5.5	$3.50
Laurus Finder’s Fee	94,000	5.5	$3.50
Vendor	3,000,000	4.2	$1.50
Rapor shareholders	1,353,925	6.0	$3.04
Oct. 2004 bridge financing	766,665	4.0	$1.50
Other	13,743	1.0	$7.80 - $69.55
	6,568,333

GVI SECURITY SOLUTIONS, INC.

Notes to the Financial Statements

NOTE 13 ~ INVESTMENT IN DIGITAL HORIZONS SOLUTIONS, LLC (formerly Bio-AccessID, LLC)

On January 20, 2004, pursuant to a Membership Purchase Agreement by and among John Carter, Ronald DeBerry, GVI Security Solutions, Inc., and Digital Horizons Solutions, LLC (formerly Bio-AccessID, LLC)
("Digital Horizons"), the Company purchased a 5% membership interest in Bio-Access for $250,000. In December 2005 the Company determined the value of this investment had been significantly impaired and wrote down the carrying value to $50,000. As part of the agreement, the Company had the right to acquire up to an additional 21% of Bio-Access over a three-year period after certain agreed-upon purchase goals have been attained for a purchase price of up to an additional $750,030.  As a result of the amount of the Company’s purchases from Digital Horizons, the Company’s option to acquire additional interest has decreased from 21% to 19%.

NOTE 14 ~ RECAPITALIZATION

All share and per share numbers in this Note give retroactive effect to the 1-for-65 reverse stock split of the Company’s common stock effected in April 2004.

On February 16, 2004, the Board of Directors and Stockholders of the Company authorized new Series D and E Convertible Preferred Stock, each for par value of $.001 per share. On February 20, 2004, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 19, 2004, by and among the Company (then “Thinking Tools, Inc.”), GVI Security, Inc., and GVI Security Acquisition Corp., a newly formed wholly-owned subsidiary of the Company, GVI Security, Inc. merged (the “Merger”) with GVI Security Acquisition Corp., becoming the Company's wholly-owned subsidiary, and the stockholders of GVI became stockholders of the Company as described below. For accounting purposes, because Thinking Tools, Inc. had become a shell company, the Merger was treated as a recapitalization of GVI Security, Inc.

In the Merger, the Company issued to the former stockholders of GVI an aggregate of 1,000,000 shares of the Series E Convertible Preferred Stock ("Series E Stock"). The shares of Series E Stock were convertible into an aggregate of 28,214,587 shares of the Company's common stock, constituting approximately 95.3% of the outstanding shares of the Company's common stock outstanding following the Merger, assuming the conversion of all other outstanding shares of the Company's preferred stock. The shares of Series E Stock were automatically converted into shares of the Company's common stock when the Company filed the Charter Amendment (defined below).

The two largest stockholders of GVI prior to the Merger were William Teitelbaum, who owned approximately 47.8% of GVI's common stock, and GVI Acquisition LLC ("Acquisition LLC"), which owned approximately 38.3% of GVI's common stock. Acquisition LLC is a California limited liability company, whose sole managers, Fred Knoll and David Weiner, were directors of the Company until December 31, 2004 and January
4, 2005, respectively. The sole members of Acquisition LLC are (i) a corporation which is wholly-owned by David Weiner, and (ii) Europa International, Inc. (“Europa”) an equity fund managed by Knoll Capital Management, L.P., of which Mr. Knoll is the principal.

In addition, pursuant to the Merger Agreement, certain employees and directors of GVI were issued options to purchase an aggregate of approximately 2,821,452 shares of the Company's common stock under the 2004 Long-Term Incentive Plan in exchange for the cancellation of options to purchase shares of GVI's common stock held by such persons prior to the Merger. All of these options have an exercise price of $.32 per share.

Immediately prior to the Merger, and as a condition thereto, Europa exchanged a Convertible Demand Grid Note issued by the Company in the principal amount of $1,000,000, and all other indebtedness of the Company to Europa for 10,000 shares of the Series D Convertible Preferred Stock ("Series D Stock") of the Company, which shares were convertible into an aggregate of 1,187,983 shares of common stock. The shares of Series D Stock automatically converted into shares of the Company's common stock when the Company filed the Charter Amendment

GVI SECURITY SOLUTIONS, INC.

 Notes to the Financial Statements

NOTE 14 ~ RECAPITALIZATION, continued

Pursuant to its obligations under the Merger Agreement, following the Merger, the Company obtained the approval of its stockholders to (i) amend the Company's certificate of incorporation increasing the authorized shares of the Company's common stock to 75,000,000 and effecting a one-for-65 reverse stock split of the common stock so that the Company would have sufficient shares of unissued common stock to permit the conversion of all of the Series D Stock, Series E Stock and all other convertible securities of the Company (the "Charter Amendment"), (ii) the adoption of the Stock Option Plan, and (iii) the change of the Company’s name to GVI Security Solutions, Inc. The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware giving effect to these amendments in April 2004, whereupon all outstanding shares of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock automatically converted into shares of the Company's common stock.

In addition, pursuant to amendments to the terms of the Series A Preferred Stock approved in January 2004, upon the filing of the Charter Amendment the outstanding shares of Series A Preferred Stock converted into an aggregate of 44,185 shares of the Company’s common stock.

NOTE 15 ~ NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board issued Statement 123 (revised 2004), Share Based Payment (Statement 123 (R) ).  This Statement requires that the costs of employee share based payments be measured at fair value on the awards’ grant date using an option-pricing model and recognized in the financial statements over the requisite service period.  This Statement does not change the accounting for stock ownership plans, which are subject to American Institute of Certified Public Accountants SOP 93-6, “Employer’s Accounting for Employee Stock Ownership Plans.”  Statement 123 (R) supersedes Opinion 25, Accounting for Stock Issued to Employees and its related interpretations, and eliminates the alternative to use Opinion 25’s intrinsic value method of accounting, which the Company is currently using.  Statement 123 (R) allows for two alternative transition methods.  The first method is the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period.  The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement 123, as originally issued.  All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement 123 (R).  The second method is the modified retrospective application, which requires that the Company restates prior period financial statements.  The modified retrospective application may be applied either to all prior periods or only to prior interim periods in the year of adoption of this statement.  The Company has determined that it will adopt the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period.  The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement 123, as originally issued.  All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement 123 (R).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 - Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this registration statement. None of these costs and expenses will be paid by any of the selling stockholders.

Securities and Exchange Commission Registration Fee	$815.45
Legal Fees and Expenses	$35,000
Accounting Fees and Expenses	$15,000
Other Expenses	$5,000

Total Costs and Expenses	$55,815.45

Item 14 - Indemnification of Directors and Officers.

Under our certificate of incorporation and bylaws, our directors and officers are entitled to be indemnified by us to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Additionally, under our certificate of incorporation and bylaws, our directors are not subject to personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty or failure to exercise any applicable standard of care, except that our directors may be subject to personal liability for monetary damages in circumstances involving:

•	a breach of the duty of loyalty;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends, stock purchases or redemptions under the Delaware General Corporation Law; or

•	transactions from which the director derives an improper personal benefit.

Item 15 - Recent Sales of Unregistered Securities.

On January 22, 2007, we completed a private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share for aggregate gross consideration of $1,028,000. The purchasers in the private placement consisted of a group of twelve “accredited investors”, including a director of ours who purchased 83,333 shares of Common Stock, and our Chief Executive Officer, who purchased 16,667 shares of Common Stock. The proceeds from the private placement will be used for working capital and general corporate purposes. Because the shares were sold directly by us to the purchasers in the placement, we did not pay any placement agent fees or commissions in connection with the private placement.

The purchasers in the private placement were provided with “piggy-back” registration rights with respect to the shares purchased by them. Pursuant to those rights, we have the discretion to determine the portion of the shares purchased by them that we will include in the next registration statement we file under the Securities Act.

The securities issued in the private placement were sold to persons reasonably believed to be accredited investors, without public solicitation or advertising, and the certificates evidencing the Common Stock issued in the private placement will be endorsed with appropriate restrictive legends. Accordingly, the sale of the securities in the private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated thereunder.

Pursuant to a consulting agreement dated November 8, 2006, we issued 25,000 shares of Common Stock (post 1-for-50 reverse split) to Protect-A-Life Inc., in consideration of investor relations services provided to us by Protect-A-Life Inc. The issuance was exempt from registration under Section 4(2) of the Securities Act.

Pursuant to an agreement dated October 20, 2006, we issued 100,000 shares of Common Stock (post 1-for-50 reverse split) to Wade Thomas in lieu of $20,000 of severance obligations owed to him. The issuance was exempt from registration under Section 4(2) of the Securities Act.

On October 6, 2006, we completed a $5 million private placement, consisting of 100 Units at a price of $50,000 per unit. Each Unit consisted of 1,250,000 shares of Common Stock (pre 1-for-50 reverse split) and a 6% Subordinated Secured Convertible Promissory Note in the principal amount of $45,000, convertible into 11,250,000 shares of Common Stock (pre 1-for-50 reverse split) at a conversion price equal to $.004. On November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including approximately $40,460 of accrued interest) were converted into an aggregate of 22,702,314 shares of Common Stock (post 1-for-50 reverse split)

As part of the transaction, we agreed to issue a warrant to purchase 93,750,000 shares of Common Stock (1,875,000 after giving effect to the reverse split) at a price of $.004 per share ($.20 after giving effect to the split) to a consultant as a consulting fee.

The purchasers in the private placement consisted of a group of accredited investors led by GVI Investment Company, LLC, a Nevada limited liability company formed for the purpose of participating in the private placement. GVI Investment Company, LLC, which purchased $2.5 million of the Units is managed by David Weiner.

The securities issued in the October 2006 private placement were sold to persons reasonably believed to be accredited investors, without public solicitation or advertising, and the Convertible Notes and certificates evidencing the Common Stock issued in the private placement have been endorsed with appropriate restrictive legends. Accordingly, the sale of the securities in the private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated thereunder.

Pursuant to our Nonemployee Directors Stock Plan adopted by our board of Directors in October 2005, we issued 400,000 shares of our Common Stock (pre 1-for-50 reverse split) to our nonemployee directors as set forth in the table below. These issuances were exempt from registration under Section 4(2) of the Securities Act.

Date of Issuance	Number of Shares Issued to each Non-Employee Director	Total Number of Shares Issued to Non-Employee Directors
October 20, 2005	9,375	56,250
November 15, 2005	6,410	38,460
December 15, 2005	6,250	37,500
January 15, 2006	3,448	20,688
February 15, 2006	3,030	18,180
March 15, 2006	3,704	22,224
April 15, 2006	3,448	20,688
May 15, 2006	3,846	30,768
June 15, 2006	5,000	40,000
July 15, 2006	6,667	40,002
August 15, 2006	12,540	75,240

Under Employment Agreements we entered into in January 2006 and March 2006, respectively, with Steven Walin, our Chief Executive Officer, and Joseph Restivo, our Chief Financial Officer, we issued Mr. Walin an option to purchase 3,000,000 shares of our Common Stock, and Mr. Restivo an option to purchase 750,000 shares of our Common Stock (in each case, pre 1-for-50 reverse split), in transactions exempt from registration under Section 4(2) of the Securities Act. The terms of these options are described in the Prospectus under “Employment Contracts; Termination of Employment and Change-in-Control Arrangements.”

On July 21, 2005, in a transaction exempt from registration under Section 4(2) of the Securities Act, we issued to four employees and a consultant of to ours options to purchase an aggregate of 580,000 shares of Common Stock (pre 1-for-50 reverse split) at an exercise price of $.85 (the fair market value of our Common Stock on such date). None of these options have been exercised.

On December 27, 2004, we completed a private placement of approximately 22,620,000 shares of Common Stock (pre 1-for-50 reverse split) at a price of $1.50 per share, for aggregate gross consideration of $33.9 million. The transactions was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. C.E. Unterberg, Towbin LLC acted as the financial advisor for the Company in the private placement and was paid a cash fee equal to seven percent of the gross proceeds from the private placement, plus its legal costs and expenses. Net cash proceeds were approximately $31.5 million, after compensation to the financial advisor and payment of the financial advisor’s expenses in the placement. The common stock issued in the private placement was sold to persons we reasonably believe are accredited investors, without public solicitation or advertising, and the certificates issued for the common stock issued in the private placement were endorsed with an appropriate restrictive legend. As a result of the closing of the private placement, we issued warrants to purchase an aggregate of 766,666 shares of Common Stock (pre 1-for-50 reverse split) at a price of $1.50 per share to the investors in the October 2004 bridge financing (as described below), in accordance with the Company’s obligations under such financing.

On December 1, 2004, in connection with a merger of Rapor Inc. with a wholly-owned subsidiary of ours, we issued to the former stockholders of Rapor, all of whom we reasonably believe to be accredited investors, 2,707,852 shares of Common Stock (pre 1-for-50 reverse split), and seven-year warrants to purchase an aggregate of 1,353,925 shares (pre 1-for-50 reverse split) at an exercise price of $3.04 per share, and issued 90,007 shares of Common Stock (pre 1-for-50 reverse split) to a former creditor of Rapor. The issuance were exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder.

On October 29, 2004, in a private placement exempt from registration under Section 4(2) of the Securities Act, we sold 23 “Units” for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom are our affiliates. Each Unit consisted of $50,000 principal amount of 12% Subordinated Secured Promissory Notes, and the right to be issued warrants to purchase shares of our Common Stock. The Notes were repaid in full in accordance with their terms in December 2004 upon the closing of the December 2004 private placement described above. As a result of the December 2004 private placement, for each $50,000 in principal amount of notes purchased, such purchaser was issued a five-year warrant to purchase 33,333 shares of Common Stock (pre 1-for-50 reverse split) at an exercise price of $1.50 per share.

Pursuant to a Memorandum of Understanding we entered into with E&S International Enterprises, Inc. (“ESI”) on November 5, 2004, and a more definitive Alliance Agreement, dated as of May 5, 2005, we entered into with ESI and its affiliate, SSC, Inc., ESI, through SSC, was our exclusive distributor to retailers of consumer security products purchased by us from manufacturers. Pursuant to those agreements and a related Subscription Agreement we entered into on May 5, 2005, we issued ESI five-year warrants to purchase 3,000,000 shares of our Common Stock (pre 1-for-50 reverse split) at a price of $1.50 per share and provided ESI and a related party the right to be issued up to an additional 3,000,000 (pre 1-for-50 reverse split) shares of common stock upon attaining certain sales goals provided for in the Agreement. As a result of goals achieved January 2, 2006, we issued ESI and a related party an aggregate of 750,000 shares of Common Stock (pre 1-for-50 reverse split). These issuances are exempt from registration under Section 4(2) of the Securities Act.

On May 27, 2004, in a transaction exempt from registration under Section 4(2) of the Securities Act, we issued a $5 million secured convertible term note, a $5 million convertible secured convertible revolving note and a $5 million secured minimum borrowing note, to Laurus Master Fund, Ltd. for an aggregate purchase price of $15 million. As part of the transaction, Laurus was also issued a seven-year warrant to purchase 940,000 shares of our Common Stock (pre 1-for-50 reverse split) at a price of $3.50 per share. We agreed to issue a similar warrant to purchase 94,000 shares of Common Stock (pre 1-for-50 reverse split) to a finder. Amounts outstanding under the term note were initially convertible into Common Stock at Laurus’s option at a conversion price initially equal to $2.70 per share. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the term note, and (ii) limitations based on trading volume of the Common Stock, scheduled principal and interest payments under the term note will be made in shares of Common Stock valued at the conversion price. Amounts outstanding under the revolving and minimum borrowing notes were initially convertible to Common Stock at Laurus’s option at a conversion price initially equal to $3.38 per share. The conversion prices under the notes were subject to equitable adjustment for stock splits, stock dividends and similar events, and “weighted average” adjustment for future stock issuances (other than stock issuances in specifically excepted transactions). In January 2005, Laurus converted $66,850 in principal outstanding under the convertible term note into 35,000 shares of our Common Stock (pre 1-for-50 reverse split) in a transaction exempt form registration under Section 4(2) of the Securities Act. Pursuant to amendments entered into with Laurus in October 2006, the term, revolving and minimum borrowing notes are no longer convertible in Common Stock.

On February 18, 2004, in a transaction exempt form registration under Section 4(2) of the Securities Act, we issued 10,000 shares of Series D Preferred to Europa International, Inc. in exchange for a $1 million demand convertible grid note we had issued to Thinking Technologies in November 2000 (which had been transferred to Europa) and other indebtedness of ours to Europa in the aggregate amount of approximately $90,000. The shares of Series D Preferred Stock converted into an aggregate of 1,187,983 shares of Common Stock (pre 1-for-50 reverse split) in April 2004 when we effected a one-for-65 reverse stock split and increased our shares of authorized Common Stock to 75,000,000.

On February 20, 2004 we issued 1,000,000 shares of Series E Preferred Stock to the former stockholders of GVI Security, Inc. in connection with the merger in a transaction that was exempt from registration pursuant to Regulation D under the Securities Act. The shares of Series E Preferred Stock converted into an aggregate of 28,214,587 shares (pre 1-for-50 reverse split) of Common Stock in April 2004 when we effected a one-for-65 reverse stock split and increased our shares of authorized Common Stock to 75,000,000.

We have issued options to purchase shares of our Common Stock from time to time under our 2004 Long-Term Incentive Plan. Such stock option grants were exempt from registration pursuant to Section 4(2) of the Securities Act. Except for options issued to Thomas Wade to purchase 1,975,020 shares of Common Stock (pre 1-for-50 reverse split) under the Plan, none of these options have been exercised. Mr. Wade exercised his stock option in full in April 2005. The exercise price for the options ($.3185 per share) was paid by deemed delivery of 419,363 shares of Common Stock (pre 1-for-50 reverse split) held by Mr. Wade prior to the exercise. Mr. Wade also elected to pay withholding taxes with 477,813 shares of Common Stock (pre 1-for-50 reverse split). Accordingly, Mr. Wade was issued 1,077,644 shares of Common Stock (pre 1-for-50 reverse split) as a result of his exercising the stock option. The issuance of these shares of Common Stock to Mr. Wade was exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 16 - Exhibits.

The following exhibits are filed with this document:

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated as of February 19, 2004, by and among Thinking Tools, Inc., GVI Security, Inc., and GVI Security Acquisition Corp. *

2.2	Agreement and Plan of Merger, dated as of June 30, 2004, by and among GVI Security Solutions, Inc., Rapor, Inc., and Rapor Acquisition Corp.####

3.1	Certificate of Incorporation and Amendments of GVI Security Solutions, Inc.**

3.2	Amended and Restated By-Laws of GVI Security Solutions, Inc. Inc. ****

4.1‡	2004 Long-Term Stock Incentive Plan #

4.2	Registration Rights Agreement, dated as of February 19, 2004, by and among the Registrant and the stockholders of the Registrant party thereto.*

4.3	Registration Rights Agreement, dated as of July, 2004, by and among the GVI Security Solutions, Inc. and the former stockholders of Rapor.####

4.4	Form of Subscription Agreement for Units purchased by investors in October 2004 Bridge Financing+

4.5	Form of Warrant issued to investors in October 2004 Bridge Financing+

4.6	Security Purchase Agreement, dated as of December 21, 2004, by and among GVI Security Solutions, Inc. and the Purchasers listed on Schedule A thereto.+++

4.7	Form of Subscription Agreement to purchase Units consisting of 6% Subordinated Secured Convertible Promissory Note and shares of Common Stock, dated October __, 2006††

4.8	Form of Warrant to purchase Common Stock issued to designees of W-Net, Inc. dated October __, 2006 ††

4.9	Registration Rights Agreement, dated May 27, 2004, by and between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd. ##

4.10	Form of Subscription Agreement to purchase Common Stock in connection with the January 2007 private placement (incorporated by reference to the exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on January 23, 2007).

5.1	Opinion of Cooley Godward Kronish LLP (filed herewith)

10.1	Distributorship Agreement dated as of October 2, 2006 between GVI Security Inc. and Samsung Electronics Co., Ltd.. ††

10.2‡	Executive Employment Agreement, dated as of January 24, 2005, by and between the Registrant and Nazzareno E. Paciotti (previously filed)

10.3‡	Consulting Agreement, dated as of February 17, 2004, by and between the Registrant and November Group, Ltd. #

10.4	Commercial Industrial Lease Agreement, effective as of April 1, 2004, between, CSHV Texas Industrial, L.P., as Landlord, and GVI Security, Inc., as Tenant ***

10.5	Settlement Agreement and General Release, dated as of October 13, 2004, between the Registrant, GVI Security, Inc., William A. Teitelbaum and Alarmax Distributors, Inc. ***

10.6	Mutual Separation Agreement, dated as of September 30, 2004, by and among GVI Security, Inc., GVI Security Solutions, Inc. and Thomas Wade. ####

10.7	Alliance Agreement dated May 5, 2005 between GVI Security Solutions, Inc. and SSC, Inc†++

10.8‡	GVI Security Solutions, Inc. Nonemployee Directors’ Stock Plan ####

10.9‡	Employment Agreement, dated as of January 31, 2006, between GVI Security Solutions, Inc. and Steven E. Walin †

10.10‡	Employment Agreement, dated as of March 28, 2006, between GVI Security Solutions, Inc. and Joseph Restivo. ****

10.11‡	Mutual Separation Agreement, dated as of March 28, 2006, between GVI Security Solutions, Inc. and Nazzareno Paciotti.****

10.12	Omnibus Amendment and Consent between GVI Security Solutions, Inc., and Laurus Master Fund Ltd. dated October 3, 2006††

10.13	Amended and Restated Securities Purchase Agreement, by and between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd., dated May 27, 2004, and amended and restated as of October 4, 2006††

10.14	Amended and Restated Secured Term Note, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. dated May 27, 2004, and amended and restated as of October 4, 2006††

10.15	Common Stock Purchase Warrant, dated May 27, 2004, issued to Laurus Master Fund, Ltd. ##

10.16	Amended and Restated Security Agreement, by and between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd., dated May 27, 2004, and amended and restated as of October 4, 2006††

10.17	Amended and Restated Secured Minimum Borrowing Note, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. dated May 27, 2004, and amended and restated as of October 4, 2006††

10.18	Amended and Restated Revolving Note, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. dated May 27, 2004, and amended and restated as of October 4, 2006††

10.19	Subsidiary Guarantee, dated May 27, 2004, by GVI Security, Inc. in favor of Laurus Master Fund, Ltd. ##

10.20	Stock Pledge Agreement, dated May 27, 2004, by and among GVI Security Solutions, Inc. and Laurus Master Fund, Ltd. ##

10.21‡	Amendment to Employment Agreement between GVI Security Solutions, Inc. and Steven Walin dated as of October 4, 2006††

10.22‡	Amendment to Employment Agreement between GVI Security Solutions, Inc. and Joseph Restivo dated as of October 4, 2006††

10.23
Amendment, dated as of June 22, 2006, between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd. (Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 22, 2006.)

10.24
Amendment, dated as of May 26, 2006, between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd. (Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 5, 2006.)

21	Subsidiaries of the Registrant (Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registration Statement on Form SB-2 (Registration No. 33-122314).

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).

23.2	Consent of Mercadien, P.C. (filed herewith).

23.3	Consent of Weaver and Tidwell, L.L.P. (filed herewith).

*	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on February 27, 2004.

**
Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 24, 2004.

***	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 33-11321).

****
Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006.

#
Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission on April 14, 2004.

##	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 7, 2004.

###	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 8, 2004.

####	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on October 19, 2004.

+	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on December 13, 2004.

++	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 10, 2005.

+++	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on December 30, 2004

++++	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on October 24, 2005.

†	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on January 21, 2006.

††	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on October 5, 2006.

‡	Indicates a management contract or compensatory plan or arrangement.

Item 17 - Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carrolton, State of Texas, on January 25, 2007.

GVI SECURITY SOLUTIONS, INC.
(Registrant)

By:	/s/ Steven Walin
Steven Walin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Steven Walin Steven Walin	Chief Executive Officer (Principal Executive Officer) and Director	January 25, 2007

/s/ Joseph Restivo Joseph Restivo	Chief Financial Officer (Principal Accounting and Financial Officer) and Director	January 25, 2007

/s/ David Weiner David Weiner	Chairman of the Board of Directors	January 25, 2007

/s/ Craig Ellins Craig Ellins	Director	January 25, 2007

/s/ Gary Freeman Gary Freeman	Director	January 25, 2007

/s/ Moshe Zarmi Moshe Zarmi	Director	January 25, 2007